As filed with the Securities and Exchange Commission on July 11, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

K-V PHARMACEUTICAL COMPANY

(Exact name of registrant as specified in its charter)

SEE TABLE OF ADDITIONAL REGISTRANTS

Delaware	2834	43-0618919
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Corporate Woods Drive

Bridgeton, MO 63044

Telephone: (314) 645-6600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory J. Divis, Jr.

President and Chief Executive Officer

K-V Pharmaceutical Company

One Corporate Woods Drive

Bridgeton, MO 63044

Telephone: (314) 645-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas A. Litz, Esq.

and

Thomas E. Proost, Esq.

Thompson Coburn LLP

One U.S. Bank Plaza

St. Louis, Missouri 63101

Telephone: (314) 552-6000

Facsimile: (314) 552-7000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price	Amount of registration fee (1) (3)
12% Senior Secured Notes due 2015(2)	$225,000,000	100%	$225,000,000	$26,123
Guarantees of the 12% Senior Secured Notes due 2015	$225,000,000	N/A	N/A	N/A

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.
(2)	The entities listed on the Table of Additional Registrants on the following page have guaranteed the notes being registered hereby.
(3)	No separate consideration will be received for the guarantees, and pursuant to Rule 457(n) under the Securities Act, no additional registration fee is due for the guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
Drug Tech Corporation	Delaware	2834	52-2013690
FP1096, Inc.	Pennsylvania	2834	23-2893119
Nesher Discovery Solutions, Inc.	New York	2834	13-1587982
Nesher Pharmaceuticals, Inc.	Delaware	2834	27-2577844
Nesher Solutions USA, Inc.	Delaware	2834	26-3554772
Ther-Rx Corporation	Missouri	2834	43-1833624
Zeratech Technologies USA, Inc.	Delaware	2834	26-4306911

The information contained in this prospectus is not complete and may be changed. We may not complete the exchange offer or issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July 8, 2011

K-V PHARMACEUTICAL COMPANY

Offer to Exchange

$225,000,000 Outstanding 12% Senior Secured Notes due 2015 for

$225,000,000 Registered 12% Senior Secured Notes due 2015

KV-Pharmaceutical Company is offering to exchange the Pre-Exchange Securities, as defined in this prospectus, for a like principal amount of Post-Exchange Securities, as defined in this prospectus.

The Post-Exchange Securities and the Pre-Exchange Securities are both guaranteed by all of our present and future domestic restricted subsidiaries other than MECW, LLC. The terms of the Post-Exchange Securities are identical in all material respects to the terms of the Pre-Exchange Securities, except that the Post-Exchange Securities are registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights relating to the Pre-Exchange Securities will not apply to the Post-Exchange Securities. The Post-Exchange Securities will represent the same debt as the outstanding Pre-Exchange Securities, and will be issued under the same indenture.

We will exchange an equal principal amount of Post-Exchange Securities for all outstanding Pre-Exchange Securities that you validly tender and do not validly withdraw before the exchange offer expires. You may withdraw tenders of outstanding Pre-Exchange Securities at any time prior to the expiration of the exchange offer.

The exchange of outstanding Pre-Exchange Securities for Post-Exchange Securities will not be a taxable event for United States federal income tax purposes.

Neither KV-Pharmaceutical Company nor any of its subsidiaries will receive any proceeds from the exchange offer.

No public market currently exists for the Pre-Exchange Securities or the Post-Exchange Securities. We do not intend to apply for listing of the Post-Exchange Securities on any securities exchange or automated quotation system.

You should read the section called “The Exchange Offer” for further information on how to exchange your Pre-Exchange Securities for Post-Exchange Securities.

The exchange offer expires at 5:00 p.m., New York City time,

             on             , 2011, unless extended.

We do not currently intend to extend the exchange offer.

See “Risk Factors” beginning on Page 15, for a discussion of the factors you should consider in connection with the exchange offer.

Each broker-dealer that receives Post-Exchange Securities for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Post-Exchange Securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Post-Exchange Securities received in exchange for Pre-Exchange Securities where such Pre-Exchange Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days after the Expiration Date (as defined herein). See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or amendment. We have not authorized any person to provide you with different information. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any state where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

For the purposes of this prospectus, and unless the context otherwise indicates, when we use the words “we,” “our,” “us,” “Company” or “KV,” we are referring to K-V Pharmaceutical Company and its subsidiaries on a consolidated basis. Unless otherwise noted, when we refer to a specific fiscal year, we are referring to our fiscal year that ended on March 31 of that year (for example, fiscal year 2011 refers to the fiscal year ended March 31, 2011). All references to “$” or “dollars” in this prospectus refer to U.S. dollars.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 (the “PSLRA”) and which may be based on or include assumptions concerning our operations, future results and prospects. Such statements may be identified by the use of words like “plan,” “expect,” “aim,” “believe,” “project,” “anticipate,” “commit,” “intend,” “estimate,” “will,” “should,” “could,” “potential” and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including, without limitation, statements about product development, product launches, regulatory approvals, governmental and regulatory actions and proceedings, market position, acquisitions, sale of assets, revenues, expenditures, resumption of manufacturing and distribution of products and the impact of the recall and suspension of shipments on revenues, and other financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the PSLRA’s “safe harbor” provisions, we provide the following cautionary statements identifying important economic, competitive, political, regulatory and technological factors, among others, that could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions. Such factors include (but are not limited to) the following:

(1)	our ability to continue as a going concern;

(2)	completion of the transactions contemplated by the definitive asset purchase agreement for substantially all of the assets of Nesher and the sale of the Company’s generic products business, and compliance by the Company and the buyer with their respective related contractual obligations;

(3)	the impact of competitive, commercial, payor, governmental (including Medicaid program), physician, patient, public or political responses and reactions, and responses and reactions by medical professional associations and advocacy groups, to the Company’s sales, marketing, product pricing, product access and strategic efforts with respect to Makena™ (hydroxyprogesterone caproate injection) and its other products, including introduction or potential introduction of generic or competing products, or competition from unapproved therapies or compounded drugs, against products sold by the Company and its subsidiaries, including Makena™, and including competitive or responsive pricing changes;

(4)	the possibility of not obtaining U.S. Food and Drug Administration (the “FDA”) approvals or delay in obtaining FDA approvals;

(5)	new product development and launch, including the possibility that any product launch may be delayed or unsuccessful, including with respect to Makena™;

(6)	acceptance of and demand for the Company’s new pharmaceutical products, including Makena™, and for our current products upon their return to the marketplace, as well as the number of preterm births for which Makena™ may be prescribed and its safety profile and side effects profile and acceptance of the degree of patient access to, and pricing for, Makena™;

(7)	the possibility that any period of exclusivity may not be realized, including with respect to Makena™, a designated Orphan Drug;

(8)	the satisfaction or waiver of the terms and conditions for the continued ownership of the full U.S. and worldwide rights to Makena™ set forth in the previously disclosed Makena™ acquisition agreement, as amended;

(9)	the consent decree between the Company and the FDA and the Company’s suspension of the production and shipment of all of the products that it manufactures (other than the Potassium Chloride Extended Release Capsule products that are the subject of the FDA letter received September 8, 2010 allowing the return of those products to the marketplace) and the related nationwide recall affecting all of the other products that it manufactures, as well as the related material adverse effect on its revenue, assets and liquidity and capital resources, as more fully described in Part I, Item 1—“Business—(b) Significant Developments—Discontinuation of Manufacturing and Distribution; Product Recalls; and the FDA Consent Decree” of our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 (“2011 Form 10-K”);

(10)	the two agreements between the Company and Office of the Inspector General of the U.S. Department of Health and Human Services (“HHS OIG”) pertaining to the exclusion of our former chief executive officer from participation in federal healthcare programs and pertaining to the dissolution of our ETHEX subsidiary, in order to resolve the risk of potential exclusion of our Company, as more fully described in Part I, Item 1—“Business—(b) Significant Developments—Agreements with HHS OIG” of our 2011 Form 10-K;

(11)	the plea agreement between the Company and the Office of the United States Attorney for the Eastern District of Missouri and the Office of Consumer Litigation of the United States Department of Justice (referred to herein collectively as the “U.S. Department of Justice”) and the Company’s obligations therewith, as well as the related material adverse effect, if any, on its revenue, assets and liquidity and capital resources, as more fully described in Note 1—“Description of Business—Plea Agreement with the U.S. Department of Justice” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K;

(12)	changes in the current and future business environment, including interest rates and capital and consumer spending;

(13)	the availability of raw materials and/or products, including Makena™ and Evamist®, manufactured for the Company under contract manufacturing agreements with third parties;

(14)	the regulatory environment, including legislative, government or regulatory agency and judicial actions and changes in applicable laws or regulations, including the risk of obtaining necessary state licenses in a timely manner;

(15)	fluctuations in revenues;

(16)	the difficulty of predicting the pattern of inventory movements by the Company’s customers;

(17)	risks that the Company may not ultimately prevail in litigation, including product liability lawsuits and challenges to its intellectual property rights by actual or potential competitors or to its ability to market generic products due to brand company patents and challenges to other companies’ introduction or potential introduction of generic or competing products by third parties against products sold by the Company or its subsidiaries including without limitation the litigation and claims referred to in Note 15—“Commitments and Contingencies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K and that any adverse judgments or settlements of such litigation, including product liability lawsuits, may be material to the Company;

(18)	the possibility that our current estimates of the financial effect of certain announced product recalls could prove to be incorrect;

(19)	whether any product recalls or product introductions result in litigation, agency action or material damages;

(20)	the possibility of our loss of failure to supply claims by certain of the Company’s customers, including CVS Pharmacy, Inc. and Caremark CVS Corporation, that, despite the formal discontinuation action by the Company of its products, the Company should compensate such customers for any additional costs they allegedly incurred for procuring products the Company did not supply;

(21)	the series of putative class action lawsuits alleging violations of the federal securities laws by the Company and certain individuals, as more fully described in Note 15—“Commitments and Contingencies—Litigation and Governmental Inquiries” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K;

(22)	the possibility that insurance proceeds are insufficient to cover potential losses that may arise from litigation, including with respect to product liability or securities litigation;

(23)	the informal inquiries initiated by the Securities and Exchange Commission (the “SEC”) and any related or additional government investigation or enforcement proceedings, as more fully described in Note 15—“Commitments and Contingencies—Litigation and Governmental Inquiries” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K;

(24)	the possibility that the pending investigation by HHS OIG into potential false claims under Title 42 of the U.S. Code, as more fully described in Note 15—“Commitments and Contingencies—Litigation and Governmental Inquiries” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K, could result in significant civil fines or penalties, including exclusion from participation in federal healthcare programs such as Medicare and Medicaid;

(25)	delays in returning, or failure to return, certain or many of the Company’s approved products to market, including loss of market share as a result of the suspension of shipments, and related costs;

(26)	the ability to sell or license certain assets, and the purchase prices, milestones, terms and conditions of such transactions;

(27)	the possibility that default on one type or class of the Company’s indebtedness could result in cross default under, and the acceleration of, its other indebtedness;

(28)	the risks that present or future changes in the Board of Directors or management may lead to an acceleration of the Company’s bonds or to adverse actions by government agencies or our auditors;

(29)	the risk that even though the price and 30-day average price of the Company’s Class A Common Stock and Class B Common Stock currently satisfy the quantitative listing standards of the NYSE, including with respect to minimum share price and public float, the Company can provide no assurance that they will remain at such levels thereafter;

(30)	compliance with debt covenants; and

(31)	the risks detailed from time-to-time in the Company’s filings with the SEC.

This discussion is not exhaustive, but is designed to highlight important factors that may impact our forward-looking statements.

Because the factors referred to above, as well as the statements included under the caption “Risk Factors” and elsewhere in this prospectus, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this “Special Note Regarding Forward-Looking Statements” and the risk factors that are included under the caption “Risk Factors” in this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made and we are under no obligation to update any of the forward-looking statements after the date of this prospectus. New factors emerge from time to time, and it is not possible for us to predict which factors will arise, when they will arise and/or their effects. In addition, we cannot assess the impact of each factor on our future business or financial condition or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights information about this offering and the information included in this prospectus. This summary does not contain all of the information that you should consider before investing in the Post-Exchange Securities. You should carefully read the entire prospectus, and any accompanying prospectus supplement, especially the section titled “Risk Factors” and our consolidated financial statements, including the notes thereto, included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, before making an investment decision.

K-V Pharmaceutical Company

About Us

Business Overview

We were incorporated under the laws of Delaware in 1971 as a successor to a business originally founded in 1942. Historically, we were a fully integrated specialty pharmaceutical company that developed, manufactured, acquired and marketed technologically-distinguished branded and generic/non-branded prescription pharmaceutical products. Our current strategic goal is to become a specialty branded pharmaceutical marketing company primarily focused in women’s healthcare. We have a broad range of dosage form manufacturing capabilities, including tablets, capsules, creams and liquids. We conduct our branded pharmaceutical operations through Ther-Rx Corporation (“Ther-Rx”), and, previously, we conducted our generic/non-branded pharmaceutical operations through ETHEX Corporation (“ETHEX”), which focused principally on technologically-distinguished generic products prior to the cessation of its operations on March 2, 2010 and its dissolution on December 15, 2010. Through Particle Dynamics, Inc. (“PDI”), divested in June 2010, we developed, manufactured and marketed technologically advanced, value-added raw material products for the pharmaceutical industry and other markets. In May 2010, we formed a wholly-owned subsidiary, Nesher Pharmaceuticals, Inc. (“Nesher”), to operate as the sales and marketing company for our generic products. On June 17, 2011, we entered into an asset purchase agreement with Zydus Pharmaceuticals (USA), Inc. (“Zydus Pharmaceuticals”) pursuant to which we agreed to sell substantially all of the assets of Nesher and our generic products business for approximately $60 million. We anticipate that the transaction will be completed in the second quarter of our 2012 fiscal year, subject to customary closing conditions.

Our original strategy was to engage in the development of proprietary drug delivery systems and formulation technologies which enhance the effectiveness of new therapeutic agents and existing pharmaceutical products. Today, we utilize one of those technologies, SITE RELEASE®, in two products currently expected to return to our branded portfolio prior to the end of calendar year 2011. Going forward, our business strategy will be primarily defined by the potential in-licensing and acquisition of pharmaceutical products rather than the historical strategy of the internal development of pharmaceutical products.

During fiscal year 2009, the Company announced six separate voluntary recalls of certain tablet form generic products as a precaution due to the potential existence of oversized tablets. In December 2008, the FDA began an inspection of the Company’s facilities. The Company suspended shipments of all approved tablet-form products in December 2008 and of all other drug products in January 2009. Also, in January 2009, the Company initiated a nationwide voluntary recall affecting most of its products. On March 2, 2009, the Company entered into a consent decree with the FDA regarding its drug manufacturing and distribution. The consent decree was entered by the U.S. District Court, Eastern District of Missouri, Eastern Division on March 6, 2009. As part of the consent decree, the Company agreed not to directly or indirectly do or cause the manufacture, processing, packing, labeling, holding, introduction or delivery for introduction into interstate commerce at or from any of its facilities of any drug, until the Company has satisfied certain requirements designed to demonstrate compliance with the FDA’s current good manufacturing practice (“cGMP”) regulations. The consent decree provides for a series of measures that, when satisfied, will permit the Company to resume the manufacture and distribution of approved drug products. The Company has also agreed not to distribute its products that are not FDA approved, including its prenatal vitamins and hematinic products, unless it obtains FDA approval for such products through the FDA’s New Drug Application (“NDA”) or Abbreviated New Drug Application (“ANDA”) processes. These actions and the requirements under the consent decree have had, and are expected to continue to have, a material adverse effect on the Company’s liquidity position and its results of operations. We resumed shipment of extended-release potassium chloride capsule, Micro-K® 10mEq and Micro-K® 8mEq, in September 2010, resumed shipments of the generic version of Potassium Chloride Extended Release Capsule in December 2010 and we began shipping Makena™ in March 2011. We are continuing to prepare other products for FDA inspection although we do not expect to resume shipping other products until prior to the end of calendar year 2011, at the earliest. Micro-K and Micro-K 10 Extencaps (potassium chloride, USP) Extended-Release Capsules are indicated for the treatment and prevention of hypokalemia (potassium depletion). Potassium Chloride Extended-Release Capsules, USP, are indicated for the treatment and prevention of hypokalemia (potassium depletion). Nesher Pharmaceuticals’ Potassium Chloride Extended-Release Capsules is the authorized generic product to Micro-K and Micro-K 10 Extencaps. The labeled ingredients for Potassium Chloride Extended-Release Capsules are the same as Micro-K and Micro-K 10 Extencaps. Makena™ (hydroxyprogesterone caproate injection) is the first FDA-approved drug indicated to reduce the risk of preterm birth in women with a singleton pregnancy who have a history of singleton spontaneous preterm birth. Makena™ is not intended for use in women with multiple gestations or other risk factors for preterm birth.

We entered into a plea agreement with the U.S. Department of Justice on March 2, 2010, pursuant to which ETHEX pleaded guilty to two felony counts, each stemming from the failure to make and submit a field alert report to the FDA in September 2008 regarding the discovery of certain undistributed tablets that failed to meet product specifications. In connection with the guilty plea by ETHEX, ETHEX was expected to be excluded from participation in federal healthcare programs, and in connection with the previously anticipated exclusion of ETHEX from participation in federal healthcare programs, we ceased operations of ETHEX on March 2, 2010 and dissolved it on December 15, 2010.

On November 15, 2010, we entered into a divestiture agreement (the “Divestiture Agreement”) with HHS OIG under which we agreed to sell the assets and operations of ETHEX to unrelated third parties prior to April 28, 2011 and to file articles of dissolution with respect to ETHEX under Missouri law by that date. We filed articles of dissolution for ETHEX on December 15, 2010. Following the filing, ETHEX may not engage in any new business other than winding up its operations and will engage in a process provided under Missouri law to identify and resolve its liabilities over at least a two-year period. Under the terms of the Divestiture Agreement, HHS OIG agreed not to exclude ETHEX from federal healthcare programs until April 28, 2011 and, upon completion of the sale of the ETHEX assets and of the filing of the articles of dissolution of ETHEX, the agreement will terminate. Civil monetary penalties and exclusion of ETHEX could have occurred if we had failed to meet our April 28, 2011 deadline. The sales of ETHEX’s assets (other than certain fixtures as to which HHS OIG has consented to non-divestiture) were completed prior to the April 28, 2011 deadline and ETHEX no longer has any material ongoing assets or operations other than those required to conclude the winding up process under Missouri law. We have also received a letter from HHS OIG advising us further that assuming that we have complied with all agreements deemed necessary by HHS OIG, HHS OIG would not exclude ETHEX thereafter. On April 1, 2011, we requested confirmation from HHS OIG that the steps and actions described in our reports to HHS OIG constituted full compliance with the duties KV and ETHEX were to complete by April 28, 2011 under the Divestiture Agreement, such that they are not at risk for stipulated penalties or exclusion after that date under the Divestiture Agreement. On April 8, 2011, we received a letter from HHS OIG stating that, at this time, based upon the information provided to HHS OIG in our monthly submissions, HHS OIG has no concerns regarding the actions taken by KV and ETHEX pursuant to the Divestiture Agreement. On May 20, 2011, we received a letter from HHS OIG stating that based on its review of the information provided in our monthly reports, it appeared that the Company and ETHEX had completed our obligations under the Divestiture Agreement.

In light of the developments described above, the report of our independent registered public accountants included a statement regarding our ability to continue as a going concern. See the Consolidated Financial Statements incorporated by reference in this prospectus.

Our Business Today

Because of the steps taken by us with respect to the nationwide recall and suspension of shipment of all products manufactured by us, the requirements under the consent decree, certain consequences resulting from the entry into the plea agreement and the Divestiture Agreement and the ongoing private litigation and governmental inquiries, we have realigned our operations and business to concentrate our efforts on maintaining and attempting to increase our limited cash and financial resources and expeditiously reintroducing more of our approved products to the market (in addition to our extended-release potassium chloride capsule, Micro-K® 10mEq and Micro-K® 8mEq Potassium Chloride Extended Release Capsule, Makena™ and Evamist® products). To that end, we have focused our recent efforts as follows:

•

We have made the strategic decision to tie our future to the development and commercialization of branded specialty pharmaceuticals focused on women’s health. In the near term, the Company is focused on continuing the commercial launch of Makena™, which was approved by the FDA in February 2011 and began shipping in March 2011.

•

In May 2010, we formed Nesher to operate as the sales and marketing company for our generic products. As we continue to move forward to the approval of additional generic products for re-launch, in July 2010, our Board of Directors directed management to explore strategic alternatives with respect to Nesher and the assets and operations of our generic products business and in the fourth quarter of fiscal year 2011, management committed to a plan to divest the generics business. On June 17, 2011, we entered into an asset purchase agreement with Zydus Pharmaceuticals pursuant to which we agreed to sell substantially all of the assets of Nesher and our generic products business for approximately $60 million. We anticipate that the transaction will be completed in the second quarter of our 2012 fiscal year, subject to customary closing conditions.

•

The Company received notification from the FDA on September 8, 2010 of approval for our discontinued generics operations to ship into the marketplace the first product approved under the consent decree, i.e., the Potassium Chloride Extended Release Capsule. The Company resumed shipment of extended-release potassium chloride capsule, Micro-K® 10mEq and Micro-K® 8mEq, in September 2010 and resumed shipments of its generic version, Potassium Chloride Extended Release Capsule, in December 2010. The Company is continuing to prepare other products for FDA inspection. We are currently working with Lachman Consultants (“Lachman”), an independent cGMP expert retained by us pursuant to the consent decree, to meet the requirements set forth in the consent decree. We do not expect to generate any significant revenues from products that we manufacture until we can resume shipping more of our approved products. We do not expect to resume shipping other products that we manufacture until prior to the end of calendar year 2011, at the earliest. We do not expect to generate any significant revenues from products that we have manufactured by third parties until and unless we begin to generate significant revenues from sales of Makena™ along with our current revenues from sales of Evamist®.

In order to address liquidity concerns, the Company secured additional capital including the following:

•

On February 17, 2011, the Company completed a private placement with a group of institutional investors of 9.95 million shares of its Class A Common Stock at $3.25 per share to raise approximately $32.3 million of gross proceeds. The Company used $20 million of the proceeds from the financing to repay certain outstanding amounts and other outstanding obligations under its existing credit agreement with U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., affiliates of Centerbridge Partners L.P. (collectively, “U.S. Healthcare”). The remaining funds will be used for continuing the commercial launch of Makena™, payment of expenses associated with the private placement and general corporate purposes.

•

On March 17, 2011, the Company completed a private placement with a group of institutional investors of the Pre-Exchange Securities which are the subject of this registration statement of which this prospectus forms a part. After an original issue discount of 3%, the Company received proceeds of $218.3 million which were used to fund a first-year interest reserve totaling $27.0 million, repay all existing obligations to U.S. Healthcare and pay fees and expenses associated with the offering of the Pre-Exchange Securities of approximately $10.0 million. The remaining proceeds, totaling approximately $120 million, will be used for general corporate purposes, including continuing the commercial launch of Makena™.

•

While these cash proceeds are expected to be sufficient to meet near-term cash requirements, we are pursuing ongoing efforts to increase cash, including, but not limited to the continued implementation of cost savings, the sale of the assets of Nesher and the Company’s generics business and other assets and the return of certain of our approved products to market (in addition to the Potassium Chloride Extended Release Capsule products, including Micro-K® 10mEq and Micro-K® 8mEq, that are the subject of the FDA notification letter previously discussed).

•

Our restructuring efforts also have included an updated criteria-based review of the pipeline of products we had under development. Product candidates in our development portfolio were evaluated based on factors with respect to each product that included, among other things, market potential, a revised return on investment profile, probability of clinical success, time and cost of development, synergies with our core competencies, and competitive landscape. Based on this evaluation and due to the restructuring effort undertaken to adjust our infrastructure and scale of operations (including a reduction in headcount of approximately 80 employees on March 31, 2010), we realigned our research and development efforts to focus on projects that we believe have the highest potential return on investment in areas focused on women’s healthcare for our branded business.

•

We continue to review and modify our quality monitoring and testing programs and procedures in our effort to comply with the terms of the consent decree and cGMP regulations. To that end, we have implemented a series of procedures, which we believe will enhance quality standards in our products. Our goal is, and will continue to be, to enhance the quality, purity, safety and efficacy of each of our products. We believe that adherence to high quality standards can also promote a more efficient utilization of our personnel, materials and production capacity.

Despite our efforts, however, there can be no assurance that these or other initiatives intended to enable us to reintroduce additional approved products to the market or sell selected assets or businesses will be successful within the time frames currently projected by management or at all. See “Risk Factors” beginning on page 15.

Consolidated Ratio of Earnings to Fixed Charges

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. Earnings included in the calculation of this ratio consist of income before income taxes and interest plus fixed charges. Fixed charges included in the calculation of this ratio consist of interest expense, including amortization of debt discounts and issuance costs, and the imputed interest component of rental expense.

	Fiscal Year Ended(1)
	March 31, 2011	March 31, 2010	March 31, 2009	March 31, 2008	March 31, 2007
Ratio of earnings to fixed charges	(7.8)	(31.5)	(26.7)	(5.3)	(1.2)

(1)	The amount of deficiency to obtain one-to-one coverage was $148.5 million, $309.6 million, $306.5 million, $72.9 million, and $21.7 million, respectively, for the fiscal years ended March 31, 2011, 2010, 2009, 2008 and 2007.

Corporate Information

We are incorporated in Delaware, and our principal executive offices are located at One Corporate Woods Drive, Bridgeton, Missouri 63044. Our telephone number is (314) 645-6600 and our website address is www.kvpharmaceutical.com. Information contained in, or accessible through, our website does not constitute part of this prospectus. Our Class A Common Stock and Class B Common Stock are traded on the New York Stock Exchange under the symbols KV.A and KV.B, respectively.

Summary of the Terms of the Exchange Offer

For the purposes of this “Summary of the Terms of the Exchange Offer” and unless the context otherwise indicates, when we use the words “we,” “our,” “us,” “Company” or “KV,” we are referring to K-V Pharmaceutical Company and not to any of its subsidiaries.

The Pre-Exchange Securities	On March 17, 2011 (the “Issuance Date”), we issued $225,000,000 aggregate principal amount of 12% Senior Secured Notes due 2015 in a private placement pursuant to exemptions from the registration requirements of the Securities Act. These notes were offered only to accredited investors as defined in Regulation D under the Securities Act (the “Initial Purchasers”).

When we use the term “Pre-Exchange Securities” in this prospectus, we mean the 12% Senior Secured Notes due 2015 that we issued in a private placement to the Initial Purchasers on the Issuance Date, and were not registered with the SEC.

When we use the term “Post-Exchange Securities” in this prospectus, we mean the 12% Senior Secured Notes due 2015 registered with the SEC and offered hereby in exchange for the Pre-Exchange Securities.

When we use the term “2015 Notes” in this prospectus, the related discussion applies to both the Pre-Exchange Securities and the Post-Exchange Securities.

The terms of the Post-Exchange Securities are identical in all material respects to the terms of the Pre-Exchange Securities, except that the Post-Exchange Securities are registered under the Securities Act of 1933, as amended, and the transfer restrictions and registration rights relating to the Pre-Exchange Securities will not apply to the Post-Exchange Securities.

The Exchange Offer	You may exchange Pre-Exchange Securities for a like principal amount of Post-Exchange Securities. The consummation of the exchange offer is not conditioned upon any minimum or maximum aggregate principal amount of Pre-Exchange Securities being tendered for exchange.

Resale of Post-Exchange Securities

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the Post-Exchange Securities issued pursuant to the exchange offer in exchange for Pre-Exchange Securities may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•       you are acquiring the Post-Exchange Securities in the ordinary course of your business; and

•       you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Post-Exchange Securities.

If you are a broker-dealer and receive Post-Exchange Securities for your own account in exchange for Pre-Exchange Securities that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the Post-Exchange Securities. See “Plan of Distribution.”

Any Holder (as defined in the Indenture) of Pre-Exchange Securities who:

•       is our affiliate;

•       does not acquire Post-Exchange Securities in the ordinary course of its business; or

•       tenders its Pre-Exchange Securities in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of Post-Exchange Securities cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Post-Exchange Securities.

Registration Statement Obligation

Pursuant to the terms of an indenture entered into among the Company, each guarantor signatory thereto (the “Guarantors”) and Wilmington Trust FSB, as trustee thereunder (the “Trustee”), dated March 17, 2011 (the “Indenture”), we agreed, at our expense, to use commercially reasonable efforts to: (1) file a registration statement (the “Exchange Offer Registration Statement”) under the Securities Act to register the exchange offer of the Pre-Exchange Securities for the Post-Exchange Securities by June 30, 2011; and (2) cause the exchange offer to be consummated by September 30, 2011.

If the Company is unable to consummate the exchange offer (including, without limitation, because of any change in law or the interpretation thereof), then the Company will: (1) give prompt notice to the Holders of the Pre-Exchange Securities and to the Trustee under the Indenture; (2) at its expense, prepare and file a shelf registration statement under the Securities Act covering resales of the Pre-Exchange Securities; (3) use its commercially reasonable efforts to cause the registration statement to become effective as soon as reasonably practicable; and (4) keep the registration statement effective until the earlier of (x) the date all Pre-Exchange Securities are able to be sold by non-affiliates of the Company under the securities laws and (y) the date all Pre-Exchange Securities are resold pursuant to the registration statement.

If the Exchange Offer Registration Statement was not on file on or prior to June 30, 2011 or the exchange offer is not consummated by September 30, 2011, then the Company and the Guarantors, jointly and severally, have agreed to pay to each Holder of Pre-Exchange Securities Special Interest (as defined in the Indenture). Because we did not file the Exchange Offer Registration Statement by June 30, 2011, Special Interest equal to an additional 0.25% per annum on the outstanding principal amount of the notes (for a 12.25% total applicable rate of interest) accrued from July 1, 2011 until the date that we filed the Exchange Offer Registration Statement with the SEC. The filing stopped the accrual of the Special Interest. Upon the filing of this registration statement, the interest rate per annum on our outstanding notes was once again 12.0%. See “The Exchange Offer—Purpose and Effect of the Exchange Offer.”

Consequences of Failure to Exchange the Pre-Exchange Securities	Any Pre-Exchange Securities that are not tendered or that are tendered but not accepted will remain subject to restrictions on transfer. Since the Pre-Exchange Securities have not been registered under the Securities Act, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011 (the “Expiration Date”), unless we extend it, in which case Expiration Date will be the latest date and time to which the exchange offer is extended. We, in our sole discretion, may extend the period of time for which the exchange offer is open, in which case, the Expiration Date will be the latest time and date to which we have extended the expiration of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to several customary conditions including that it does not violate applicable law or any applicable interpretation of the staff of the SEC.

Procedures for Tendering Pre-Exchange Securities

If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of such letter of transmittal, together with the Pre-Exchange Securities and any other required documents, to the Exchange Agent (as defined herein) at the address set forth on the cover page of the letter of transmittal.

If you hold Pre-Exchange Securities through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•       you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•       you do not have an arrangement or understanding with any person or entity to participate in the distribution of the Post-Exchange Securities;

•       you are acquiring the Post-Exchange Securities in the ordinary course of your business; and

•       if you are a broker-dealer that will receive Post-Exchange Securities for your own account in exchange for Pre-Exchange Securities that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such Post-Exchange Securities.

See “The Exchange Offer—Procedures for Tendering Pre-Exchange Securities.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of Pre-Exchange Securities that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those Pre-Exchange Securities in the exchange offer, you should contact the registered Holder promptly and instruct the registered Holder to tender those Pre-Exchange Securities on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Pre-Exchange Securities, either make appropriate arrangements to register ownership of the Pre-Exchange Securities in your name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

Guaranteed Delivery Procedures	If you wish to tender your Pre-Exchange Securities and your Pre-Exchange Securities are not immediately available or you cannot deliver your Pre-Exchange Securities, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the Expiration Date, you must tender your Pre-Exchange Securities according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Delivery of Pre-Exchange Securities.”

Withdrawal Rights	Tenders of Pre-Exchange Securities may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date by complying with the withdrawal procedures described in this prospectus. See “The Exchange Offer—Withdrawal Rights.”

Acceptance of Pre-Exchange Securities and Delivery of Post-Exchange Securities	Except in some circumstances, any and all Pre-Exchange Securities that are validly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. The Post-Exchange Securities issued pursuant to the exchange offer will be delivered promptly after such acceptance. See “The Exchange Offer—Acceptance of Pre-Exchange Securities; Delivery of Post-Exchange Securities.”

Certain U.S. Federal Tax Considerations	The exchange of the Pre-Exchange Securities for the Post-Exchange Securities will not constitute a taxable exchange for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	The Company will not receive any proceeds from the issuance of the Post-Exchange Securities pursuant to the exchange offer. See “Use of Proceeds.”

Exchange Agent	Wilmington Trust FSB, a federal savings bank, is serving as the Exchange Agent (the “Exchange Agent”).

Summary of the Terms of the Post-Exchange Securities

The summary below describes the principal terms of the Post-Exchange Securities. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Post-Exchange Securities” section of this prospectus contains a more detailed description of the terms and conditions of the Post-Exchange Securities.

Issuer	K-V Pharmaceutical Company

Securities Offered	12% Senior Secured Notes due 2015

Maturity	The Post-Exchange Securities mature on March 15, 2015.

Interest Rate	The Post-Exchange Securities bear interest at a rate of 12% per annum, the same rate as the Pre-Exchange Securities.

Interest Payment Dates	We pay interest on the Post-Exchange Securities semiannually in arrears on March 15 and September 15 of each year, commencing September 15, 2011. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest accrues from the most recent date to which interest has been paid or, if no interest has been paid, the Issuance Date.

Guarantees	The Post-Exchange Securities are guaranteed by all of our present and future Domestic Restricted Subsidiaries (as defined in the Indenture) other than MECW, LLC.

Ranking	The Post-Exchange Securities constitute a senior obligation of the Company, ranking equally with other existing and future senior indebtedness of the Company and ranking senior to any existing or future subordinated indebtedness of the Company.

Similarly, the guarantees of the Post-Exchange Securities constitute a senior obligation of the Guarantors, ranking equally with other existing and future senior indebtedness of the Guarantors and ranking senior to any existing or future subordinated indebtedness of the Guarantors.

Collateral	The Post-Exchange Securities and the guarantees are secured by a first priority security interest in and a continuing lien (subject to certain permitted liens) on substantially all of the Company’s assets and the assets of the Guarantors, subject to certain exceptions. See “Description of the Post-Exchange Securities — Security for the 2015 Notes.”

Optional Redemption

At any time prior to March 15, 2013, the Company may redeem up to 35% of the aggregate principal amount of the Post-Exchange Securities at a redemption price of 112% of the principal amount of the Post-Exchange Securities, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more equity offerings.

At any time prior to March 15, 2013, the Company may also redeem all or part of the Post-Exchange Securities at a redemption price equal to (1) the sum of the present value, discounted to the redemption date, of (a) a cash payment to be made on March 15, 2013 of 109% of the principal amount of the Post-Exchange Securities, and (b) each interest payment that is scheduled to be made on or after the redemption date and on or before March 15, 2013, plus (2) accrued and unpaid interest to the redemption date.

At any time after March 15, 2013 and before March 15, 2014, the Company may redeem all or any portion of the Post-Exchange Securities at a redemption price of 109% of the principal amount of the Post-Exchange Securities, plus accrued and unpaid interest to the redemption date.

At any time after March 15, 2014, the Company may redeem all or any portion of the Post-Exchange Securities at a redemption price of 100% of the principal amount of the Post-Exchange Securities, plus accrued and unpaid interest to the redemption date.

See “Description of the Post-Exchange Securities — Optional Redemption.”

Redemption upon a Fundamental Change	In the event of a Fundamental Change (as defined in the Indenture) the Company will be required to offer to purchase the Post-Exchange Securities at a price, payable in cash, equal to 101% of the principal amount of the Post-Exchange Securities, plus accrued and unpaid interest. See “Description of the Post-Exchange Securities — Redemption upon a Fundamental Change.”

Redemption upon an Asset Sale	At any time after an Asset Sale (as defined in the Indenture), we generally must either invest the net cash proceeds from such asset sales in our business within a period of time, pre-pay senior debt or make an offer to purchase a principal amount of the Post-Exchange Securities equal to the excess net cash proceeds. The purchase price of the Post-Exchange Securities will be 100% of their principal amount, plus accrued and unpaid interest. See “Description of the Post-Exchange Securities —Redemption upon an Asset Sale.”

Certain Indenture Provisions

The Indenture contains agreements and restrictions that will limit or prohibit, among other things, our ability to:

•       incur additional indebtedness or issue certain preferred shares;

•       pay dividends, redeem subordinated debt or make other restricted payments on capital stock;

•       designate our subsidiaries as Unrestricted Subsidiaries (as defined in the Indenture);

•       change our line of business;

•       transfer or sell assets, including the capital stock of our subsidiaries;

•       make certain investments or acquisitions;

•       grant liens on our assets;

•       incur dividend or other payment restrictions affecting certain subsidiaries; and

•       merge, consolidate or transfer substantially all of our assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of Post Exchange Securities — Certain Covenants.”

No Public Market	The Post-Exchange Securities are freely transferable, but there may not be an active trading market for the Post-Exchange Securities. We cannot assure you as to the future liquidity of any market.

Risk Factors	See “Risk Factors” and the other information contained, or incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the Post-Exchange Securities.

RISK FACTORS

Risks Relating to Our Business

We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. The following risk factors could have a material adverse effect on our business, financial position, results of operations, cash flows or viability. These risk factors may not include all of the important risks that could affect our business or our industry, that could cause our future financial results to differ materially from historic or expected results, or that could cause the market price of our common stock to fluctuate or decline. Because of these and other factors, past financial performance should not be considered an indication of future performance.

There is substantial doubt about our ability to continue as a going concern.

There is substantial doubt about our ability to continue as a going concern. Our consolidated financial statements filed in our reports with the SEC were prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The historical consolidated financial statements included in our reports filed with the SEC do not include any adjustments that might be necessary if we are unable to continue as a going concern. The report of our independent registered public accountants BDO USA, LLP, included in our 2011 Form 10-K, includes an explanatory paragraph related to our ability to continue as a going concern.

The assessment of our ability to continue as a going concern was made by management considering, among other factors: (1) the timing and number of approved products that will be reintroduced to the market and the related costs; (2) the suspension of shipment of all products manufactured by us and the requirements under the consent decree with the FDA; (3) the possibility that we may need to obtain additional capital despite the proceeds from the offering of the Pre-Exchange Securities in March 2011 and the equity we were able to issue in February 2011 (see Note 1 “Description of Business—Significant Developments” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K); (4) the potential outcome with respect to the governmental inquiries, litigation or other matters described in Note 15—“Commitments and Contingencies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K; (5) our ability to comply with debt covenants; and (6) our ability to obtain future revenues from the sales of Makena™ sufficient to meet our future needs and expectations. Our assessment was further affected by our fiscal year 2011 net loss of $174.0 million, our 2010 net loss of $283.6 million, and the outstanding balance of cash and cash equivalents of $137.6 million as of March 31, 2011. For periods subsequent to March 31, 2011, we expect losses to continue because we are unable to generate any significant revenues from more of our own manufactured products until we are able to begin selling more of our approved products with the FDA’s approval and with respect to products manufactured for us by third parties until after we are able to generate significant sales of Makena™ which was approved by the FDA in February 2011. We received notification from the FDA on September 8, 2010 of approval for our discontinued generics operations to ship into the marketplace the first product approved under the consent decree, i.e., the Potassium Chloride Extended Release Capsule. We resumed shipment of extended-release potassium chloride capsule, Micro-K® 10mEq and Micro-K® 8mEq, in September 2010, resumed shipments of the generic version of Potassium Chloride Extended Release Capsule in December 2010 and began shipping Makena™ in March 2011. We have continued to ship Evamist®, which is manufactured for the Company by a third party, during the period covered by the consent decree. We are continuing to prepare other products for FDA inspection and do not expect to resume shipping other products until prior to the end of calendar year 2011, at the earliest. In addition, we must meet ongoing operating costs as well as costs related to the steps we are currently taking to introduce Makena™, and to prepare for introducing and reintroducing other approved products to the market. If we are not able to obtain the FDA’s clearance to resume manufacturing and distribution of more of our approved products in a timely manner and at a reasonable cost, or if revenues from the sale of approved products introduced or reintroduced into the market place prove to be insufficient, our financial position, results of operations, cash flows and liquidity will continue to be materially adversely affected. These conditions raise substantial doubt about our ability to continue as a going concern.

Based on current financial projections, we believe the continuation of our Company as a going concern is primarily dependent on our ability to address, among other factors: (1) sales of Makena™, (which was approved by the FDA in February 2011) notwithstanding recent actions by the FDA to permit continued sale of compounded alternatives and by the Center for Medicare and Medicaid Services (“CMS”) to permit compounded alternatives to be reimbursed under the Medicaid program; (2) the timing, number and revenue generation of approved products that will be introduced or reintroduced to the market and the related costs; (3) the suspension of shipment of all products manufactured by us and the requirements under the consent decree with the FDA (other than the Potassium Chloride Extended Release Capsule products, including Micro-K® 10mEq and Micro-K® 8mEq, that are the subject of the FDA notification letter discussed above); (4) the possibility that we will need to obtain additional capital; (5) the potential outcome with respect to the governmental inquiries, litigation or other matters described in Note 15—”Commitments and Contingencies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K; and (6) compliance with our debt covenants. While we address these matters, we must continue to meet expected near-term obligations, including normal course operating cash requirements and costs associated with introducing or reintroducing approved products to the market (such as costs related to our employees, facilities and FDA compliance), remaining payments associated with the acquisition and retention of the rights to Makena™ (see Note 5—”Acquisition” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K), the financial obligations pursuant to the plea agreement, costs associated with our legal counsel and consultant fees, as well as the significant costs associated with the steps taken by us in connection with the consent decree and the litigation and governmental inquiries. If we are not able to obtain the FDA’s clearance to resume manufacturing and distribution of certain or many of our approved products in a timely manner and at a reasonable cost and/or if we are unable to successfully commercialize Makena™, and/or if we experience adverse outcomes with respect to any of the governmental inquiries or litigation described in Note 15—“Commitments and Contingencies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K, our financial position, results of operations, cash flows and liquidity will continue to be materially adversely affected. See “Risk Factors” included in this prospectus regarding additional risks we face with respect to these matters.

In the near term, we are focused on performing the following: (1) addressing the FDA’s concerns regarding patient access to MakenaTM and CMS policy permitting Medicaid program reimbursement of compounded products; (2) the continued commercial launch of Makena™; (3) meeting the requirements of the consent decree, which will allow our approved products to be reintroduced to the market (other than the Potassium Chloride Extended Release Capsule products, including Micro-K® 10mEq and Micro-K® 8mEq, that are the subject of the FDA notification letter previously discussed); (4) completion of our previously announced sale of the assets of Nesher and the Company’s generic products business; and (5) pursuing various means to minimize operating costs and increase cash. Since December 31, 2010, the Company has generated non-recurring cash proceeds to support its on-going operating and compliance requirements from a $32.3 million private placement of Class A Common Stock in February 2011 and the Pre-Exchange Securities, for which the Post-Exchange Securities are offered hereby, in March 2011 (which were used, in part, to repay all existing obligations under the agreement with U.S. Healthcare) (see Note 13—“Long-Term Debt” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K for a description of the U.S. Healthcare loan). While the cash proceeds received to date were sufficient to meet near-term cash requirements, we are pursuing ongoing efforts to increase cash, including the continued implementation of cost savings, completion of our previously announced sale of the assets of Nesher and the Company’s generic products business and other assets and the return of certain additional approved products to market in a timely manner. We cannot provide assurance that we will be able to realize additional cost reductions from reducing our operations, that some or many of our approved products can be returned to the market in a timely manner (other than the Potassium Chloride Extended Release Capsule products, including Micro-K® 10mEq and Micro-K® 8mEq, that are the subject of the FDA notification letter previously discussed above), that our higher profit approved products will return to the market in the near term or at all or that we can obtain additional cash through asset sales or the sale of equity or the successful commercial launch of Makena™. If we are unsuccessful in our efforts to introduce or return our products to market at adequate levels, or to sell assets or raise additional equity, we may be required to further reduce our operations, including further reductions of our employee base, or we may be required to cease certain or all of our operations in order to offset the lack of available funding.

On June 17, 2011, we entered into an asset purchase agreement with Zydus Pharmaceuticals pursuant to which we agreed to sell substantially all of the assets of Nesher and our generic products business to Zydus Pharmaceuticals for approximately $60 million. We anticipate that the transaction will be completed in the second quarter of our 2012 fiscal year, subject to customary closing conditions. In addition to the pending sale of our generic products business, we continue to evaluate the sale of certain of our other assets. However, due to general economic conditions, we will likely be exposed to risks related to the overall macro-economic environment, including a lower rate of return than we have historically experienced on our invested assets and being limited in our ability to sell assets. In addition, we cannot provide any assurance that we ultimately will be successful in finding suitable purchasers for the sale of such assets. Even if we are able to find purchasers, we may not be able to obtain attractive terms and conditions for such sales, including attractive pricing. In addition, divestitures of businesses involve a number of risks, including the diversion of management and employee attention, significant costs and expenses, the loss of customer relationships, a decrease in revenues and earnings associated with the divested business, and the disruption of operations in the affected business. In addition, divestitures potentially involve significant post-closing separation activities, which could involve the expenditure of significant financial and employee resources. Inability to consummate identified asset sales or manage the post-separation transition arrangements could adversely affect our business, financial condition, results of operations and cash flows.

Our future business success in the next several years, as well as the continuing operation of our Company, depends critically upon our successful market launch of Makena™ and our ability to achieve revenues from the sale of Makena™ consistent with our business expectations. A failure to achieve these objectives and sufficient market success in selling Makena™ will materially adversely affect the success and viability of our Company and would likely result in a default under our debt obligations, including the Indenture.

On January 16, 2008, the Company entered into an Asset Purchase Agreement (the “Original Makena™ Agreement”) with Cytyc Prenatal Products Corp. and Hologic, Inc. (Cytyc Prenatal Products Corp. and Hologic, Inc. are referred to collectively as “Hologic”), as further described in Note 5—“Acquisition” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K. Under our agreement with Hologic, we completed the acquisition of Makena™ upon making a $12.5 million additional payment to Hologic on February 10, 2011 and are currently undertaking the commercial launch of Makena™. Under our agreement with Hologic, we must make subsequent additional milestone payments and our payment obligations are secured by a lien on our rights to Makena™ granted to Hologic. We have certain revenue expectations with respect to both the sale of Makena™ as well as the sales of our approved products that are allowed to return to the market by FDA following successful inspections under the consent decree. If we cannot timely and successfully commercially launch Makena™, and achieve those revenue expectations with respect to Makena™, this would result in material adverse impact on our results of operations and liquidity, and ability to continue as a going concern.

Moreover, if we fail to pay to Hologic any of the remaining payments when they mature under our agreement, as amended, with Hologic, our rights to the Makena™ assets will transfer back to Hologic.

As discussed in Note 5—“Acquisition” of the Notes to the Consolidated Financial Statements in our 2011 Form 10-K, we modified the Original Makena™ Agreement pursuant to an amendment entered into in January 2010 (“Amendment No. 1”). Pursuant to Amendment No. 1, we made a $70 million cash payment to Hologic upon execution of Amendment No. 1. We entered into a second amendment to the Original Makena™ Agreement on February 4, 2011 (“Amendment No. 2”). Under the Original Makena™ Agreement, as amended (the “Amended Makena™ Agreement”), after the $12.5 million payment we made to Hologic on February 10, 2011, we are required to pay a series of additional future scheduled cash payments in the aggregate amount of $107.5 million upon successful completion of agreed upon milestones. We also may become obligated to pay additional amounts as royalties if we elect to defer certain milestone payments. (The date on which we make the final cash payment is referred to as the “Final Payment Date.”) If, prior to the Final Payment Date, we fail to timely pay a scheduled payment, we are obligated to transfer back to Hologic ownership of the Purchased Assets (as defined in the Amended Makena™ Agreement), including certain improvements made thereto by us, as well as other after-acquired assets and rights used by us in connection with the Makena™ business (the “Retransfer”). If the Retransfer were to occur, we would not be reimbursed for the payments we have made up to that point to Hologic under the Amended Makena™ Agreement. Our failure to pay any of the remaining payments when required under the Amended Makena™ Agreement and the resulting Retransfer would have a material adverse effect on our business, financial condition, results of operations and cash flows.

In connection with its approval under subpart H regulations, the FDA granted an orphan drug designation for Makena™. As part of this designation, the Company was granted a seven-year marketing exclusivity period. The sub-part H regulations allow certain drugs for serious conditions to be submitted for FDA marketing approval under the basis of one controlled clinical trial instead of the usual case of two clinical trials. Typically there is an additional post-marketing commitment to perform a second confirmatory clinical trial. If this trial does not replicate the positive results of the original trial, the FDA can take various actions such as requesting another clinical trial or withdrawing the conditional approval. We cannot be certain of the results of the confirmatory clinical trial (expected in 2016) and what action the FDA may take if the results were not as expected based on the first clinical trial.

The success of the Company’s commercialization of Makena™ is dependent upon a number of factors, including: (1) the Company’s ability to maintain certain net pricing levels and unit sales for Makena™; (2) successfully obtaining agreements for coverage and reimbursement rates on behalf of patients and medical practitioners prescribing Makena™ with third-party payors, including government authorities, private health insurers and other organizations, such as health maintenance organizations (“HMOs”), insurance companies, and Medicaid programs and administrators; and (3) the extent to which pharmaceutical compounders continue to produce non-FDA approved purported substitute product. The Company has been criticized regarding the list pricing of Makena™ in numerous news articles and internet postings. In addition, the Company has received, and may continue to receive, letters criticizing the Company’s list pricing of Makena™ from numerous medical practitioners and advocacy groups, including the March of Dimes, American College of Obstetricians and Gynecologists, American Academy of Pediatrics and the Society for Maternal Fetal Medicine. Several of these advocacy groups have also issued their own press releases regarding their criticism of the pricing of Makena™ and endorsing the statements made by the FDA regarding compounded product (discussed below). In addition, the Company is aware that certain doctors have chosen to continue prescribing the non-FDA approved purported substitute product made by pharmaceutical compounders in lieu of even considering prescribing Makena™.

Further, the Company has received letters from United States Senators and members of the United States Congress asking the Company to reduce its indicated pricing of Makena™ and requesting information with respect to Makena™, its pricing and the Company’s cost relating to Makena™. One of the Senators also sent a letter to CMS asking for CMS’ views on the ramification of the pricing of Makena™ on the Medicaid system and, together with another Senator, has sent a letter to the Federal Trade Commission asking the agency to initiate an investigation of our pricing of Makena™. Staff members of the U.S. Senate Finance Committee have also advised the Company that federal legislation targeted at the Company’s sale of Makena™ may be introduced unless the Company further reduces its price. Communications with members of Congress and their staffs indicate that hearings in Congress on the Company’s pricing of Makena™ may occur. The FDA has communicated to the Company and also separately issued a press release that, in order to ensure continued access for patients needing hydroxyprogesterone caproate, that the FDA intended to refrain at this time from taking enforcement action with respect to compounding pharmacies producing compounded hydroxyprogesterone caproate in response to individual prescriptions for individual patients. The impact of the FDA’s statement on the effectiveness of the Company’s orphan drug marketing exclusivity is at present still unclear but a failure by the FDA to take enforcement action against compounding pharmacies may result in substantial sales of compounded alternatives to Makena™ and effective loss of some or all of such marketing exclusivity for the affected period of time. The Company’s representatives met with the FDA staff to discuss access to Makena™ and to provide information to the FDA relevant to its public statement.

In addition, CMS issued an informational bulletin to state Medicaid programs that they can choose to pay for the extemporaneously compounded hydroxyprogesterone caproate as an active pharmaceutical ingredient (“API”) and this can be covered under the “medical supplies, equipment and appliances suitable for use in the home” portion of home health. Because CMS does not require states to list all of the items they cover under this section in the Medicaid state plan, states can cover hydroxyprogesterone caproate under their current state plans and do not need to submit a state plan amendment to provide for such coverage. The Company believes that this has the potential of excluding Makena™ from being provided under the various state Medicaid programs. The Company estimates that state Medicaid programs cover approximately 40% to 45% of the total number of pregnancies in the United States.

The Company is responding to these criticisms and events in a number of respects, including the announced reduction in the published list price of Makena™ from $1,500 per injection to $690 per injection on April 1, 2011 (prior to expected further discounting of such list price by the mandatory 23.1% Medicaid rebate and other supplemental rebates and discounts currently under negotiation with public and private payors), and the expansion of an already announced patient assistance program for patients who are not covered by health insurance or could otherwise not afford Makena™ or their respective co-pays. Further, the Company is working directly with health insurers, pharmacy benefit managers, Medicaid management companies, and others regarding the net cost of Makena™ coverage and reimbursement programs and other means by which Makena™ would be available to patients. The Company can give no assurance as to whether these responses and negotiations will be successful at obtaining an economically sufficient price or unit sales for Makena™.

The commercial success and viability of the Company is largely dependent upon these efforts and appropriately responding to the media, physician, institutional, advocacy group and governmental concerns and actions regarding the pricing of Makena™. The Company has substantial debt and liabilities that come due over the next several years and the pricing and revenues that the Company must achieve from the sale of Makena™, together with our sales of other products, must be substantial enough to allow us to meet these obligations, refinance or retire such debt and liabilities when due, and generate sufficient profits to ensure the Company’s viability as a pharmaceutical company prior to the end of the orphan drug exclusivity period for Makena™.

In addition to the sale of our generic products business, we have decided to explore strategic alternatives with respect to certain of our assets. Such sales could pose risks and may materially adversely affect our business. Our failure to liquidate or sell assets on terms favorable to us, or at all, could have a material adverse effect on our financial condition and cash flows.

We have completed the sale of substantially all of the assets of PDI, and the sale of certain other assets. In addition to the completion of our previously announced sale of our generic products business, we currently are exploring strategic alternatives with respect to certain of our other assets. However, due to the general economic slowdown, we will likely be exposed to risks related to the overall macro-economic environment, including a lower rate of return than we have historically experienced on our invested assets and being limited in our ability to sell assets or to identify and carry out advantageous strategic alternatives.

As noted above, we have decided to explore strategic alternatives with respect to certain assets and will seek to identify other assets for potential sale. However, we cannot provide any assurance that we will ultimately be successful in finding suitable purchasers for the sale of such assets. Even if we are able to find purchasers, we may not be able to obtain attractive terms and conditions for such sales, including attractive pricing. In addition, divestitures of businesses may also involve a number of risks, including the diversion of management and employee attention, significant costs and expenses, the loss of customer relationships, a decrease in revenues and earnings associated with the divested business, and the disruption of operations in the affected business. In addition, divestitures potentially involve significant post-closing separation activities, which could involve the expenditure of significant financial and employee resources.

Our inability to consummate identified sales, manage the post-separation transition arrangements, or identify and carry out advantageous strategic alternatives could adversely affect our business, financial condition, results of operations and cash flows.

Our previously announced sale of the assets of our Nesher subsidiary and our generic products business to Zydus Pharmaceuticals may not be consummated.

On June 17, 2011, we entered into an asset purchase agreement with Zydus Pharmaceuticals pursuant to which we agreed to sell substantially all of the assets of Nesher and our generic products business for approximately $60 million, subject to a working capital adjustment at closing as provided in the asset purchase agreement (the “Generics Business Sale Transaction”). The closing of the Generics Business Sale Transaction is subject to the satisfaction of certain conditions, including receipt of certain governmental and third-party consents and approvals and other customary closing conditions. Although we expect to obtain all required governmental and third-party consents and approvals, and to satisfy the other closing conditions for the Generics Business Sale Transaction, it cannot be assured that these consents, approval and closing conditions will be satisfied, or that obtaining these consents and approvals will not involve the imposition of unacceptable conditions on the completion of the transaction.

Although we expect, as of the date of this prospectus, to complete the Generics Business Sale Transaction on the previously announced terms by the end of the second quarter of our 2012 fiscal year, it is possible that the transaction may not be completed on such terms, or at all. The failure to complete the Generics Business Sale Transaction could have a material adverse effect on our financial position, results of operations and cash flows. In addition, the price of our common stock may decline to the extent that the market price of our common stock reflects positive market assumptions that the Generics Business Sale Transaction will be completed or based on the market’s perception as to why the Generics Business Sale Transaction was not completed. If the Generics Business Sale Transaction is not consummated, there can be no assurance that a comparable transaction will occur on a timely basis, or at all.

Even if the Generics Business Sale Transaction is completed, achieving the anticipated benefits of the sale is subject to a number of uncertainties. There can be no assurance that we will realize the full benefits of strategic focus, cost savings and operating efficiencies that we currently expect from this transaction or that these benefits will be achieved within the anticipated time frames. Failure to achieve these anticipated benefits could result in increased costs and diversion of management’s time and energy and could materially adversely affect our business, financial position, results of operations and cash flows.

If we are unable to address the issues identified in the consent decree and resume manufacturing and distribution of more of our approved products in a timely and cost effective manner, our business, financial position, results of operations and cash flows will continue to be materially adversely affected.

On March 2, 2009, we entered into a consent decree with the FDA regarding our drug manufacturing and distribution, which is described in more detail in Part II, Item 7—“Management’s Discussion and Analysis of Financial Condition and Results of Operations—Discontinuation of Manufacturing and Distribution; Product Recalls; and the FDA Consent Decree” in our 2011 Form 10-K. Our actions and the requirements under the consent decree have had, and are expected to continue to have, a material adverse effect on our liquidity position and operating results. Although we have recently resumed manufacturing and shipping of our Potassium Chloride Extended Release Capsule products, we do not expect to generate any significant revenues from products that we manufacture until we resume shipping certain or many of our approved products after successful FDA inspections relevant to those products. In the meantime, we must meet ongoing operating costs related to our employees, facilities and FDA compliance, as well as costs related to the steps we currently are taking to prepare for reintroducing additional products to the market.

The consent decree required us, before resuming manufacturing, to retain an independent cGMP expert to undertake a review of our facilities, policies, procedures and practices and to certify compliance with the FDA’s cGMP regulations. On January 13, 2010, our independent cGMP expert, Lachman, notified the FDA that it had performed a comprehensive inspection and that our facilities and controls are in compliance with cGMP and the consent decree but advised us to enact further enhancements to certain aspects of our cGMP systems. In accordance with the advice from Lachman, we continued to enhance our cGMP systems, and Lachman subsequently reinspected our cGMP systems and on April 26, 2010 certified our compliance with all cGMP systems requirements. On July 27, 2010, we received a certification from Lachman regarding the first group of our approved products for which we sought FDA approval to manufacture and return to the market. In August 2010, the FDA re-inspected our facilities without issuing any adverse findings, and in September 2010, the FDA determined that our facilities are in compliance, allowing us to resume shipment of our Potassium Chloride Extended Release Capsule products. We are currently carrying out the preparatory work on the next group of products for which Lachman certification and FDA approval is sought.

We currently do not expect to resume shipments of additional products until prior to the end of calendar year 2011. In addition, we expect that any resumption of shipments of additional products will be limited initially to selected products and will be expanded incrementally thereafter. Despite our efforts, there can be no assurance that our initiatives with respect to the additional products that are intended to comply with the requirements under the consent decree and enable us to reintroduce certain of our other approved products to the market will be successful within the time frames currently projected by management or at all. If we are not able to obtain the FDA’s permission to resume manufacturing and distribution of our other products in a timely manner at a reasonable cost, our business, financial position, results of operations and cash flows will continue to be materially adversely affected, which would have a material adverse effect on our ability to continue as a going concern.

In addition, one of our top priorities is to maintain and attempt to increase our cash and financial resources. As a result, if we determine that our current goal of meeting the consent decree requirements and returning our other approved products to market is likely to be significantly delayed, we may decide to further reduce our operations, including further reductions of our employee base, and to significantly curtail some or all of our efforts to meet the consent decree requirements and return our approved products to market. Such decision would be made on an analysis of the costs and benefits of bringing particular additional approved products back to the marketplace as well as based on our ability to manage our near-term cash obligations, to obtain additional capital through asset sales and/or external financing and to expeditiously meet the consent decree requirements and return our approved products to market. If such decision were to be made, we currently anticipate that we would focus our efforts on developing product candidates in our development portfolio that we believe have the highest potential return on investment, which we currently believe to be primarily Makena™. We also expect to evaluate other alternatives available to us in order to increase our cash balance.

Even if we are able to address the issues identified in the consent decree and resume manufacturing and distribution of some or all of our other approved products in a timely and cost-effective manner, our business, financial position, results of operations and cash flows could continue to be materially adversely affected.

As discussed above, we have been unable to manufacture or ship any of our internally manufactured products for an extended period of time, other than, recently, our Potassium Chloride Extended Release Capsule products. We operate in a highly competitive industry and it is possible that, even if we are able to return some or all of our other approved products to the market, certain of our existing customers will purchase smaller quantities or no quantities of our products. Such a potential loss of market share would likely result in limiting the prices we are able to charge for our approved products, which will negatively impact our gross margin.

In addition, our financial position is expected to be adversely affected by our inability to manufacture and distribute our unapproved products until such time as there is an approved ANDA or NDA for each such product, which will only occur if we decide to pursue, and are able to fund, the studies required for such approvals over an extended period of time. It is possible that we may not be able to return all or any of our unapproved products to market. Moreover, entering into the consent decree, as well as the criticism regarding the list pricing of Makena™, may have damaged our reputation in the market, which could result in a competitive disadvantage. Furthermore, general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control, may affect our future performance. Therefore, even after we are able to resume manufacturing and shipment of our other approved products, our business might not continue to generate cash flow at or above historic levels, which could have a material adverse effect on our financial position, results of operations and cash flows.

We face continuing risks in connection with the plea agreement with the U.S. Department of Justice related to allegations of failure to make and submit field alert reports to the FDA in September 2008.

We, at the direction of a temporary special committee of the Board of Directors that was in place prior to June 10, 2010, responded to requests for information from the Office of the United States Attorney for the Eastern District of Missouri and FDA representatives working with that office. As more fully described in Note 1—“Description of Business—Plea Agreement with the U.S. Department of Justice” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K, our subsidiary ETHEX entered into a plea agreement with the U.S. Department of Justice that relates to allegations of failure to make and submit field alert reports to the FDA in September 2008 regarding the discovery of certain undistributed tablets that failed to meet product specifications. In exchange for the voluntary guilty plea by ETHEX, the U.S. Department of Justice agreed that no further federal prosecution will be brought in the Eastern District of Missouri against ETHEX, KV or Ther-Rx regarding allegations of the misbranding and adulteration of any oversized tablets of drugs manufactured by us, and the failure to file required reports regarding these drugs and patients’ use of these drugs with the FDA, during the period commencing on January 1, 2008 through December 31, 2008. However, the plea agreement does not bind any governmental office or agency other than the United States Attorney for the Eastern District of Missouri and the Office of Consumer Litigation and we cannot rule out regulatory or other actions by governmental entities not party to the plea agreement. In addition, the plea agreement does not limit the rights and authority of the United States of America to take any civil, tax or administrative action against us, and any recommendation in the plea agreement as to the amount of loss or restitution is not binding upon the United States in any civil or administrative action by the government against us.

We may also become subject to claims by private parties with respect to the alleged conduct that is the subject of the plea agreement.

Pursuant to the plea agreement, ETHEX is subject to a criminal fine in the aggregate amount of $23.4 million, payable in four installments of which we currently have $20.1 million remaining to be paid. On November 15, 2010, upon the motion by the U.S. Department of Justice, the court vacated the previous fine installment schedule and imposed a new fine installment schedule, which did not change the total fine, using the standard federal judgment rate of 0.22% per annum, payable as follows:

Payment Amount including interest ($ in millions)	Payment Due Date
$1.0	December 15, 2010
1.0	June 15, 2011
1.0	December 15, 2011
2.0	June 15, 2012
4.0	December 15, 2012
5.0	June 15, 2013
7.1	December 15, 2013

The Company made the December 15, 2010 and June 15, 2011 payments as scheduled. If we fail to make any of the remaining installment payments, the U.S. Attorney’s Office, in its sole discretion, may void the plea agreement, keep any payments already made under the plea agreement and prosecute us using, among other evidence, the admissions made in the plea agreement.

An adverse resolution of the private and government litigation and governmental inquiries could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are fully cooperating in certain governmental matters, including SEC informal inquiries, pending litigations with the States of Utah and Louisiana with respect to average wholesale pricing (“AWP”) with respect to ETHEX products in past years, and the pending investigation by HHS OIG and the U.S. Attorney’s Office in Boston into potential false claims under Title 42 of the U.S. Code with respect to a qui tam action (see Note 15—“Commitments and Contingencies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K). We have also received civil investigative demands from the States of Florida and Texas that appear to pertain to the pricing of certain ETHEX products in past years and to Makena™, respectively. We are not aware whether, or the extent to which, any pending governmental inquiries and/or related private litigation might result in the payment of fines, penalties or judgments or the imposition of operating restrictions on our business; however, if we are required to pay fines, penalties or judgments, the amount could be material.

Furthermore, any governmental enforcement action could require us to operate under significant restrictions, place substantial burdens on management, hinder our ability to attract and retain qualified employees and/or cause us to incur significant costs or damages.

In connection with the guilty plea by ETHEX pursuant to the plea agreement, ETHEX was expected to be excluded from participation in federal healthcare programs, including Medicare and Medicaid. As a result, HHS OIG had discretionary authority to seek to similarly exclude our Company from participation in federal healthcare programs. In addition, in light of the exclusion of Marc S. Hermelin on November 18, 2010, HHS OIG had discretionary authority to seek to similarly exclude our Company from participation in federal healthcare programs. However, on November 10, 2010, Mr. M. Hermelin voluntarily resigned as a member of the Board of Directors. We had been advised that HHS OIG notified Mr. M. Hermelin that he would be excluded from participating in federal healthcare programs effective November 18, 2010. In an effort to avoid adverse consequences to our Company, including the foregoing potential discretionary exclusion of our Company, and to enable our Company to secure our expanded financial agreement, HHS OIG, Mr. M. Hermelin and his wife (solely with respect to shares owned jointly between them and certain other obligations therein) entered into a settlement agreement (the “Settlement Agreement”) under which Mr. M. Hermelin also resigned as trustee of all family trusts that hold KV stock, agreed to divest his personal ownership interests in our Company’s Class A Common and Class B Common stock (approximately 1.8 million shares), including certain shares owned jointly with this wife over an agreed upon period of time in accordance with a divestiture plan and schedule approved by HHS OIG, and agreed to refrain from voting stock under his personal control. In order to implement such agreement, Mr. M. Hermelin and his wife granted to an independent third party immediate irrevocable proxies and powers of attorney to divest his (and their jointly owned) personal stock interests in our Company if Mr. M. Hermelin does not timely do so. The Settlement Agreement also required Mr. M. Hermelin to agree, for the duration of his exclusion, not to seek to influence or be involved with, in any manner, the governance, management, or operations of our Company. As long as the parties comply with the Settlement Agreement, HHS OIG has agreed not to exercise its discretionary authority to exclude our Company from participation in federal healthcare programs, thereby allowing our Company and our subsidiaries (with the single exception of ETHEX, which was filed for dissolution under state law effective December 15, 2010, pursuant to the Divestiture Agreement with HHS OIG) to continue to conduct business through all federal and state healthcare programs. The Company is also a signatory to the Settlement Agreement between HHS OIG and Mr. M. Hermelin with respect to certain obligations therein, including adopting certain internal policies and notices, reporting violations, reimbursing certain fees of a third party acting under the agreement, and taking certain actions in support of the agreement, including providing certain assistance in the sale of the shares being divested thereunder.

On November 15, 2010, we entered into the Divestiture Agreement with HHS OIG under which we agreed to sell the assets and operations of ETHEX to unrelated third parties prior to April 28, 2011 and to file articles of dissolution with respect to ETHEX under Missouri law by that date. We filed articles of dissolution for ETHEX on December 15, 2010. Following the filing, ETHEX may not engage in any new business other than winding up its operations and will engage in a process provided under Missouri law to identify and resolve its liabilities over at least a two-year period. Under the terms of the Divestiture Agreement, HHS OIG agreed not to exclude ETHEX from federal healthcare programs until April 28, 2011 and, upon completion of the sale of the ETHEX assets and of the filing of the articles of dissolution of ETHEX, the agreement will terminate. Civil monetary penalties and exclusion of ETHEX could have occurred if we had failed to meet our April 28, 2011 deadline. The sales of ETHEX’s assets (other than certain fixtures as to which HHS OIG has consented to non-divestiture) were completed prior to the April 28, 2011 deadline and ETHEX no longer has any ongoing material assets or operations other than those required to conclude the winding up process under Missouri law. We have also received a letter from HHS OIG advising us further that assuming that we have complied with all agreements deemed necessary by HHS OIG, HHS OIG would not exclude ETHEX thereafter. On April 1, 2011, we requested confirmation from HHS OIG that the steps and actions described in our reports to HHS OIG constituted full compliance with the duties KV and ETHEX were to complete by April 28, 2011 under the Divestiture Agreement, such that they are not at risk for stipulated penalties or exclusion after that date under the Divestiture Agreement. On April 8, 2011, we received a letter from HHS OIG stating that, at this time, based upon the information provided to HHS OIG in our monthly submissions, HHS OIG has no concerns regarding the actions taken by KV and ETHEX pursuant to the Divestiture Agreement. On May 20, 2011, we received a letter from HHS OIG stating that based on its review of the information provided in our monthly reports, it appeared that the Company and ETHEX had completed our obligations under the Divestiture Agreement.

As a result of the foregoing actions and agreements entered into by Mr. M. Hermelin, the two agreements with HHS OIG and the referenced correspondence with HHS OIG, we believe we have resolved our remaining issues with respect to HHS OIG and are positioned to continue to participate in federal healthcare programs now and in the future. However, a failure by the parties to comply with the Settlement Agreement or the Divestiture Agreement could lead to future exclusion of our Company under certain circumstances and any such exclusion would materially harm our Company and its future business and viability.

In addition, we are subject to a number of private litigation matters as more fully described in Note 15—“Commitments and Contingencies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K. If we do not prevail in one or more pending lawsuits, we may be required to pay a significant amount of monetary damages.

Our ongoing private litigation and governmental inquiries also could impair our ability to raise additional capital.

Continuing negative publicity from the consent decree, the plea agreement, our list pricing of Makena™ and ongoing litigation and governmental inquiries may have a material adverse effect on our business, financial condition, results of operations and cash flows.

As a result of the consent decree, the plea agreement, our list pricing of Makena™, ongoing litigation and governmental inquiries and related matters, we have been the subject of negative publicity. This negative publicity may harm our relationships with current and future investors, government regulators, employees, customers and vendors. For example, negative publicity may adversely affect our reputation, which could harm our ability to obtain new customers, maintain existing business relationships with other parties and maintain a viable business in the future. Also, it is possible that the negative publicity and its effect on our work environment could cause our employees to terminate their employment or, if they remain employed by us, result in reduced morale that could have a material adverse effect on our business. In addition, negative publicity has and may continue to adversely affect our stock price and, therefore, employees and prospective employees may also consider our stability and the value of any equity incentives when making decisions regarding employment opportunities. As a result, our business, financial condition, results of operations and cash flows could be materially adversely affected.

The consent decree, the plea agreement, the Settlement Agreement, the Divestiture Agreement, our list pricing of Makena™ and the ongoing governmental and private litigation and governmental inquiries have resulted in significant fees, costs and expenses, diverted management time and resources, and could have a material adverse effect on our business, financial condition and cash flows.

We have incurred significant costs associated with, or consequential to, the steps taken by us in connection with the nationwide recall and suspension of shipment of all products manufactured by us, the requirements under the consent decree, the plea agreement, the Settlement Agreement, the Divestiture Agreement, our list pricing of Makena™ and the ongoing governmental and private litigation and governmental inquiries, including legal fees (including advancement of legal fees to individuals pursuant to our indemnification obligations), accounting fees, consulting fees and similar expenses. Although we believe that a portion of these expenditures may be recoverable from insurance policies that we have purchased, the insurance does not extend to all of these expenditures, the insurance limits may be insufficient even with respect to expenditures that would otherwise be covered, and the insurance carriers have reserved their rights to contest coverage under the insurance policies on multiple grounds. In addition, our Board, management and employees have expended a substantial amount of time in connection with these matters, diverting resources and attention that would otherwise have been directed toward our operations and implementation of our business strategy.

We expect to continue to spend additional time and incur significant additional professional fees, expenses and costs, including administrative expenses similar to those discussed above, as well as costs associated with the remedial activities adopted by the Audit Committee or the Board.

Pursuant to the plea agreement, we are subject to fines, restitution and forfeiture in the remaining aggregate amount of $20.1 million still to be paid. In addition, we are not aware whether, or the extent to which, any pending governmental inquiries and/or related private litigation might result in the payment of fines, penalties or judgments or the imposition of operating restrictions on our business; however, if we are required to pay fines, penalties or judgments, the amount could be material. In addition, if we do not prevail in one or more pending lawsuits, we may be required to pay a significant amount of monetary damages, which could have a material adverse effect on our financial position, results of operations and cash flows.

We have only recently become current in the filing of our periodic reports with the SEC.

Our efforts to become and remain current with our SEC filings have required and will continue to require substantial management time and attention as well as additional accounting and legal expense. Investors in our securities will not have information regarding the current state of our business and financial condition with which to make decisions regarding investment in our securities. When this information does become available to investors, it may result in an adverse effect on the trading price of our common stock. We will not be able to conduct any registered offerings unless we remain current in our SEC filings and we will not be eligible to use a “short form” registration statement on Form S-3 for a period of 12 months after the time we became current in our SEC filings. If we are not able to timely file and make effective registration statements prior to the dates required under various of our material agreements with our equity and debt holders, we may accrue substantial penalties. Until we are again eligible to use Form S-3, we would be required to use a registration statement on Form S-1 to register securities with the SEC or issue such securities in a private placement, which could increase the cost of raising capital. If we do not remain current with our SEC filings, our securities may be delisted from the NYSE and we may not maintain compliance with certain of our debt covenants.

We are involved in various legal proceedings and may experience unfavorable outcomes of such proceedings.

We are involved in various legal proceedings, including, but not limited to, patent infringement, product liability, breach of contract, stockholder class action lawsuits, qui tam and governmental false claims and pricing lawsuits, and proceedings relating to Medicaid reimbursements that involve claims for, or the possibility of, fines and penalties involving substantial amounts of money or other relief (see the Note 15—“Commitments and Contingencies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K). Any adverse determination with respect to any legal proceedings or inquiries could have a material adverse effect on our business, financial position and results of operations.

The Board in December 2008 appointed a temporary special committee in response to the initiation of a series of putative class action stockholder lawsuits alleging violations of the federal securities laws by our Company and certain individuals, the initiation of lawsuits alleging violations under the Employee Retirement Income Security Act (“ERISA”), as well as the receipt by our Company of an informal inquiry from the SEC and certain requests for information from the U.S. Department of Justice.

With respect to the securities and ERISA claims and related governmental inquiries, we maintain directors’ and officers’ liability insurance that we believe should cover a portion of the defense and potential liability costs associated with these matters. Nonetheless, the insurance does not extend to all of these expenditures, and the insurance limits may be insufficient even with respect to expenditures that would otherwise be covered. Moreover, the insurance carriers have reserved their rights to contest coverage under the insurance policies on multiple grounds. The expenses associated with these matters have been substantial, and we expect that they will continue to be so. Furthermore, defense of the litigations and cooperation with ongoing governmental inquiries is expected to divert management attention from normal course business operations. An adverse outcome with respect to these matters could have a material adverse effect on our business, financial position and results of operations.

In addition, as previously disclosed, on December 5, 2008, the Board terminated the employment agreement of Marc S. Hermelin, the Chief Executive Officer of the Company at that time, “for cause” (as that term is defined in such employment agreement). Additionally, the Board removed Mr. M. Hermelin as Chairman of the Board and as the Chief Executive Officer, effective December 5, 2008. In accordance with the termination provisions of his employment agreement, the Company determined that Mr. M. Hermelin would not be entitled to any severance benefits. In addition, as a result of Mr. M. Hermelin’s termination “for cause,” the Company determined it was no longer obligated for the retirement benefits specified in the employment agreement. However, Mr. M. Hermelin informed the Company that he believed he effectively retired from his employment with the Company prior to the termination of his employment agreement on December 5, 2008 by the Board. Although no litigation is pending regarding this matter, to the extent Mr. M. Hermelin elects to bring litigation and in the event we ultimately are unsuccessful in such litigation, we may be required to pay substantial amounts to Mr. M. Hermelin, which could have a material adverse effect on our financial condition, liquidity position and capital resources.

On March 22, 2011, Mr. M. Hermelin made a demand on the Company for indemnification with respect to his payment of $1.9 million imposed by the United States District Court as a fine and forfeiture of pecuniary gain as part of the sentence resulting from his guilty plea entered by the Court on March 10, 2011. Mr. M. Hermelin pled guilty to two federal misdemeanor counts as a responsible corporate officer of the Company at the time when a misbranding of two morphine sulfate tablets occurred which contained more of the active ingredient than stated on the label. In addition, the Company has advanced or will advance, under the terms of the Indemnification Agreement, legal expense amounting to approximately $5.0 million to a variety of law firms who represented Mr. M. Hermelin for legal matters including the FDA and SEC investigations, the U.S. Department of Justice inquiry, the Audit Committee investigation, HHS OIG exclusion and various class action lawsuits. Under the Company’s standard Indemnification Agreement entered into with all directors, including Mr. M. Hermelin when he served as Chairman of the Board and Chief Executive Officer of the Company, as a condition for the advancement of expenses, each director is required to sign an undertaking to reimburse the Company for the advanced expenses in the event it is found that the director is not entitled to indemnification. Mr. M. Hermelin’s demand for reimbursement of the $1.9 million fine and forfeiture, and whether the advanced legal fees to represent him for various legal matters should be indemnified, is under review by a temporary special committee appointed by the Board of Directors of the Company.

We may be subject to substantial damages for product liability claims.

The design, development, manufacturing and sale of our products involve an inherent business risk of exposure to product liability claims by consumers and other third parties in the event that the use of our products is alleged to have resulted in adverse effects. In particular, the administration of drugs to humans may cause, or may appear to have caused, adverse side effects (including death) or potentially dangerous drug interactions that we may not learn about or understand fully until the drug has been administered to patients for some time.

As described in Note 15—“Commitments and Contingencies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K, we are involved in various product liability claims, including both lawsuits and pre-litigation claims. Product liability claims are complex in nature and, regardless of their merits or their ultimate outcomes, are costly, divert management’s attention, may adversely affect our reputation, may reduce demand for our products and may result in significant damages. We may also become subject to claims by private parties with respect to the alleged conduct that is the subject of the plea agreement.

We currently have product liability insurance to protect against and manage the risks involved with our products, but we cannot provide assurances that the level or breadth of any insurance coverage will be sufficient to cover fully all potential claims. In addition, we are subject to the risk that our insurers will seek to deny coverage for claims that we believe should be covered. Our insurers have, in certain cases, reserved their rights with respect to certain claims or cases that have been brought against us. Furthermore, adequate insurance coverage might not be available in the future at acceptable costs, if at all. Significant judgments against us for product liability, and the high costs of defense against such lawsuits, not covered or not fully covered by insurance could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, even if a product liability claim is not successful, the adverse publicity and time and expense of defending such a claim may interfere with our business.

Our industry is highly regulated and our products are subject to ongoing regulatory review, and even if we address the issues identified in the consent decree and resume manufacturing and distribution of more of our approved products, we likely will continue to be subject to heightened scrutiny with regard to our operations.

Our Company, our drug products, the manufacturing facilities for our drug products, the distribution of our drug products, and our promotion and marketing materials are subject to strict and continual review and periodic inspection by the FDA and other regulatory agencies for compliance with pre-approval and post-approval regulatory requirements, including cGMP regulations, adverse event reporting, advertising and product promotion regulations, and other requirements.

As a result of our consent decree and the plea agreement, we anticipate that we will be scrutinized more closely than other companies by the FDA and other regulatory agencies, even if we address the issues identified in the consent decree and resume manufacturing and distribution of additional products. Failure to comply with manufacturing and other post-approval state or federal laws, regulations of the FDA and other regulatory agencies can, among other things, result in warning letters, fines, increased compliance expense, denial or withdrawal of regulatory approvals, additional product recalls or seizures, forced discontinuance of or changes to important promotion and marketing campaigns, operating restrictions and criminal prosecution. The cost of compliance with pre- and post-approval regulation may have a negative effect on our operating results and financial condition.

In addition, the requirements or restrictions imposed on us or our products may change, either as a result of administratively adopted policies or regulations or as a result of the enactment of new laws and new government oversight. At present, the activities of pharmaceutical companies are subject to heightened scrutiny by federal and state regulators and legislators, and FDA enforcement is expected to increase. Any new statutory or regulatory provisions or policy changes could result in delays or increased costs during the period of product development, clinical trials, and regulatory review and approval, as well as increased costs to assure compliance with any new post-approval regulatory requirements.

If we are unable to commercialize products under development or that we acquire, our future operating results may suffer.

Certain products we develop or acquire will require significant additional development and investment prior to their commercialization. Our research and development activities, pre-clinical studies and clinical trials (where required), manufacturing activities and the anticipated marketing of our product candidates are subject to extensive regulation by a wide range of governmental authorities in the United States, including the FDA. To satisfy FDA regulatory approval standards for the commercial sale of our product candidates, we must, among other requirements, demonstrate in adequate and well-controlled clinical trials that our product candidates are safe and effective.

Even if we believe that data from our pre-clinical and clinical studies demonstrates safety and efficacy, our analysis of such data is subject to confirmation and interpretation by the FDA, which may have different views on the design, scope or results of our clinical trials, which could delay, limit or prevent regulatory approval. The FDA wields substantial discretion in deciding whether a drug meets the approval criteria, and even if approved, such approval may be conditioned on, among other things, restricted promotion, restricted distribution, a risk evaluation mitigation strategy, or post-marketing studies. Such restrictions may negatively affect our ability to market the drug among competitor products, as well as adversely affect our business.

We expect that many of these products will not be commercially available for several years, if at all. We cannot assure you that such products or future products will be successfully developed, prove to be safe and effective in clinical trials (if required), meet applicable regulatory standards, or be capable of being manufactured in commercial quantities at reasonable cost or at all. If we are unable to commercialize products under development or that we acquire, our future operating results may suffer.

Even if we are able to address the issues identified in the consent decree and resume our drug development plans, some of our product candidates may have to undergo rigorous and expensive clinical trials, the results of which are uncertain and could substantially delay or prevent us from bringing drugs to market.

Before we receive regulatory approvals for the commercial sale of any of our drug candidates, our drug candidates are subject to extensive pre-clinical testing and clinical trials to demonstrate their safety and efficacy in humans. Conducting pre-clinical testing and clinical trials is a lengthy, time-consuming, expensive, and uncertain process that often takes many years. Furthermore, we cannot be sure that pre-clinical testing or clinical trials of any drug candidates will demonstrate the safety and efficacy of our drug candidates at all or to the extent necessary to obtain FDA approval. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier pre-clinical studies and clinical trials.

We cannot assure you that we or our collaborators will successfully complete the planned clinical trials. Our collaborators or we may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent us from receiving regulatory approval or commercializing our product candidates, including the following events:

•

our clinical trials may produce negative or inconclusive results, and we may decide, or the FDA may require us, to conduct additional clinical and/or pre-clinical studies or to abandon development programs;

•	trial results may not meet the level of statistical significance required by the FDA;

•	we, independent institutional review boards or the FDA, may suspend or terminate clinical trials if the participating patients are being exposed to unacceptable health risks; and

•

the effects of our product candidates on patients may not be the desired effects or may include undesirable side effects or other characteristics that may delay or preclude regulatory approval or limit their commercial use.

Even if we are able to address the issues identified in the consent decree and resume our drug development plans, our pre-clinical or clinical trials for some of our products under development may be unsuccessful or delayed.

Significant delays in clinical trials could materially affect our product development costs and delay regulatory approval of our product candidates. We do not know whether clinical trials will begin on time, will need to be redesigned or will be completed on schedule, if at all. There are a number of factors that may cause delays or suspension in clinical trials:

•	delays or failures in obtaining regulatory authorization to commence a trial;

•	inability to manufacture sufficient quantities of acceptable materials for use in clinical trials;

•	the delay or failure in reaching agreement on contract terms with prospective study sites;

•	delays in recruiting patients to participate in a clinical trial;

•	the delay or failure in obtaining independent institutional review board review and approval of the clinical trial protocol;

•	the failure of third-party clinical trial managers, including clinical research organizations, to perform their oversight of the trials or meet expected deadlines;

•

the failure of our clinical investigational sites and related facilities and records to be in compliance with the FDA’s Good Clinical Practices, including the failure to pass FDA inspections of clinical trials;

•	unforeseen safety issues;

•	inability to secure clinical trial insurance;

•	lack of demonstrated efficacy in the clinical trials;

•	our inability to reach agreement with the FDA on a trial design that we are able to execute;

•	difficulty in adequately following up with patients after treatment; or

•	changes in laws, regulation or regulatory policy.

If clinical trials for our drug candidates are unsuccessful, delayed or cancelled, we will be unable to meet our anticipated development and commercialization timelines, which could harm our business and cause our stock price to decline.

Suspension of product shipments has exposed us to failure to supply claims from our customers and could expose us to additional claims in the future.

In addition to the loss of revenue, the suspension of product shipments exposes us to possible claims for certain additional costs. Pursuant to arrangements between us and certain of our customers, such customers, despite the formal discontinuation action by us of our products, may assert, and certain customers, including CVS Pharmacy, Inc., have asserted, that we should compensate such customers for any additional costs they incurred for procuring products we did not supply. The amount of such compensation is affected by the price of any replacement product and the terms of the relevant customer agreement. Following our suspension of shipments, the price of certain products increased significantly, thereby potentially increasing the amount of any such compensation. While we have recorded an estimated liability for failure to supply claims as of March 31, 2011 based on notices we received from our customers, the actual amount of liability from current and additional claims we may face, if asserted and determined to be meritorious, could be much higher and could have a material adverse effect on our liquidity position and operating results.

Product recall costs had, and could continue to have, a material adverse effect on our business, financial position, results of operations and cash flows.

We have incurred significant costs and suffered economic losses as a result of the ongoing recall of our products and voluntary disposal of inventory in connection with the recall of our products (see Note 15—“Commitments and Contingencies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K). Also, as a result of the recall, production suspension of our products and the disposal of our existing inventory of products required under the consent decree, management established inventory reserves to cover estimated inventory losses for all work-in-process and finished goods related to drug products we manufactured, as well as raw materials for those drug products that had no potential use in products to be manufactured in the future. Management was required to make judgments about the future benefit of our raw materials. Actual reserve requirements could differ significantly from management’s estimates, which could have a significant unfavorable impact on our future gross margins.

Investigations of the calculation of average wholesale prices may adversely affect our business.

Many government and third-party payors, including Medicare, Medicaid, HMOs and managed care organizations (“MCOs”) reimburse doctors and others for the purchase of certain prescription drugs based on a drug’s AWP. In the past several years, state and federal government agencies have conducted ongoing investigations of manufacturers’ reporting practices with respect to AWP, in which they have asserted that reporting of inflated AWPs have led to excessive payments for prescription drugs.

The regulations regarding reporting and payment obligations with respect to Medicare and/or Medicaid reimbursement and rebates and other governmental programs are complex. We and other pharmaceutical companies are defendants in a number of suits filed by state attorneys general and have been notified of an investigation by the U.S. Department of Justice with respect to Medicaid reimbursement and rebates. While we cannot predict the outcome of the investigation, possible remedies that the U.S. government could seek include treble damages, civil monetary penalties, debarment from contracting with the government and exclusion from the Medicare and Medicaid programs. In connection with such an investigation, the U.S. government may also seek a Corporate Integrity

Agreement (administered by HHS OIG) with us which could include ongoing compliance and reporting obligations. Because our processes for these calculations and the judgments involved in making these calculations involve, and will continue to involve, subjective decisions and complex methodologies, these calculations are subject to the risk of errors. In addition, they are subject to review and challenge by the applicable governmental agencies, and it is possible that such reviews could result in material changes. Further, effective October 1, 2007, the CMS adopted new rules for average manufacturer’s price (“AMP”) based on the provisions of the Deficit Reduction Act of 2005 (the “DRA”). While the matter remains subject to litigation and proposed legislation, one potential significant change as a result of the DRA is that AMP would need to be disclosed to the public. AMP was historically kept confidential by the government and participants in the Medicaid program. Disclosing AMP to competitors, customers, and the public at large could negatively affect our leverage in commercial price negotiations.

In addition, as also disclosed herein, a number of state and federal government agencies are conducting investigations of manufacturers’ reporting practices with respect to AWPs in which they have suggested that reporting of inflated AWP has led to excessive payments for prescription drugs. We and numerous other pharmaceutical companies have been named as defendants in various actions relating to pharmaceutical pricing issues and whether allegedly improper actions by pharmaceutical manufacturers led to excessive payments by Medicare and/or Medicaid.

Any governmental agencies that have commenced, or may commence, an investigation of our Company could impose, based on a claim of violation of fraud and false claims laws or otherwise, civil and/or criminal sanctions, including fines, penalties, debarment from contracting with the government and possible exclusion from federal healthcare programs including Medicare and/or Medicaid. Some of the applicable laws may impose liability even in the absence of specific intent to defraud. Furthermore, should there be ambiguity with regard to how to properly calculate and report payments—and even in the absence of any such ambiguity—a governmental authority may take a position contrary to a position we have taken, and may impose civil and/or criminal sanctions. Any such penalties or sanctions could have a material adverse effect on our business, financial position and results of operations.

We have material weaknesses in our internal control over financial reporting and cannot assure you that additional material weaknesses will not be identified in the future. If we fail to maintain an effective system of internal controls or discover material weaknesses in our internal control over financial reporting, we may not be able to report our financial results accurately or timely or detect fraud, which could have a material adverse effect on our business.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate the effectiveness of our internal control over financial reporting as of the end of each year, and to include a management report assessing the effectiveness of our internal control over financial reporting in each Annual Report on Form 10-K. Section 404 also requires our independent registered public accounting firm to attest to, and report on, the effectiveness of our internal control over financial reporting.

As more fully described in Item 9A—“Controls and Procedures” of our 2011 Form 10-K and based upon our evaluation of internal control over financial reporting as of March 31, 2011, we determined that certain material weaknesses, as defined by Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), existed at our Company. Specifically, we determined that we had one material weakness in our internal control environment or entity-level controls and three material weaknesses surrounding financial statement presentation and review procedures and application of accounting principles.

Management is in the process of implementing steps to remediate these material weaknesses. However, we cannot provide assurances that such remediation will be effective.

Our internal control over financial reporting may not prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Over time, controls may become inadequate because changes in conditions or deterioration in the degree of compliance with policies or procedures may occur. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Also, additional material weaknesses in our internal control over financial reporting may be identified in the future. Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in material weaknesses, cause us to fail to timely meet our periodic reporting obligations, or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of periodic management evaluations and annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. In addition, solely as a result of the material weaknesses, we have determined that our disclosure controls and procedures were not effective as of March 31, 2011. If our internal control over financial reporting or disclosure controls and procedures are not effective, there may be errors in our financial statements that could require a restatement or our filings may not be timely and investors may lose confidence in our reported financial information, which could lead to a decline in our stock price.

A failure to remain in compliance with one or more of the requirements of an outstanding mortgage loan and a related waiver could have a material adverse effect on our business, financial condition and cash flows.

In March 2006, as previously disclosed, we entered into a $43.0 million mortgage loan arrangement, of which approximately $33.0 million remains outstanding as of March 31, 2011. Also, as previously disclosed, we obtained a waiver with respect to certain requirements of the mortgage loan documentation. Failure by us to comply with the terms of the mortgage or the waiver from the lender could result in, among other things, our outstanding obligations with respect to the mortgage loan accelerating and immediately becoming due and payable and resulting in cross-defaults under our convertible notes described below and other debt obligations, which would materially adversely affect our business, financial condition and cash flows.

Pursuant to the indentures governing our convertible notes and our 2015 Notes, our default in the payment of other indebtedness or any final non-appealable judgments could result in such notes becoming immediately due and payable, which could have a material adverse effect on our business, financial condition and cash flows.

In May 2003, we issued $200.0 million principal amount of 2.5% Contingent Convertible Subordinated Notes which mature in 2033 (the “2033 Notes”). We are current in all our financial payment obligations under the indenture governing the 2033 Notes. However, a failure by us or any of our subsidiaries to pay any indebtedness or any final non-appealable judgments in excess of $0.75 million constitutes an event of default under the indenture. An event of default would permit the trustee under the indenture or the holders of at least 25% of the 2033 Notes to declare all amounts owing to be immediately due and payable and exercise other remedies, which would materially adversely affect our business, financial condition and cash flows, as well as our ability to continue as a going concern. In addition, if an event of default under the indenture was to be triggered and the 2033 Notes repaid, we could recognize cancellation of indebtedness income. Such cancellation of indebtedness income would result in a tax liability to the extent not reduced by our tax attributes. Additionally, a default in payment of other indebtedness in the amount of $5 million or more, including an event of default with respect to the 2033 Notes, would trigger a default under the Indenture governing the 2015 Notes, which would materially adversely affect our business, financial condition and cash flows, as well as our ability to continue as a going concern.

The Indenture governing the 2015 Notes contains operating and financial restrictions which may hinder our ability to pursue business opportunities and operate our business.

The Indenture governing the 2015 Notes contains significant operating and financial restrictions that may prevent us from pursuing certain business opportunities and restrict our ability to operate our business. These restrictions will limit or prohibit, among other things, our ability to: (1) incur additional indebtedness or issue certain preferred shares; (2) pay dividends, redeem subordinated debt or make other restricted payments on capital stock; (3) designate our subsidiaries as Unrestricted Subsidiaries (as defined in the indenture); (4) change our line of business; (5) transfer or sell assets, including the capital stock of our subsidiaries; (6) make certain investments or acquisitions; (7) grant liens on our assets; (8) incur dividend or other payment restrictions affecting certain subsidiaries; and (9) merge, consolidate or transfer substantially all of our assets. See “Description of the Post-Exchange Securities” in this prospectus and Note 13—“Long-Term Debt” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K for a further description of the Post-Exchange Securities.

Increased indebtedness may impact our financial condition and results of operations.

At March 31, 2011, we had an aggregate of $458.0 million of outstanding debt, excluding collateralized borrowings, consisting primarily of $200.0 million principal amount of the 2033 Notes, the remaining principal amount of $33.0 million mortgage loan, and $225.0 million principal amount of Pre-Exchange Securities. On March 17, 2011, the Company issued the Pre-Exchange Securities. The Company used a portion of the proceeds obtained from the issuance of the Pre-Exchange Securities to repay in full its existing obligations under the bridge loan with U.S. Healthcare of approximately $61 million (which amount included an applicable make-whole premium).

Our level of indebtedness may have several important effects on our future operations, including:

•	we will be required to use a portion of our cash flow from operations or otherwise for the payment of any principal or interest due on our outstanding indebtedness;

•

our outstanding indebtedness and leverage will increase the impact of negative changes in general economic and industry conditions, as well as competitive pressures and increases in interest rates; and

•

the level of our outstanding debt and the impact it has on our ability to meet debt covenants may affect our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes.

Even if and after we are able to resume manufacturing and shipment of our products, general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control, may affect our future performance. As a result, our business might not continue to generate cash flow at or above historic levels. If we cannot generate sufficient cash flow from operations in the future to service our debt, we may, among other things:

•	seek additional financing in the debt or equity markets;

•	refinance or restructure all or a portion of our indebtedness;

•	sell selected assets;

•	reduce or delay planned capital expenditures; or

•	reduce or delay planned research and development expenditures.

These measures might not be sufficient to enable us to service our debt. In addition, any financing, refinancing or sale of assets might not be available on economically favorable terms or at all.

Holders of the 2033 Notes may require us to offer to repurchase their 2033 Notes for cash upon the occurrence of a change in control or on May 16, 2013, 2018, 2023 and 2028. The source of funds for any repurchase of the 2033 Notes required as a result of any such events will be our available cash or cash generated from operating activities or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. The use of available cash to fund the repurchase of the 2033 Notes may impair our ability to obtain additional financing in the future. Any such repayment is a restricted payment under the Indenture governing the 2015 Notes and is not permitted unless the 2015 Notes are refinanced with other indebtedness or repaid.

Our cost-reducing measures could yield unintended consequences, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

As previously disclosed, we implemented significant cost savings measures to mitigate the financial impact of our actions to recall all of the products we manufactured and to suspend manufacturing and shipment of our products pending compliance with the terms of the consent decree. These measures included a substantial reduction of our workforce, which commenced on February 5, 2009, and an ongoing realignment of our cost structure. We realigned and restructured the sales force for our Ther-Rx subsidiary, and our production workforce. As a result, we reduced our employee headcount from approximately 852 on December 31, 2008 to approximately 317 on March 31, 2010. On March 31, 2010, we implemented a plan to further reduce our employee workforce from 317 to 237. In February 2011, we announced that we would increase our workforce by approximately 95 individuals to support the launch and marketing of Makena™.

The cost-reducing measures taken by us could yield unintended consequences, such as distraction of our management and employees, the inability to retain and attract new employees, business disruption, a negative impact on morale among remaining employees, attrition beyond our planned reduction in workforce and reduced employee productivity, any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, our reductions in personnel may subject us to risks of litigation, which could result in substantial cost. We cannot guarantee that the cost reduction measures, or other measures we may take in the future, will result in the expected cost savings, or that any cost savings will be unaccompanied by these or other unintended consequences.

Our future growth will also depend upon our ability to develop, acquire, fund and successfully launch new products in addition to Makena™.

In the near term, we are focused on meeting the requirements of the consent decree, which will allow more of our approved products to be reintroduced to the market and continuing the commercial launch of Makena™. We also need to continue to develop and commercialize new brand name products utilizing our proprietary drug delivery systems to grow our business in the future. To do this, we will need to identify, develop and commercialize technologically enhanced branded products, including using our drug delivery technologies. If we are unable to identify, develop and commercialize new products, we may need to obtain licenses to additional rights to branded or generic products, assuming they would be available for licensing, which could decrease our profitability. We may not be successful in pursuing this strategy.

Prior to entering into the consent decree we had filed ANDAs with the FDA seeking permission to market generic versions of several branded products, including varying strengths of the following:

•	Metadate CD® (methylphenidate hydrochloride) Extended-Release Capsules

•	Ritalin LA® (methylphenidate hydrochloride) Extended-Release Capsules

•	Focalin XR® (dexmethylphenidate hydrochloride) Extended-Release Capsules

•	Keppra XR® (levetiracetam) Extended-Release Tablets

With respect to the first three ANDA submissions noted above, we have sought favorable court rulings in patent infringement actions filed against us by the sponsors of the branded products. See Note 15—“Commitments and Contingencies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K for more information regarding patent certifications and litigation. However, in such litigations generally, we cannot be certain of the outcome, and a decision that a relevant patent is valid and infringed likely could significantly delay our ability to market any of the drugs at issue in such lawsuits. In addition, the litigation process itself can impose significant delays and expenses. On March 1, 2010, we entered into a settlement agreement to settle the patent infringement actions with respect to Ritalin LA® and Focalin XR® and on April 2, 2010, we entered into a settlement agreement to settle the patent infringement action with respect to Metadate CD®. See Note 1—“Description of Business—Significant Developments” and Note 15—“Commitments and Contingencies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K for information regarding the settlement. Due to the consent decree, an approval or a tentative approval was not obtained in the required time frame for any of the Company’s Paragraph IV ANDA filings. Therefore, the 180 days of exclusivity under the Drug Price Competition and Patent Term Restoration Act of 1984, known as the Hatch-Waxman Act, was lost.

We depend on our patents and other proprietary rights and cannot be certain of their confidentiality and protection.

Our success depends, in large part, on our ability to protect our current and future technologies and products, to defend our intellectual property rights and to avoid infringing on the proprietary rights of others. Although the pharmaceutical industry is crowded, we have been issued a substantial number of patents in the U.S. and in many foreign countries, which cover certain of our technologies, and have filed, and expect to continue to file, patent applications seeking to protect newly developed technologies and products. The patent position of pharmaceutical companies can be highly uncertain and frequently involves complex legal and factual questions. As a result, the breadth of claims allowed in patents relating to pharmaceutical applications or their validity and enforceability cannot accurately be predicted. Patents are examined for patentability at patent offices against bodies of prior art which by their nature may be incomplete and imperfectly categorized. Therefore, even presuming that the patent examiner has been able to identify and cite the best prior art available to him during the examination process, any patent issued to us could later be found by a court or a patent office during post-issuance proceedings to be invalid in view of newly-discovered prior art or already considered prior art or other legal reasons. Furthermore, there are categories of “secret” prior art unavailable to any examiner, such as the prior inventive activities of others, which could form the basis for invalidating any patent. In addition, there are other reasons why a patent may be found to be invalid, such as an offer for sale or public use of the patented invention in the U.S. more than one year before the filing date of the patent application. Moreover, a patent may be deemed unenforceable if, for example, the inventor or the inventor’s agents failed to disclose prior art to the United States Patent and Trademark Office (the “USPTO”) that they knew was material to patentability.

The coverage claimed in a patent application can be significantly altered during the examination process either in the U.S. or abroad. Consequently, our pending or future patent applications may not result in the issuance of patents or may result in issued patents having claims significantly different from that of the patent application as originally filed. Patents issued to us may be subjected to further proceedings limiting their scope and may not provide significant proprietary protection or competitive advantage. Our patents also may be challenged, circumvented, invalidated or deemed unenforceable. Patent applications in the U.S. filed prior to November 29, 2000 are currently maintained in secrecy until and unless patents issue, and patent applications in certain other countries generally are not published until more than 18 months after they are first filed (which generally is the case in the U.S. for applications filed on or after November 29, 2000). In addition, publication of discoveries in scientific or patent literature often lags behind actual discoveries. As a result, we cannot be certain that we or our licensors will be entitled to any rights in purported inventions claimed in pending or future patent applications or that we or our licensors were the first to file patent applications on such inventions. Furthermore, patents already issued to us or our pending applications may become subject to dispute, and any dispute could be resolved against us. For example, we may become involved in re-examination, reissue or interference proceedings in the USPTO, or opposition proceedings in a foreign country. The result of these proceedings can be the invalidation or substantial narrowing of our patent claims. We also could be subject to court proceedings that could find our patents invalid or unenforceable or could substantially narrow the scope of our patent claims. Even where we ultimately prevail before the USPTO or in litigation, the expense of these proceedings can be considerable. In addition, statutory differences in patentable subject matter may limit the protection we can obtain on some of our inventions outside of the U.S. For example, methods of treating humans are not patentable in many countries outside of the U.S.

These and other issues may prevent us from obtaining patent protection outside of the U.S. Furthermore, once patented in foreign countries, the inventions may be subjected to mandatory working requirements and/or subject to compulsory licensing regulations.

We also rely on trade secrets, unpatented proprietary know-how and continuing technological innovation that we seek to protect, in part by confidentiality agreements with licensees, suppliers, employees and consultants. These agreements may be breached by the other parties to these agreements. We may not have adequate remedies for any breach. Disputes may arise concerning the ownership of intellectual property or the applicability or enforceability of our confidentiality agreements and there can be no assurance that any such disputes would be resolved in our favor.

In addition, our trade secrets and proprietary technology may become known or be independently developed by our competitors, or patents may not be issued with respect to products or methods arising from our research, and we may not be able to maintain the confidentiality of information relating to those products or methods. Furthermore, certain unpatented technology may be subject to intervening rights.

We depend on our trademarks and related rights.

To protect our trademarks and associated goodwill, domain name, and related rights, we generally rely on federal and state trademark and unfair competition laws, which are subject to change. Some, but not all, of our trademarks are registered in the jurisdictions where they are used. Some of our other trademarks are the subject of pending applications in the jurisdictions where they are used or intended to be used, and others are not.

It is possible that third parties may own or could acquire rights in trademarks or domain names in the U.S. or abroad that are confusingly similar to or otherwise compete unfairly with our marks and domain names, or that our use of trademarks or domain names may infringe or otherwise violate the intellectual property rights of third parties. The use of similar marks or domain names by third parties could decrease the value of our trademarks or domain names and hurt our business, for which there may be no adequate remedy.

Third parties may claim that we infringe on their proprietary rights, or seek to circumvent ours.

We have been sued in the past for, and may in the future be required to defend against charges of infringement of patents, trademarks or other proprietary rights of third parties. Such defenses could require us to incur substantial expense and to divert significant effort of our technical and management personnel, and could result in our loss of rights to develop or make certain products or require us to pay monetary damages or royalties to license proprietary rights from third parties. More generally, the outcome of intellectual property litigation and disputes is uncertain and presents a risk to our business.

If an intellectual property dispute is settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, we cannot be certain that the necessary licenses would be available to us on acceptable terms, if at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing, using, selling and/or importing into the U.S. certain of our products, and therefore could have a material adverse effect on our business or results of operations. Litigation also may be necessary to enforce our patents against others or to protect our know-how or trade secrets. That litigation could result in substantial expense or put our proprietary rights at risk of loss, and we cannot assure you that any litigation will be resolved in our favor. As noted above, certain patent infringement lawsuits are currently pending against us, any of which could have a material adverse effect on our future business, financial condition, results of operations or cash flows.

Our dependence on key executives and qualified scientific, technical and managerial personnel could affect the development and management of our business.

We are highly dependent upon our ability to attract and retain qualified scientific, technical and managerial personnel. Our recent reductions in our employee base have increased this dependence. There is intense competition for qualified personnel in the pharmaceutical and biotechnology industries, and we cannot be sure that we will be able to continue to attract and retain qualified personnel necessary for the development and management of our business. Although we do not believe the loss of one individual would materially harm our business, our business might be harmed by the loss of services of multiple existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner. Much of the know-how we have developed resides in our scientific and technical personnel and is not readily transferable to other personnel. While we have employment agreements with certain of our key executives, we do not ordinarily enter into employment agreements (other than agreements related to confidentiality and proprietary rights) with our other scientific, technical and managerial employees.

We may be adversely affected by the continuing consolidation of our distribution network and the concentration of our customer base.

Our principal customers are wholesale drug distributors, major retail drug store chains, independent pharmacies and mail order firms. These customers comprise a significant part of the distribution network for pharmaceutical products in the U.S. This distribution network is continuing to undergo significant consolidation marked by mergers and acquisitions among wholesale distributors and the growth of large retail drug store chains. As a result, a small number of large wholesale distributors control a significant share of the market, and the number of independent drug stores and small drug store chains has decreased. We expect that consolidation of drug wholesalers and retailers will increase pricing and other competitive pressures on drug manufacturers. For the three and twelve months ended March 31, 2011, our three largest customers, which are specialty pharmacies and distributors, accounted for 29.7%, 21.5% and 14.5% and 17.3%, 16.6% and 11.2% of our gross revenues, respectively. The loss of any of these customers could materially and adversely affect our business, financial condition, results of operations or cash flows.

We depend on licenses from others, and any loss of these licenses could harm our business, market share and profitability.

We have acquired the rights to manufacture, use and/or market certain products through license agreements. We also expect to continue to obtain licenses for other products and technologies in the future. Our license agreements generally require us to develop the markets for the licensed products. If we do not develop these markets, the licensors may be entitled to terminate these license agreements.

We cannot be certain that we will fulfill all of our obligations under any particular license agreement for any variety of reasons, including lack of sufficient liquidity to fund our obligations, insufficient resources to adequately develop and market a product, lack of market development despite our efforts and lack of product acceptance. Our failure to fulfill our obligations could result in the loss of our rights under a license agreement.

Certain products we have the right to license are at certain stages of clinical tests and FDA approval. Failure of any licensed product to receive regulatory approval could result in the loss of our rights under its license agreement.

We expend a significant amount of resources on research and development efforts that may not lead to successful product introductions.

We conduct research and development primarily to enable us to manufacture and market FDA-approved pharmaceuticals in accordance with FDA regulations. Typically, research costs related to the development of innovative compounds and the filing of NDAs are significantly greater than those expenses associated with ANDA filings. Because of the inherent risk associated with research and development efforts in our industry, particularly with respect to new drugs, our research and development expenditures may not result in the successful introduction of FDA-approved new pharmaceutical products. Also, after we submit an application for approval, the FDA may request that we conduct additional studies and as a result, we may be unable to reasonably determine the total research and development costs to develop a particular product. Finally, we cannot be certain that any investment made in developing products will be recovered, even if we are successful in commercialization. In addition, as set forth in the risk factor entitled “Our future growth will largely depend upon our ability to fund and develop new products” above, although the consent decree does not specifically address these ANDA submissions, we anticipate that final approval of any ANDAs will not occur before the FDA has determined that we are compliant with cGMP. In September 2010, the FDA determined that our facilities were in compliance, allowing us to resume shipment of our Potassium Chloride Extended Release Capsule products, which commenced sales in that month. Additional products are in the process of being brought back to market although the Company does not expect to resume shipping other products until prior to the end of calendar year 2011, at the earliest.

We may not be able to obtain necessary regulatory clearances or approvals on a timely basis, if at all, for any of our products under development, and delays in receipt or failure to receive such clearances or approvals, the loss of previously received clearances or approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on our business. To the extent that we expend significant resources on research and development efforts and are not able, ultimately, to introduce successful new products as a result of those efforts, our business, financial condition, results of operations or cash flows may be materially adversely affected.

Any significant interruption in the supply of raw materials or finished product could have a material adverse effect on our business.

We typically purchase the active pharmaceutical ingredient (i.e., the chemical compounds that produce the desired therapeutic effect in our products) and other materials and supplies that we use in our manufacturing operations, as well as certain finished products (including Evamist® and Makena™), from many different domestic and foreign suppliers.

We also maintain safety stocks in our raw materials inventory, and in certain cases where we have listed only one supplier in our applications with the FDA, have received FDA approval to use alternative suppliers should the need arise. However, there is no guarantee that we will always have timely and sufficient access to a critical raw material or finished product, or access to such materials or products on commercially reasonable terms. A prolonged interruption in the supply of a single-sourced raw material, including the active ingredient, or finished product could cause our business, financial condition, results of operations or cash flows to be materially adversely affected. In addition, our manufacturing capabilities could be impacted by quality deficiencies in the products which our suppliers provide, which could have a material adverse effect on our business.

Where we purchase finished products for sale, it is possible for the ability or willingness of our suppliers to supply us to be disrupted, delayed or terminated, including as a result of regulatory actions by the FDA or other government agencies, including shipping halts, product seizures and recalls affecting such suppliers, or as a result of labor stoppages, facility damage or casualties, or other sources of interruption. Such interruptions could have a material adverse effect on our business.

We utilize controlled substances in certain of our current products and products in development and therefore must meet the requirements of the Controlled Substances Act of 1970 (the “CSA”) and the related regulations administered by the U.S. Drug Enforcement Administration (the “DEA”). These regulations relate to the manufacture, shipment, storage, sale and use of controlled substances. The DEA limits the availability of the active ingredients used in certain of our current products and products in development and, as a result, our procurement quota of these active ingredients may not be sufficient to meet commercial demand or complete clinical trials. We must annually apply to the DEA for procurement quota in order to obtain these substances. Any delay or refusal by the DEA in establishing our procurement quota for controlled substances could delay or stop our clinical trials or product launches, or could cause trade inventory disruptions for those products that have already been launched, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our revenues, gross profit and operating results may fluctuate from period to period, depending upon our product sales mix, our product pricing, and our costs to manufacture or purchase products.

Assuming we are able to comply with the requirements under the consent decree and resume the manufacture and distribution of more of our approved products, our future results of operations, financial condition and cash flows will depend to a significant extent upon our product sales mix (the proportion of total sales among products).

Factors that may cause our sales mix to vary include:

•	the number and timing of new product introductions;

•	marketing exclusivity on products, if any, which may be obtained;

•	the level of competition in the marketplace with respect to certain products;

•	the availability of raw materials and finished products from our suppliers;

•	the buying patterns of our largest wholesaler customers;

•	the scope and outcome of governmental regulatory action that may involve us;

•	periodic dependence on a relatively small number of products for a significant portion of net revenue or income; and

•	legal actions brought by our competitors.

The profitability of our product sales is also dependent upon the prices we are able to charge for our products, the costs to purchase products from third parties, and our ability to manufacture our products in a cost-effective manner. If our revenues and gross profit decline or do not grow as anticipated, we may not be able to correspondingly reduce our operating expenses.

Rising insurance costs could negatively impact profitability.

The cost of insurance, including workers’ compensation, product liability and general liability insurance, has risen significantly in the past few years and may continue to increase. In response, we may increase deductibles and/or decrease certain coverages to mitigate these costs. These increases, and our increased risk due to increased deductibles and reduced coverages, could have a negative impact on our business, financial condition, results of operations or cash flows.

We may continue to incur charges for impairment of intangible and other long-lived assets.

When we acquire the rights to manufacture and sell a product, we record the aggregate purchase price, along with the value of the product-related liabilities we assume, as intangible assets. We use the assistance of valuation experts to help us allocate the purchase price to the fair value of the various intangible assets we have acquired. Then, we must estimate the economic useful life of each of these intangible assets in order to amortize their cost as an expense in our consolidated statements of operations over the estimated economic useful life of the related asset. The factors that affect the actual economic useful life of a pharmaceutical product are inherently uncertain, and include patent protection, physician loyalty and prescribing patterns, competition by products prescribed for similar indications, future introductions of competing products not yet FDA-approved and the impact of promotional efforts, among many others. We consider all of these factors in initially estimating the economic useful lives of our products, and we also continuously monitor these factors for indications of decline in carrying value.

In assessing the recoverability of our intangible and other long-lived assets, we must make assumptions regarding estimated undiscounted future cash flows and other factors. If the estimated undiscounted future cash flows do not exceed the carrying value of the intangible or other long-lived assets being evaluated, we must determine the fair value of the intangible or other long-lived assets. If the fair value of these assets is less than its carrying value, an impairment loss will be recognized in an amount equal to the difference. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets. We review intangible assets for impairment at least annually and all long-lived and intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If we determine that an intangible or long-lived asset is impaired, a non-cash impairment charge would be recognized.

Because circumstances can change, the value of intangible and long-lived assets we record may not be realized by us. If we determine that impairment has occurred, we would be required to write-off the impaired portion of the unamortized assets, which could have a material adverse effect on our results of operations in the period in which the write-off occurs. In addition, in the event of a sale of any of our assets, we might not recover our recorded value of the associated assets.

In connection with the steps taken by us with respect to the nationwide recall and suspension of shipment of all products manufactured by us, the requirements under the consent decree, the ongoing private litigation and governmental inquiries, and certain other events in the fourth quarter of fiscal year 2011 and 2010, we completed an evaluation of each of our intangible assets, and as a result of these evaluations, recognized certain impairment charges.

There are inherent uncertainties involved in the estimates, judgments and assumptions used in the preparation of our financial statements, and any changes in those estimates, judgments and assumptions could have a material adverse effect on our financial condition and results of operations.

The consolidated financial statements that we file with the SEC are prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The preparation of financial statements in accordance with U.S. GAAP involves making estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. A summary of our significant accounting practices is included in Note 2—”Summary of Significant Accounting Policies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K. The most significant estimates we are required to make under U.S. GAAP include, but are not limited to, those related to revenue recognition and reductions to gross revenues, inventory valuation, intangible asset valuations, property and equipment valuations, stock-based compensation, income taxes and loss contingencies related to legal proceedings. We periodically evaluate estimates used in the preparation of the consolidated financial statements for reasonableness, including estimates provided by third parties. Appropriate adjustments to the estimates will be made prospectively, as necessary, based on such periodic evaluations. We base our estimates on, among other things, currently available information, market conditions, historical experience and various assumptions, which together form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Although we believe that our assumptions are reasonable under the circumstances, estimates would differ if different assumptions were utilized and these estimates may prove in the future to have been inaccurate.

Enactment of the Patient Protection and Affordable Care Act (the “Affordable Care Act”), legislative proposals, reimbursement policies of third parties, cost-containment measures and healthcare reform could affect the marketing, pricing and demand for our products.

The enactment of the Affordable Care Act on March 23, 2010, as well as various additional legislative proposals, including proposals relating to prescription drug benefits, could materially impact the pricing and sale of our products. Further, reimbursement policies of third parties may affect the marketing of our products. Our ability to market our products will depend in part on reimbursement levels for the cost of the products and related treatment established by healthcare providers, including government authorities, private health insurers and other organizations, such as HMOs and MCOs. Insurance companies, HMOs, MCOs, Medicaid and Medicare administrators and others regularly challenge the pricing of pharmaceutical products and review their reimbursement practices. In addition, the following factors could significantly influence the purchase of pharmaceutical products, which could result in lower prices and a reduced demand for our products:

•	the trend toward managed healthcare in the U.S.;

•	the growth of organizations such as HMOs and MCOs;

•	legislative proposals to reform healthcare and government insurance programs; and

•	price controls and non-reimbursement of new and highly priced medicines for which the economic therapeutic rationales are not established.

The Affordable Care Act is a comprehensive and very complex and far-reaching statute. The cost-containment measures and healthcare reforms in the Affordable Care Act and in other legislative proposals could affect our ability to sell our products in many possible ways. The Obama administration’s fiscal year 2010 budget included proposals to reduce Medicare and Medicaid spending and reduce drug spending. We are unable to predict the ultimate impact of the Affordable Care Act, or the content or timing of any future healthcare reform legislation and its impact, on us. Those reforms may have a material adverse effect on our financial condition and results of operations.

The reimbursement status of a newly approved pharmaceutical product may be uncertain. Reimbursement policies and decisions, either generally affecting all pharmaceutical companies or specifically affecting us, may not include some of our products or government agencies or third parties may assert that certain of our products are not eligible for Medicaid, Medicare or other reimbursement and were not so eligible in the past, possibly resulting in demands for damages or refunds. Even if reimbursement policies of third parties grant reimbursement status for a product, we cannot be sure that these reimbursement policies will remain in effect. Limits on reimbursement could reduce the demand for our products. The unavailability or inadequacy of third-party reimbursement for our products could reduce or possibly eliminate demand for our products. We are unable to predict whether governmental authorities will enact additional legislation or regulation which will affect third-party coverage and reimbursement that reduces demand for our products.

Our ability to market generic pharmaceutical products successfully depends, in part, on the acceptance of the products by independent third parties, including pharmacies, government formularies and other retailers, as well as patients. In the past we have manufactured a number of prescription drugs that are used by patients with severe health conditions. Although the brand-name products generally have been marketed safely for many years prior to our introduction of a generic/non-branded alternative, there is a possibility that one of these products could produce a side effect that could result in an adverse effect on our ability to achieve acceptance by managed care providers, pharmacies and other retailers, customers and patients. If these independent third parties do not accept our products, it could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Extensive industry regulation has had, and will continue to have, a significant impact on our industry and our business, especially our product development, manufacturing and distribution capabilities.

All pharmaceutical companies, including us, are subject to extensive, complex, costly and evolving regulation by the federal government, principally the FDA and, to a lesser extent, the DEA and state government agencies. The Federal Food, Drug, and Cosmetic Act (the “FDCA”), the CSA and other federal statutes and regulations govern or influence the testing, manufacturing, packing, labeling, storing, record keeping, safety, approval, advertising, promotion, sale and distribution of our products. Failure to comply with applicable FDA or other regulatory requirements may result in criminal prosecution, civil penalties, injunctions or holds, recall or seizure of products and total or partial suspension of production, as well as other regulatory actions against our products and us.

In addition to compliance with cGMP requirements, drug manufacturers must register each manufacturing facility with the FDA. Manufacturers and distributors of prescription drug products are also required to be registered in the states where they are located and in certain states that require registration by out-of-state manufacturers and distributors. Manufacturers also must be registered with the DEA and similar applicable state and local regulatory authorities if they handle controlled substances, and with the U.S. Environmental Protection Agency (the “EPA”) and similar state and local regulatory authorities if they generate toxic or dangerous wastes, and must also comply with other applicable DEA and EPA requirements.

From time to time, governmental agencies have conducted investigations of pharmaceutical companies relating to the distribution and sale of drug products to government purchasers or subject to government or third-party reimbursement. However, standards sought to be applied in the course of governmental investigations can be complex and may not be consistent with standards previously applied to our industry generally or previously understood by us to be applicable to our activities.

The process for obtaining governmental approval to manufacture and market pharmaceutical products is rigorous, time-consuming and costly, and we cannot predict the extent to which we may be affected by legislative and regulatory developments. We are dependent on receiving FDA and other governmental or third-party approvals prior to manufacturing, marketing and shipping many of our products. Consequently, we cannot predict whether we will obtain FDA or other necessary approvals or whether the rate, timing and cost of such approvals will adversely affect our product introduction plans or results of operations.

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback and false claims laws.

Several types of state and federal laws, including anti-kickback and false claims statutes, have been applied to restrict certain marketing practices in the pharmaceutical industry in recent years. See Part I, Item 1— “Business—(d) Narrative Description of Business—Government Regulation—New Product Development and Approval —Anti-Kickback and False Claims Statutes” of our 2011 Form 10-K for more information.

We endeavor to comply with the applicable fraud and abuse laws and to operate within related statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution. However, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration to individuals or entities in a position to prescribe, purchase, or recommend our products may be subject to scrutiny if they do not qualify for an exemption or safe harbor.

Violations of fraud and abuse laws may be punishable by civil and/or criminal sanctions, including substantial fines and civil monetary penalties, debarment from contracting with the government, as well as the possibility of exclusion from federal and state healthcare programs, including Medicaid, Medicare and Veterans Administration health programs. Furthermore, the laws applicable to us are broad in scope and are subject to evolving interpretations and permit governmental authorities to exercise significant discretion. Any determination by a governmental authority that we are not in compliance with applicable laws and regulations could have a material adverse effect on our reputation, business operations and financial results.

Our indemnification obligations and limitations of our director and officer liability insurance may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Under Delaware law, our Amended Certificate of Incorporation and By-Laws and certain indemnification agreements to which we are a party, we have an obligation to indemnify, or we have otherwise agreed to indemnify, certain of our current and former directors, officers and associates with respect to current and future inquiries, investigations and litigation (see Note 15—“Commitments and Contingencies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K). In connection with some of these pending matters, we are required to, or we have otherwise agreed to, advance, and have advanced, significant legal fees and related expenses to several of our current and former directors, officers and associates and expect to continue to do so while these matters are pending. Certain of these obligations may not be “covered matters” under our directors’ and officers’ liability insurance, or there may be insufficient coverage available. Further, in the event the directors, officers and associates are ultimately determined to not be entitled to indemnification, we may not be able to recover the amounts we previously advanced to them.

In addition, we have incurred significant expenses in connection with the pending inquiries, investigations and litigation. We maintain directors’ and officers’ liability insurance for non-indemnifiable securities claims and have met the retention limits under these policies with respect to these pending matters. We cannot provide any assurances that pending claims, or claims yet to arise, will not exceed the limits of our insurance policies, that such claims are covered by the terms of our insurance policies or that our insurance carrier will be able to cover our claims. Due to these insurance coverage limitations, we may incur significant unreimbursed costs to satisfy our indemnification and other obligations, which may have a material adverse effect on our financial condition, results of operations and cash flows.

On March 22, 2011, Mr. M. Hermelin made a demand on the Company for indemnification with respect to his payment of $1.9 million imposed by the United States District Court as a fine and forfeiture of pecuniary gain as part of the sentence resulting from his guilty plea entered by the Court on March 10, 2011. Mr. M. Hermelin pled guilty to two federal misdemeanor counts as a responsible corporate officer of the Company at the time when a misbranding of two morphine sulfate tablets occurred which contained more of the active ingredient than stated on the label. In addition, the Company has advanced or will advance, under the terms of the Indemnification Agreement, legal expense amounting to approximately $5.0 million to a variety of law firms who represented Mr. M. Hermelin for legal matters including the FDA and SEC investigations, the U.S. Department of Justice inquiry, the Audit Committee investigation, HHS OIG exclusion and various class action lawsuits. Under the Company’s standard Indemnification Agreement entered into with all directors, including Mr. M. Hermelin when he served as Chairman of the Board and Chief Executive Officer of the Company, as a condition for the advancement of expenses, each director is required to sign an undertaking to reimburse the Company for the advanced expenses in the event it is found that the director is not entitled to indemnification. Mr. M. Hermelin’s demand for reimbursement of the $1.9 million fine and forfeiture, and whether the advanced legal fees to represent him for various legal matters should be indemnified, is under review by a temporary special committee appointed by the Board of Directors of the Company.

Current global economic conditions may adversely affect our industry, business, financial position and results of operations.

The global economy is currently undergoing a period of unprecedented volatility, and the future economic environment may continue to be less favorable than that of recent years. This has led, and could further lead, to reduced consumer spending in the foreseeable future, and this may include spending on healthcare. Our sales could be negatively impacted if patients forego obtaining healthcare. In addition, reduced consumer spending may drive us and our competitors to decrease prices. These conditions may adversely affect our industry, business, financial position and results of operations.

Risks Relating to the Offering and the Post-Exchange Securities

If you do not properly tender your Pre-Exchange Securities, your ability to transfer your Pre-Exchange Securities may be adversely affected.

Any Pre-Exchange Securities that are not tendered or that are tendered but not accepted will remain subject to restrictions on transfer. Since the Pre-Exchange Securities have not been registered under the Securities Act, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration.

Certain assets of the Company will be subject to prior claims.

Our obligations under the Indenture and the 2015 Notes are secured by substantially all of the assets of the Company and our Domestic Restricted Subsidiaries except with respect to certain permitted liens. Additionally, certain assets are subject to first-priority liens currently outstanding. Under our agreement with Hologic, the Company is required to make certain additional payments of purchase price for Makena™. If those payments are not made, the Company will be required to retransfer the Makena™ assets to Hologic. In order to secure the payment obligations, the Company granted Hologic a first-priority security interest in Makena™. The Company also owns certain property which is secured by a first-priority mortgage. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, the assets that are pledged as collateral securing any first-priority claims and the 2015 Notes must first be used to pay the first-priority claims in full before making any payment on the 2015 Notes.

The proceeds from the sale of the collateral securing the 2015 Notes may not be sufficient to pay all amounts owed under the 2015 Notes.

We cannot assure the investors that proceeds from the sale of the pledged collateral would be sufficient to satisfy amounts due on the 2015 Notes. As described in the risk factor above, certain of our assets are subject to prior liens. In addition, the Indenture will permit us to incur other secured indebtedness, which may be secured on a basis senior to or equal with the 2015 Notes. Any additional obligations secured by an equal or senior lien on the collateral securing the 2015 Notes will dilute the value of the collateral securing the 2015 Notes.

No appraisal of the value of the collateral has been made in connection with this offering and the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There is no assurance that liquidating the collateral securing the 2015 Notes would be likely to produce proceeds in an amount sufficient to pay all or any amounts due on the 2015 Notes, after first satisfying in full obligations secured by a prior lien on such collateral.

The Company has not analyzed the effect of any liens, and their existence could adversely affect the value of the collateral securing the 2015 Notes as well as the ability of the Collateral Agent (as defined in the Indenture) to realize or foreclose on such collateral.

For each of the reasons set forth above, there may not be sufficient collateral to pay all or any of the amounts due on the 2015 Notes. Any claim for the difference between the amount realized by Holders of the 2015 Notes from the sale of the collateral securing the 2015 Notes and the obligations under the 2015 Notes will be an unsecured claim and will rank equally in right of payment with all of the Company’s other unsecured unsubordinated indebtedness and other obligations, including trade payables.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the 2015 Notes.

We incurred substantial indebtedness as a result of the issuance of the Pre-Exchange Securities. This indebtedness could have important consequences to the Holders of the 2015 Notes. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our outstanding debt, including the 2015 Notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, and research and development costs, and other general corporate requirements;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in its business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

In addition to current indebtedness levels, we and our subsidiaries will be able to incur additional debt, which would further exacerbate the risks described above.

We and our subsidiaries will be able to incur substantial additional indebtedness in the future subject to certain restrictions imposed by the Indenture. The related risks that we now face could intensify as new debt is added to our current and proposed debt levels.

We may not be able to generate sufficient cash flow to meet our debt service and other obligations due to events beyond our control.

Our ability to generate cash flows from operations and to make scheduled payments on our indebtedness will depend on our future financial performance. Our future performance will be affected by a range of economic, competitive and business factors that we cannot control, such as general economic and financial conditions in our industry or the economy generally. A significant reduction in operating cash flows resulting from changes in economic conditions, increased competition, or other events beyond our control could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations, prospects and our ability to service our debt and other obligations. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital. We cannot assure you that any of these alternative strategies could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on the 2015 Notes and our other indebtedness.

We may not have the ability to fund a Fundamental Change offer if required by the Indenture.

Upon a Fundamental Change, we will be required to offer to repurchase all outstanding 2015 Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest. However, we cannot assure investors that we will have sufficient funds at the time of such event to make any required repurchase of the 2015 Notes. Our failure to make or complete this offer following a Fundamental Change would be an Event of Default (as defined in the Indenture).

The Fundamental Change provisions contained in the Indenture may not protect Holders of the 2015 Notes in the event of certain highly leveraged transactions including certain reorganizations, restructurings or mergers, because these transactions may not involve a Fundamental Change as defined in the Indenture.

The ability of the Collateral Agent to foreclose on the collateral may be limited pursuant to bankruptcy laws.

The right of the Collateral Agent, as a secured party under the collateral documents for the benefit of itself, the trustee and the Holders of the 2015 Notes, to foreclose upon and sell the collateral upon the occurrence of a payment default is likely to be significantly impaired by applicable bankruptcy laws, including the automatic stay provision contained in Section 362 of the Bankruptcy Code. Under applicable federal bankruptcy laws, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit a debtor to continue to retain and use collateral even though that debtor is in default under the applicable debt instruments so long as the secured creditor is afforded “adequate protection” of its interest in the collateral. Although the precise meaning of the term “adequate protection” may vary according to circumstances, it is intended in general to protect a secured creditor against any diminution in the value of the creditor’s interest in its collateral. Accordingly, the bankruptcy court may find that a secured creditor is “adequately protected” if, for example, the debtor makes certain cash payments or grants the creditor liens on additional or replacement collateral as security for any diminution in the value of the collateral occurring for any reason during the pendency of the bankruptcy case.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, we cannot predict whether payments under the 2015 Notes would be made following commencement of, and during the pendency of, a bankruptcy case, whether or when the Collateral Agent could foreclose upon or sell the collateral or whether or to what extent Holders of the 2015 Notes would be compensated for any delay in payment or loss of value of the collateral. Furthermore, if a bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the 2015 Notes, Holders of the 2015 Notes would hold “under-secured claims.” Applicable federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorney’s fees for “under-secured claims” during a debtor’s bankruptcy case.

Finally, the Collateral Agent’s ability to foreclose on the collateral on your behalf may be subject to lack of perfection, the consent of third parties, prior liens (as discussed above) and practical problems associated with the realization of the Collateral Agent’s security interest in the collateral.

The 2015 Notes are effectively subordinated to the obligations of our subsidiaries that do not guarantee the 2015 Notes.

None of our Foreign Subsidiaries (as defined in the Indenture) or Unrestricted Domestic Subsidiaries (as defined in the Indenture), if any, or MECW, LLC guarantee the 2015 Notes. If any of these entities becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of such subsidiary before any of those assets would be made available to us. Consequently, your claims in respect of the 2015 Notes with respect to the assets of our non-guarantor subsidiaries effectively would be subordinated to all of the existing and future liabilities of our non-guarantor subsidiaries.

Rights of Holders of the 2015 Notes in the collateral may be materially adversely affected by the failure to perfect liens on certain collateral acquired in the future.

Applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the Collateral Agent will monitor, or that we will inform the Collateral Agent of the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the lien on such after-acquired collateral. The Collateral Agent has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of security interests or the practical benefits of the liens thereon or of the priority of the liens securing the 2015 Notes.

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the Collateral Agent, including pursuant to security documents delivered after the date of the Indenture governing the 2015 Notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the Holders of the 2015 Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

The collateral securing the 2015 Notes is subject to casualty risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the 2015 Notes and the guarantees. In the event of a total or partial loss to any of the mortgaged facilities, certain items of equipment may not be easily replaced.

Security interests over certain collateral that was not in place on the Issuance Date or was not perfected by the Issuance Date is subject to increased risk of avoidability in bankruptcy.

Certain security interests, including mortgages on certain of our real properties and control agreements over certain accounts, were not in place by the Issuance Date or were not perfected on the Issuance Date.

Accordingly, if we or any Guarantor were to become subject to a bankruptcy proceeding after the Issuance Date, any mortgage or security interest in other collateral delivered after the Issuance Date faces a greater risk than security interests in place or security or security interest in other collateral delivered after the Issuance Date faces a greater risk than security interests in place on the Issuance Date of being avoided by the pledgor (as debtor in possession) or by its trustee in bankruptcy as a preference under bankruptcy law if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the Holders of the 2015 Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. To the extent that the grant of any such mortgage or other security interest is avoided as a preference, you would not be secured by the property or assets subject to that mortgage or security interest.

A court could cancel the guarantees under fraudulent conveyance laws or certain other circumstances.

All of our present and future Domestic Restricted Subsidiaries, other than MECW, LLC, guarantee the 2015 Notes. If, however, any of those subsidiaries becomes a debtor in a case under the Bankruptcy Code or encounters other financial difficulty, under federal or state laws governing fraudulent conveyance or preferential payments, a court in the relevant jurisdiction might void or cancel its guarantee. The court might do so if it found that, when the subsidiary entered into its guarantee or, in some states, when payments become due thereunder, it received less than reasonably equivalent value or fair consideration for its guarantee and either was or was rendered insolvent, was left with inadequate capital to conduct its business, or believed or should have believed that it would incur debts beyond its ability to pay. The court might also void such guarantee, without regard to the above factors, if it found that the subsidiary entered into its guarantee with actual or deemed intent to hinder, delay, or defraud its creditors.

A court would likely find that a subsidiary did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the 2015 Notes. If a court voided such guarantee, you would no longer have a claim against that subsidiary or the benefit of the assets of that subsidiary constituting collateral that purportedly secured that guarantee. In addition, the court might direct you to repay any amounts already received from that subsidiary or from the proceeds of any such collateral. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the 2015 Notes from another subsidiary or from any other source.

The Indenture states that the liability of each subsidiary on its guarantee is limited to the maximum amount that the subsidiary can incur without risk that the guarantee will be subject to avoidance as a fraudulent conveyance. This limitation may not protect the guarantees from a fraudulent conveyance attack or, if it does, we cannot assure you that the guarantees will be in amounts sufficient, if necessary, to pay obligations under the outstanding 2015 Notes when due.

There is not, and may not be, a public market for the 2015 Notes.

The 2015 Notes are an issue of securities for which there is currently no market. There is no guarantee of future development of a market for the 2015 Notes, nor the ability of the Holders of the 2015 Notes to sell their notes or the price at which the Holders may be able to sell their notes. If the 2015 Notes are traded after the Issuance Date, they may trade at a discount from the initial offering price depending upon prevailing interest rates, the market for similar securities and other factors. No assurance can be given as to whether an active trading market will develop for the 2015 Notes, if a market develops, whether it will continue. We do not intend to apply for listing of the notes on any securities exchange or automated quotation system.

The trading price of the 2015 Notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the 2015 Notes. Any disruption could adversely affect the prices at which Holders may sell their 2015 Notes. In addition, subsequent to the Issuance Date, the 2015 Notes may trade at a discount from their initial offering price, depending on the prevailing interest rates, the market for similar notes, our performance and other factors, many of which are beyond our control.

USE OF PROCEEDS

We will not receive cash proceeds from the issuance of the Post-Exchange Securities under the exchange offer. In consideration for issuing the Post-Exchange Securities in exchange for Pre-Exchange Securities as described in this prospectus, we will receive Pre-Exchange Securities of equal principal amount. The Pre-Exchange Securities surrendered in exchange for the Post-Exchange Securities will be retired and cancelled.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. Earnings included in the calculation of this ratio consist of income before income taxes and interest plus fixed charges. Fixed charges included in the calculation of this ratio consist of interest expense, including amortization of debt discounts and issuance costs, and the imputed interest component of rental expense.

	Fiscal Year Ended(1)
	March 31, 2011	March 31, 2010	March 31, 2009	March 31, 2008	March 31, 2007
Ratio of earnings to fixed charges	(7.8)	(31.5)	(26.7)	(5.3)	(1.2)

(1)	The amount of deficiency to obtain one-to-one coverage was $148.5 million, $309.6 million, $306.5 million, $72.9 million, and $21.8 million, respectively, for the fiscal years ended March 31, 2011, 2010, 2009, 2008 and 2007.

UNAUDITED PRO FORMA INFORMATION

The historical financial statements, as filed in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011, reflect the generic business’s net assets and operations as discontinued. Accordingly, the impact of discontinuing the generics business on the Company’s 2011 continuing operations is already largely reflected in those historical financial statements. The Indenture governing the Post-Exchange Securities includes provisions as to the use of any net proceeds from an Asset Sale, as defined in the Indenture, and which would include the sale of the generics business and net assets. Such provisions generally require the net proceeds to be used, within 365 days of the receipt of sale proceeds, for certain investments in property, plant and equipment or other tangible or intangible non-current assets, for milestone payments to Hologic under the MakenaTM Agreement or, if not so used within one year from the Asset Sale date, to redeem 2015 Notes or repay or repurchase certain other indebtedness or any combination of those uses. The Company currently has no probable plans to acquire significant new long-lived assets.

On a pro forma basis, giving effect to the sale of the generics business and net assets and holding the estimated net proceeds in cash as if such transaction occurred on March 31, 2011, the historical balance sheet as of March 31, 2011 would be adjusted to reflect:

(a) an increase in cash and cash equivalents of approximately $57 million, net of fees for the transaction representing the expected proceeds from the sale;

(b) the elimination of approximately $9 million, $45 million and $3 million of current assets, noncurrent assets and current liabilities associated with discontinued operations, respectively; and

(c) a decrease of approximately $6 million of accumulated deficit and shareholders’ deficit representing a gain on the sale (based on the approximate March 31, 2011 net book value of assets to be sold less liabilities to be assumed and fees of the transaction).

Giving effect to the sale of the generics business and net assets as of April 1, 2010, subject to the assumption that the related net proceeds would be held in a cash account for one year following the date of sale, would have no pro forma impact on the Company’s statement of operations for the fiscal year ended March 31, 2011.

DESCRIPTION OF THE POST-EXCHANGE SECURITIES

General

For the purposes of this “Description of the Post-Exchange Securities” and unless the context otherwise indicates, when we use the words “we,” “our,” “us,” “Company” or “KV,” we are referring to K-V Pharmaceutical Company and not to any of its subsidiaries.

On the Issuance Date, the Company issued $225,000,000 aggregate principal amount of 12% Senior Secured Notes due 2015 in a private placement pursuant to the Indenture dated as of March 17, 2011, by and among K-V Pharmaceutical Company, the Guarantors and Wilmington Trust FSB, as the Trustee and Collateral Agent. The Pre-Exchange Securities were issued under the Indenture pursuant to exemptions from the registration requirements of the Securities Act. The Pre-Exchange Securities were offered to the Initial Purchasers, as accredited investors, under Regulation D under the Securities Act.

The terms of the 2015 Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (“TIA”). The terms of the Post-Exchange Securities are identical in all material respects to the terms of the Pre-Exchange Securities, except that the Post-Exchange Securities are registered under the Securities Act.

The following description is a summary of the material provisions of the Indenture and the Collateral Documents (as defined in the Indenture). However, this summary does not purport to be a complete description of the Indenture and the Collateral Documents and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture and the Collateral Documents, copies of which are available from the Company upon request. We urge you to read the notes evidencing the Post-Exchange Securities, the Indenture and the Collateral Documents carefully because they, and not the following description, will govern your rights as a Holder of the 2015 Notes.

You may request a copy of the Indenture and the Collateral Documents by following the procedures outlined under the caption “Where You Can Find More Information.” You can find the definitions of certain terms used in this description in this section under the subheading “—Certain Definitions.”

Brief Description of the Post-Exchange Securities

The Post-Exchange Securities will be

•	senior obligations of the Company;

•	equal in right of payment with any existing and future senior indebtedness of the Company;

•	senior in right of payment to any existing or future subordinated indebtedness of the Company; and

•	unconditionally guaranteed, jointly and severally, by each Guarantor.

Principal, Maturity and Interest

The Post-Exchange Securities are limited to $225,000,000 aggregate principal amount. The Post-Exchange Securities will mature March 15, 2015 and will bear interest at the rate of 12% per year. Interest is payable semiannually in arrears on March 15 and September 15 of each year, commencing September 15, 2011. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest payable on the first two interest payment dates has been paid into an escrow account by the Company for the benefit of the holders of the 2015 Notes. See “—Interest Reserve Account.”

The Post-Exchange Securities will be issued only in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess of that amount.

Paying Agent and Registrar for the Notes

The Company maintains a Paying Agent (as defined in the Indenture) and Registrar (as defined in the Indenture) for the 2015 Notes. The Registrar keeps a register of the Pre-Exchange Securities and of their transfer and exchange and will keep a registry of the Post-Exchange Securities. The Company may appoint or change one or more co-Registrars and one or more additional Paying Agents without notice and may act in any such capacity on its own behalf. If the Company fails to maintain a Registrar or Paying Agent, the Trustee will act as such. The Company initially appointed the Trustee as Paying Agent and Registrar.

Transfer and Exchange

A Holder may transfer or exchange 2015 Notes in accordance with the Indenture. The Registrar may require the Holder to provide certain documentation in connection with a transfer of 2015 Notes. No service charge will be required for any transfer or exchange of 2015 Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer or certain exchanges. The registered Holder of a 2015 Note may be treated as the owner of such note for all purposes.

Ranking

The indebtedness of the Company arising under or in connection with the Indenture and every outstanding 2015 Note issued under the Indenture from time to time constitutes and will constitute a senior obligation of the Company, ranking equally with other existing and future senior indebtedness of the Company and ranking senior to any existing or future subordinated indebtedness of the Company.

Similarly, the guarantees of the 2015 Notes constitute a senior obligation of the Guarantors, ranking equally with other existing and future senior indebtedness of the Guarantors and ranking senior to any existing or future subordinated indebtedness of the Guarantors.

Note Guarantees

The Post-Exchange Securities are guaranteed by all our present and future Domestic Restricted Subsidiaries other than MECW, LLC. Additionally, none of our Foreign Subsidiaries guarantee the 2015 Notes. See “Risk Factors – Risks Relating to the Offering and the Post-Exchange Securities.” The 2015 Notes are effectively subordinated to the obligations of our subsidiaries that do not guarantee the 2015 Notes.

The obligations of each Guarantor are limited to the maximum amount such that the Subsidiary Guarantee will not constitute a fraudulent transfer or conveyance under applicable law. See “Risk Factors – Risks Relating to the Offering and the Post-Exchange Securities.”

The Indenture provides that a Guarantor may not consolidate with, or merge with or into, or sell, transfer, lease, convey or otherwise dispose of all or substantially all of its property or assets to another person, whether in a single transaction or series of related transactions, unless:

•	immediately after giving effect to such transaction or series of related transactions, no Default (as defined in the Indenture) or Event of Default exists; and

•	the surviving person or the person acquiring such property or assets will assume the obligations of the Guarantor pursuant to a supplemental indenture.

The Subsidiary Guarantee will be released, and any person acquiring assets or capital stock of a Guarantor will not be required to assume the obligations of the Guarantor:

•

in connection with any sale, transfer, lease, conveyance or disposition of all or substantially all of the Guarantor’s property or assets of such Guarantor to a person that is not the Company or a Subsidiary of the Company otherwise permitted by the Indenture;

•	in connection with any sale of a majority of the capital stock of the Guarantor to a person that is not the Company or a Subsidiary of the Company otherwise permitted by the Indenture; or

•	if the Company’s obligations under the Indenture and the 2015 Notes are discharged in accordance with the terms of the Indenture.

Security for the 2015 Notes

In order to secure the due and punctual payment of principal of and interest and premium, if any, on the 2015 Notes, the Company and the Guarantors have entered into the Collateral Documents to create security interests in the collateral on a first priority basis (subject to certain permitted liens) in accordance with the terms of the Collateral Documents. The collateral does not include any Excluded Assets (as defined in the Indenture). Additionally, certain assets are subject to first-priority liens currently outstanding. Under our agreement with Hologic, the Company is required to make certain additional payments of purchase price for Makena™. If those payments are not made, the Company will be required to retransfer the Makena™ assets to Hologic. In order to secure the payment obligations, the Company granted Hologic a first-priority security interest in Makena™. The Company also owns certain property which is secured by a first-priority mortgage. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, the assets that are pledged as collateral securing any first-priority claims and the 2015 Notes must first be used to pay the first-priority claims in full before making any payment on the 2015 Notes.

The Collateral Documents consist of: (a) the Pledge and Security Agreement, (b) the Mortgages, (c) the Intellectual Property Security Agreements, (d) the Controlled Account Agreements, (e) the Interest Reserve Account Control Agreement and (f) any other documents providing for any lien, pledge, encumbrance, mortgage or security interest on any or all of the Company’s or Guarantors’ assets or the ownership interests of the Holders, the Trustee or the Collateral Agent.

Use of Collateral

Subject to the terms of the Indenture and the Collateral Documents, the Company and each Guarantor has the right to remain in possession and retain exclusive control of the collateral, to freely operate the collateral and to collect, invest and dispose of any income therefrom.

Release of Collateral

The Indenture provides that that Collateral Agent’s liens upon the collateral will terminate and be automatically discharged:

•	in part, as to all property subject to such liens which has been taken by eminent domain, condemnation or other similar circumstances;

•	in whole, upon:

•	payment in full of the principal of, accrued and unpaid interest and premium, if any, on the 2015 Notes, and payment of all other Obligations hereunder or under any Collateral Documents; or

•	satisfaction and discharge of the Indenture as set forth below under “—Satisfaction and Discharge;” or

•	legal defeasance or covenant defeasance of the Indenture as discussed below under “—Defeasance;”

•	in part, as to any property that

•	is sold, transferred or otherwise disposed of by the Company or one of its Restricted Subsidiaries in a transaction permitted by the Indenture; or

•	is owned or at any time acquired by a Guarantor that has been released from its guarantee of the 2015 Notes;

•

in part, as to any property that constitutes all or substantially all of the Collateral securing the 2015 Notes Obligations, with the consent of Holders of at least 75% in aggregate principal amount of the 2015 Notes; or

•

in part, as to any property that constitutes less than substantially all of the Collateral securing the 2015 Notes Obligations, with the consent of Holders of a majority in aggregate principal amount of the 2015 Notes.

Certain Limitations on the Collateral

Further Assurances - Perfection of Liens

Pursuant to the Pledge and Security Agreement, the Company and each Guarantor agrees that they will promptly execute and deliver all instruments and documents, and take all further action, reasonably necessary to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted thereby or to enable the Collateral Agent to exercise and enforce its rights and remedies thereunder with respect to any collateral.

Certain Bankruptcy Limitations

The right of the Collateral Agent to take possession and dispose of the collateral following an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or the Guarantors before the Collateral Agent took possession and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited from taking its security from a debtor in a bankruptcy case, or from disposing of security taken from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the 2015 Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the collateral, or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Applicable federal bankruptcy laws do not permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case unless the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if the Company or any Subsidiary Guarantor were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.

Optional Redemption

At any time prior to March 15, 2013, the Company may redeem up to 35% of the aggregate principal amount of the 2015 Notes at a redemption price of 112% of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more equity offerings.

At any time prior to March 15, 2013, the Company may also redeem all or part of the 2015 Notes at a redemption price equal to (1) the sum of the present value, discounted to the redemption date, of (i) a cash payment to be made on March 15, 2013 of 109% of the principal amount, and (ii) each interest payment that is scheduled to be made on or after the redemption date and on or before March 15, 2013, plus (2) accrued and unpaid interest to the redemption date.

At any time after March 15, 2013 and before March 15, 2014, the Company may redeem all or any portion of the 2015 Notes at a redemption price of 109% of the principal amount, plus accrued and unpaid interest to the redemption date.

At any time after March 15, 2014, the Company may redeem all or any portion of the 2015 Notes at a redemption price of 100% of the principal amount, plus accrued and unpaid interest to the redemption date.

Redemption upon a Fundamental Change

No later than 15 business days after the occurrence of a Fundamental Change, the Company will provide notice of the occurrence of the Fundamental Change and the Fundamental Change Repurchase Right (as defined in the Indenture) arising as a result thereof.

In the event any Fundamental Change occurs, each Holder of 2015 Notes has the right to require the Company to repurchase all of the Holder’s 2015 Notes, on a date selected by the Company no later than 35 days, nor earlier than 20 days, after the date the notice of the Fundamental Change is mailed, at a price, payable in cash, equal to 101% of the principal amount of the 2015 Notes to be so repurchased, plus accrued and unpaid interest, if any, upon certain conditions.

Redemption upon an Asset Sale

If the Company does not apply the proceeds of an Asset Sale in the manner described below under “—Limitations on Asset Sales” within one year after an Asset Sale, the Company will be required to use the proceeds not used in that manner (the “Excess Proceeds”) to redeem 2015 Notes. No later than 10 Business Days after this obligation arises, the Company will mail notice of the occurrence of the applicable Asset Sale and the Asset Sale Repurchase Right (as defined in the Indenture) arising as a result thereof.

Each Holder of 2015 Notes will, subject to certain limitations, have the right to require the Company to repurchase all of such Holder’s 2015 Notes, on a date selected by the Company no later than 35 days, nor earlier than 20 days, after the date the notice of Asset Sale is mailed, at a price, payable in cash, equal to 100% of the principal amount of the 2015 Notes to be so repurchased, plus accrued and unpaid interest, if any. If 2015 Notes are tendered in an amount greater than the amount of the Excess Proceeds, then the Trustee will select, from the tendered 2015 Notes, the 2015 Notes to be repurchased as a result of the Asset Sale on a pro rata basis, by lot or any other method the Trustee considers fair or appropriate or is required by the depositary of the 2015 Notes, such that the aggregate principal amount of the selected 2015 Notes will be as close as possible to, but not exceeding, the amount of the Excess Proceeds.

Certain Covenants

Reports

The Indenture provides that the Company must provide the Trustee a copy of each report the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; provided, however, that the Company will not be required to deliver to the Trustee any material for which the Company has sought and received confidential treatment by the SEC. Each required report will be deemed delivered to the Trustee if the Company files the report with the SEC through the SEC’s EDGAR database.

Restricted Payments

The Company will not, and will not permit its Restricted Subsidiaries to, directly or indirectly:

(1)	pay any dividend or make any distribution (other than the dividends or distributions payable in Qualified Capital Stock (as defined in the Indenture) of the Company and dividends and distributions payable to the Company or any of its Restricted Subsidiaries) on or in respect of shares of capital stock of the Company or its Restricted Subsidiaries;

(2)	purchase, redeem or acquire, or retire, for value, any capital stock issued by the Company or its Restricted Subsidiaries (other than dividends paid by a Restricted Subsidiary on a pro rata basis);

(3)	make any principal payment on, or the purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement for value, more than one year prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness of the Company or any Guarantor that (i) is senior unsecured Indebtedness or Indebtedness secured by a lien on the collateral that is junior to the lien securing the Obligations or (ii) is subordinate or junior in right of payment to the 2015 Notes or a Subsidiary Guarantee; and

(4)	make any investment other than a Permitted Investment (as defined in the Indenture),

(collectively, the “Restricted Payments”) if at the time of the Restricted Payment or immediately thereafter:

A.	a Default or an Event of Default has occurred and is continuing;

B.	the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with certain debt incurrence limits contained in the Indenture;

C.	the Restricted Payment is listed in clause (1), (2), or (3) above; and

D.	the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of the applicable property at the time of the making thereof) exceeds the sum of:

(a)	50% of the cumulative Consolidated Net Income (as defined in the Indenture) (or, if cumulative Consolidated Net Income is a loss, 100% of such loss, expressed as a negative number) of the Company earned during the period beginning on, and including, the first day of the first fiscal quarter of the Company after the Issue Date and ending on, and including, the last day (such day, the “Reference Date”) of the Company’s most recent fiscal quarter ending before the date such Restricted Payment occurs for which financial statements are available (treating such period as a single accounting period);

(b)	100% of the aggregate net cash proceeds received by the Company, and the fair market value (as determined in good faith by the Board of Directors) of other property and marketable securities received, from any person (other than a Subsidiary of the Company) from the issuance and sale, on or after the Issue Date and on or before the Reference Date, of Qualified Capital Stock of the Company (excluding any net proceeds from an Equity Offering, to the extent used to redeem 2015 Notes pursuant to the Indenture);

(c)	without duplication of any amount included in the immediately preceding clause, 100% of the aggregate net cash proceeds of any capital contribution received by the Company from holders of the Company’s capital stock on or after the Issue Date and on or before the Reference Date (excluding any net proceeds from an Equity Offering, to the extent used to redeem Securities pursuant to the Indenture);

(d)	100% of the aggregate proceeds received from the issuance of Indebtedness or shares of Disqualified Capital Stock of the Company that have been converted into or exchanged for Qualified Capital Stock of the Company on or after the Issue Date and on or before the Reference Date; and

(e)	an amount equal to the sum of (I) the net reduction in the Investments (other than Permitted Investments) made by the Company or any of its Restricted Subsidiaries in any Person resulting from repurchases, repayments or redemptions of such Investments by such person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions otherwise included in Consolidated Net Income), in each case received by the Company or any of its Restricted Subsidiaries, and (II) to the extent such person is an Unrestricted Subsidiary, the portion (proportionate the Company’s equity interest in such Unrestricted Subsidiary) of the fair market value of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum in this clause will exceed, in the case of any such person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any of its Restricted Subsidiaries in such person or Unrestricted Subsidiary.

These preceding provisions will not prohibit:

(1)	the payment of any dividend or other distribution or redemption within 60 days after the date of declaration of such dividend or call for redemption, if such payment would have been permitted on the date of declaration or call for redemption;

(2)	the acquisition of any shares of Qualified Capital Stock of the Company, either (1) solely in exchange for other shares of Qualified Capital Stock of the Company or (2) through the application of net proceeds of a sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or a cash capital contribution received by the Company from holders of the Company’s Capital Stock within 90 days after such exchange, sale or receipt of such cash capital contribution;

(3)	the acquisition of any Indebtedness of the Company or the Guarantors that is either (i) senior unsecured Indebtedness or Indebtedness secured by a lien on the Collateral that is junior to the lien securing the Obligations or (ii) subordinate or junior in right of payment to the Securities or a Subsidiary Guarantee (in each case, a “Subordinated Obligation”), either (1) solely in exchange for shares of Qualified Capital Stock of the Company; or (2) through the application of (a) net proceeds of a sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or a cash capital contribution received by the Company from holders of the Company’s Capital Stock within 60 days after such sale or receipt of such cash capital contribution or (b) Refinancing Indebtedness;

(4)	an Investment either (1) solely in exchange for shares of Qualified Capital Stock of the Company or (2) through the application of the net proceeds of a sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or a cash capital contribution received by the Company from holders of the Company’s Capital Stock within 90 days after such sale or receipt of such cash capital contribution;

(5)	if no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, the repurchase or other acquisition shares of Capital Stock of the Company from employees, former employees, directors or former directors of the Company or of its Restricted Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements including, without limitation, employment agreements) or plans (or amendments thereto) or other arrangements approved by the Board of Directors which such shares were granted, issued or sold or such other repurchases or acquisitions as may be approved by the Board of Directors; provided, however, that the aggregate amount of such repurchases and other acquisitions in any calendar year will not exceed $1,000,000 (with any unused amounts in any calendar year being permitted to be carried over into succeeding calendar years); provided further, that such amount in any calendar year may be increased by an amount not to exceed the net cash proceeds of key person life insurance policies received by the Company after Issue Date;

(6)	repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other similar rights, if such Capital Stock represents a portion of the exercise price of such options, warrants or other similar rights;

(7)	payments of scheduled dividends on Disqualified Capital Stock of any Restricted Subsidiary, the incurrence or issuance of which was permitted by this Indenture;

(8)	cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company;

(9)	payments or distributions to dissenting stockholders of Capital Stock of the Company pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the Indenture;

(10)	cash dividends on the Company’s 7% cumulative convertible Preferred Stock outstanding on the Issue Date in an amount not to exceed $75,000 per year;

(11)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation after a “change of control” (at a purchase price not greater than 101% of the principal amount of the Indebtedness) or an “asset sale” or “event of loss” (at a purchase price not greater than 100% of principal amount of the Indebtedness), in each case, plus accrued and unpaid interest; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Fundamental Change offer in accordance with the Indenture or the Asset Sale offer in accordance with the Indenture, as the case may be, and has completed the repurchase or redemption of all such notes validly tendered for payment in connection with such offer; or

(12)	other Investments and the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation in an amount not to exceed $25,000,000 in the aggregate after the Issue Date.

Limitations on Transactions with Affiliates

The Indenture provides that the Company and its Restricted Subsidiaries will not, directly or indirectly, enter into any transaction with, or for the benefit of, any of its affiliates other than on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a person that is not an affiliate of the Company or such Restricted Subsidiary, subject to certain additional exceptions.

Limitations on the Incurrence of Additional Indebtedness

The Indenture provides that the Company and its Restricted Subsidiaries will not incur any Indebtedness (as defined in the Indenture), other than Permitted Indebtedness (as defined in the Indenture); provided, however, the Company and the Guarantors may incur Indebtedness if the Consolidated Fixed Charge Coverage Ratio (as defined in the Indenture) as of the date of such incurrence would have been at least 2.5 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds from such incurrence), as such Indebtedness had been issued at the beginning of the applicable period used to calculate such Consolidated Fixed Charge Coverage Ratio.

Limitations on Asset Sales

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly consummate an Asset Sale unless:

•

the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale equal to or greater than the Fair Market Value of the assets sold or otherwise disposed of pursuant to such Asset Sale;

•

at least 75% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash, cash equivalents or Designated Non-Cash Consideration (as defined in the Indenture) and is received at the time of such Asset Sale (provided, that this requirement does not apply to a sale of Nesher and the Company’s generic products business); and

•

the Company applies, or causes such Restricted Subsidiary to apply, the net cash proceeds relating to such Asset Sale or any net loss proceeds from an Event of Loss (as defined in the Indenture), as applicable, within 365 days of receipt thereof, to make certain investments in property, plant, equipment or other non-current assets, repay debt secured by the assets sold, repurchase outstanding 2015 Notes, other asset sales not to exceed $2,500,000 in the aggregate or to make payments under the Makena™ Agreement and any combination thereof.

Limitations on Liens

The Indenture provides that the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit any liens, other than certain permitted liens, of any kind to secure Indebtedness against or upon any property or assets of the Company or any of its Restricted Subsidiaries, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.

Limitations on the Issuance of Stock

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, issue any Disqualified Capital Stock (as defined in the Indenture); provided, however, that the Company or a Restricted Subsidiary may issue Disqualified Capital Stock if the Consolidated Fixed Charge Coverage Ratio as of the date of such issuance would have been at least 2.5 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds from such issuance), as such Disqualified Capital Stock had been issued at the beginning of the applicable period used to calculate such Consolidated Fixed Charge Coverage Ratio.

Limitations on Sale and Leaseback Transactions

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any Sale and Leaseback Transaction (as defined in the Indenture) with respect to any property unless:

•

the Company or the Restricted Subsidiary would be entitled to (i) incur Indebtedness in an amount equal to the Attributable Debt (as defined in the Indenture) relating to the Sale and Leaseback Transaction under the Indenture and (ii) incur a Lien on the property securing the Attributable Debt under the Indenture;

•	the net proceeds of the Sale and Leaseback Transaction are at least equal to the Fair Market Value of such property; and

•

the transfer of assets in the Sale and Leaseback Transaction is treated as an Asset Sale and permitted by the Indenture, and the Company applies the Net Cash Proceeds of the deemed Asset Sale in compliance with the Indenture.

Interest Reserve Account

In accordance with the Indenture, the Company established an Interest Reserve Account (as defined in the Indenture) prior to the Issuance Date, with cash or cash equivalents, in an amount equal to $27,000,000. The Company is not permitted to make withdrawals from the Interest Reserve Account other than for payment of interest on the 2015 Notes, except as provided in the Interest Reserve Account Control Agreement.

Additional Guarantors

If any additional Domestic Restricted Subsidiary of the Company becomes a Guarantor after the Issue Date, the Company will notify the Collateral Agent in writing and the Company will cause the new Guarantor to execute a joinder to the applicable Collateral Documents and grant a first priority security interest (subject to Permitted Liens) on the Collateral of that person in favor of the Collateral Agent for the benefit of the Secured Parties.

Limitations on Impairment of Security Interest

The Indenture provides that the Company and the Guarantors will not take any action, or knowingly or negligently omit to take any action, which action or omission could reasonably be expected to have the result of materially impairing the security interest, in favor of the Collateral Agent for the benefit of the Secured Parties, with respect to any material portion of the collateral, except for actions or omissions that are permitted by the Indenture and the Collateral Documents.

Defaults

The Indenture provides that each of the following will constitute an Event of Default:

•	the Company fails to pay the principal of, or premium, if any, on any 2015 Note when the same becomes due and payable;

•	the Company fails to pay an installment of interest on any 2015 Note when due, if such failure continues for 30 days after the date when due;

•	the Company fails to timely provide notice of a Fundamental Change or Asset Sale, as required by the provisions of the Indenture, if the failure continues for 30 days;

•	the Company or an Guarantor fails to comply with the other terms and covenants of the Indenture for more than 60 days after notice;

•

the Company or any of its Subsidiaries defaults in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, on Indebtedness for money borrowed, in the aggregate principal amount then outstanding of $5,000,000 or more, or the acceleration of Indebtedness of the Company or any of its Subsidiaries for money borrowed in such aggregate principal amount or more so that it becomes due and payable prior to the date on which it would otherwise become due and payable and such default is not cured or waived, or such acceleration is not rescinded, within 30 days after notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of the 2015 Notes then outstanding, each in accordance with the Indenture;

•	the Company or any of its Subsidiaries fails to pay a final judgment in excess of $5,000,000 and the judgment is not paid or discharged within 60 days;

•	any Lien or security interest created by any Collateral Document with respect to collateral in excess of $5,000,000 ceases to be in full force and effect;

•

except as permitted by the Indenture, any Subsidiary Guarantee of a Significant Subsidiary (as defined in the Indenture) will be held in any final, non-appealable judicial proceeding to be unenforceable or invalid or will cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any Guarantor that is a Significant Subsidiary, will deny or disaffirm its obligations under its Subsidiary Guarantee;

•	certain events of bankruptcy or insolvency involving the Company or any of its Significant Subsidiaries; and

•

the Company defaults under a material provision of the Makena™ Agreement and the default would, with the giving of notice or the passage of time, give the counterparty to the Makena™ Agreement the right to foreclose upon any assets securing the Company’s obligations under the Makena™ Agreement, and the default continues for a period of 30 days without being cured or waived.

A Default under the fourth bullet point above does not constitute an Event of Default until:

•	the Trustee notifies the Company, or the Holders of at least 25% in aggregate principal amount of the 2015 Notes then outstanding notify the Company and the Trustee, of the default; and

•	the Default is not cured within 60 days after receipt of the notice.

If certain of the Events of Default occur, the Trustee by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the 2015 Notes then outstanding by written notice to the Company and the Trustee, may declare the 2015 Notes to be immediately due and payable in full.

A Holder may not institute any proceeding under the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the Indenture unless:

•	the Holder gives to the Trustee written notice of a continuing Event of Default;

•	the Holders of at least 25% in aggregate principal amount of the 2015 Notes then outstanding make a written request to the Trustee to pursue the remedy;

•	such Holder or Holders offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

•	the Trustee does not comply with the request within 60 days after receipt of such notice, request and offer of indemnity; and

•	during the 60-day period, the Holders of a majority in aggregate principal amount of the 2015 Notes then outstanding do not give the Trustee a direction inconsistent with the request.

Priority of Distributions

If the Trustee collects any money, the Trustee will pay out the money in the following order: first, to the Trustee for amounts due pursuant to the Indenture and the Collateral Agent pursuant to the Collateral Documents; second, to Holders for all amounts due and unpaid on the 2015 Notes, without preference or priority of any kind, according to the amounts due and payable on the 2015 Notes; and third, to the Company.

Satisfaction and Discharge

The Indenture will cease to be of further effect if

(a)	either:

(1)	all outstanding 2015 Notes have been delivered to the Trustee for cancellation; or

(2)	all outstanding 2015 Notes have become due and payable or will become due and payable within one year pursuant to the Indenture and the Company has irrevocably deposited with the Trustee or the Paying Agent funds in such amounts and at such times as are sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay all amounts due and owing on all outstanding 2015 Notes;

(b)	the Company has paid to the Trustee all other sums payable under the Indenture by the Company;

(c)	no Default or Event of Default with respect to the 2015 Notes will exist on the date of such deposit;

(d)	such deposit will not result in a breach or violation, or constitute a Default or Event of Default under the Indenture or any other agreement to which the Company is a party or by which it is bound; and

(e)	the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel certifying that the Company has complied with all conditions precedent relating to the satisfaction and discharge of the Indenture.

Defeasance

Legal Defeasance

The Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding 2015 Notes, and to have satisfied all their other obligations under such 2015 Notes and the Indenture (except for, among other obligations, the rights of the Holders to receive payments from the Trust Fund (as defined in the Indenture) and certain obligations to register the transfer or exchange of the 2015 Notes, to replace stolen, lost or mutilated notes and to maintain a Paying Agent) insofar as such 2015 Notes are concerned, if:

•

the Company irrevocably deposits with the Trustee funds, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and premium, if any, and interest on the outstanding 2015 Notes on the stated dates for payment or redemption, as the case may be;

•

the Company delivers to the Trustee an opinion of counsel that the Company has received from, or there has been published by, the IRS a ruling, or since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that the Holders and beneficial owners will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

•	no Default or Event of Default has occurred and is continuing on the date of such deposit;

•

such Legal Defeasance has not resulted in a breach of, or constitute a default under any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

•

the Company has delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and

•

the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance have been complied with.

Covenant Defeasance

The Company and its Restricted Subsidiaries will be released and discharged from their obligations under certain covenants with respect to the outstanding 2015 Notes on and after the date the conditions set forth below are satisfied, and the 2015 Notes will thereafter be deemed to be not “outstanding” for the purpose of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes of the Indenture if:

•

the Company irrevocably deposits with the Trustee funds, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and premium, if any, and interest on the outstanding 2015 Notes on the stated dates for payment or redemption, as the case may be;

•

the Company delivers to the Trustee an Opinion of Counsel that the Holders and beneficial owners will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

•	no Default or Event of Default has occurred and is continuing on the date of such deposit;

•

such Covenant Defeasance has not resulted in a breach of, or constitute a default under any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

•

the Company has delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and

•

the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Covenant Defeasance have been complied with.

Modification of the Indenture

Without the Consent of Holders

The Indenture permits the Company and the Guarantors, and the Trustee and the Collateral Agent, if applicable, to amend or supplement the Indenture, the 2015 Notes or the Collateral Documents without notice to or the consent of any Holder:

•	to comply with certain provisions of the Indenture following a consolidation or merger;

•	to make any changes or modifications to the Indenture necessary in connection with any registration statement filed pursuant to the Indenture or the qualification of the Indenture under the TIA;

•	to provide additional security for the obligations of the Company in respect of the 2015 Notes;

•	to comply with Indenture provisions related to the additional guarantees of Subsidiaries and the release of collateral;

•	to make such changes as are necessary in connection with any addition or release of Collateral permitted under the Indenture or the Collateral Documents;

•	to release a Guarantor as permitted under the Indenture;

•	to add to the covenants of the Company described in the Indenture for the benefit of Holders or to surrender any right or power conferred upon the Company; and

•	to cure any ambiguity, defect, omission or inconsistency in the Indenture, the 2015 Notes or the Collateral Documents.

With the Consent of Holders

Subject to the following exceptions, the Indenture permits the Company, the Guarantors, the Trustee and the Collateral Agent, if applicable, to amend or supplement the Indenture, the 2015 Notes or Collateral Documents without notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding 2015 Notes.

However, without the approval of the Holders of at least 75% of the aggregate principal amount of the outstanding 2015 Notes, an amendment, supplement or waiver may not permit the release of all or substantially all of the collateral, other than in accordance with the terms of the Collateral Documents, or the Indenture.

Further, the Company may not, without the consent of each Holder of each outstanding 2015 Note affected:

•	change the stated maturity of the principal of, or the payment date of any installment of interest on, any 2015 Note;

•	reduce the principal amount of, or any premium, interest on, any 2015 Note;

•	change the place, manner or currency of payment of principal of, or any premium, interest on, any 2015 Note;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, any 2015 Note;

•

modify, in a manner adverse to Holders, the provisions with respect to the right of Holders pursuant to the Indenture to require the Company to repurchase the 2015 Notes once the obligation to repurchase has occurred;

•	modify the ranking provisions in a manner adverse to Holders;

•	reduce the percentage of aggregate principal amount of the outstanding 2015 Notes whose Holders must consent to a modification to or amendment of any provision of the Indenture or the 2015 Notes;

•	release any Guarantor from any of its obligations under its Subsidiary Guarantee, the Indenture or the 2015 Notes, otherwise than in accordance with the terms of the Indenture;

•

reduce the percentage of the aggregate principal amount of the outstanding 2015 Notes whose Holders must consent to a waiver of compliance with any provision of the Indenture or the 2015 Notes or a waiver of any Default or Event of Default; or

•

modify the provisions of the Indenture with respect to modification and waiver, except to increase the percentage required for modification or waiver or to provide for the consent of each affected Holder.

Concerning the Trustee

Wilmington Trust FSB is the Trustee under the Indenture and has been appointed as Registrar and Paying Agent with regard to the 2015 Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding 2015 Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless the Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

Book-Entry; Delivery and Form; Global Notes; Exchange Offer

The Pre-Exchange Securities were originally offered and sold in reliance upon exemptions from the registration requirements of the Securities Act, were issued initially in the form of Global Securities, deposited with the Trustee, as custodian for DTC, duly executed by the Company and authenticated by the Trustee as provided in the Indenture and bore certain legends.

Upon receipt by the Trustee of an officers’ certificate stating that the Exchange Offer Registration Statement has become effective under the Securities Act and that a specified principal amount of Pre-Exchange Securities have been duly tendered for exchange pursuant to the exchange offer, and containing any other information as the Trustee may reasonably request, the Trustee will, upon receipt of certificates for, or book-entry transfer of, such Pre-Exchange Securities, promptly cancel such Pre-Exchange Securities and authenticate and deliver such specified principal amount of 2015 Notes in the form of Post-Exchange Securities to or upon a Company order. As a condition precedent to the Trustee’s obligations, the Company will deliver to the Trustee an executed Global Security or Global Securities representing the Post-Exchange Securities to be issued and any opinion of counsel reasonably requested by the Trustee.

Ownership of Beneficial Interests

Members of, or participants in, DTC have no rights under the Indenture with respect to any Global Security held on their behalf by DTC, or the Trustee as its custodian, or under the Global Security, and DTC may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein prevents the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and Participants, the operation of customary practices governing the exercise of the rights of a Holder of any Security. The Holder of any Global Security may grant proxies and otherwise authorize any person, including Participants and persons that may hold interests through Participants, to take any action which a Holder is entitled to take under the Indenture or the 2015 Notes.

Transfers of Global Securities are limited to transfers in whole, but not in part, to DTC, its successors or their respective nominees. Such Global Security is deemed to be surrendered to the Trustee for cancellation, and the Company executes, and the Trustee will upon written instructions from the Company authenticate and deliver, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Security, an equal aggregate principal amount of Physical Securities of authorized denominations.

Governing Law

The internal laws of the State of New York will govern the Indenture, including the Subsidiary Guarantees, and the 2015 Notes.

Certain Definitions

“Asset Sale” means any sale, issuance, conveyance, transfer, lease (other than operating leases), assignment or other transfer (collectively, a “sale”) for value by the Company or any of its Restricted Subsidiaries to any Person (other than the Company or a Restricted Subsidiary) of (i) any Capital Stock of any Restricted Subsidiary of the Company; or (ii) any other property or assets of the Company or any Restricted Subsidiary of the Company, in each case other than in the ordinary course of business; provided, however, that “Asset Sale” shall not include (1) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1,000,000; (2) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under Section 5.01 of the Indenture; (3) any Permitted Investment or any Restricted Payment permitted under Section 4.11 of the Indenture; (4) the sale or disposition of cash or Cash Equivalents; (5) the grant of Liens not prohibited by this Indenture; (6) a sale of license rights, patents, or trademarks for use in any country other than the United States where sales under such license, patent, or trademark do not represent more than 2% of the consolidated sales of the Company and its Restricted Subsidiaries for the four most recent fiscal quarters for which financial statements are available as of the date of such sale; (7) the sale or transfer of Capital Stock of an Unrestricted Subsidiary; (8) any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or controversy; (9) the replacement, sale or other disposition of used, worn out, obsolete or surplus equipment or inventory or equipment or inventory no longer used or useful in the business of such Person; (10) granting non-exclusive outbound licenses of intellectual property granted by the Company or any of its Restricted Subsidiaries in the ordinary course of business; (11) the sale of the Citibank Auction Rate Securities; and (12) the dissolution or winding up of any Subsidiary of the Company that accounts for less than 1% of the Company’s total assets and conducts no material operations on the Issue Date.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms of this Indenture and the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties. Notwithstanding the foregoing, “Collateral” shall not include the Excluded Assets.

“Collateral Agent” means the Trustee, in its capacity as collateral agent for the Secured Parties.

“Collateral Documents” means, collectively, (a) the Pledge and Security Agreement, (b) the Mortgages, (c) the Intellectual Property Security Agreements, (d) the Controlled Account Agreements, (e) the Interest Reserve Account Control Agreement and (f) any other documents providing for any Lien, pledge, encumbrance, mortgage or security interest on any or all of the Obligors’ assets or the ownership interests thereof in favor of the Collateral Agent for the benefit of the Secured Parties, in each case, as amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms thereof.

“Controlled Account Agreements” means those certain deposit and securities account control agreements executed and delivered pursuant to the Pledge and Security Agreement.

“Covenant Defeasance” is defined in Section 10.01 of the Indenture.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Capital Stock” means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the Holder thereof), or upon the happening of any event (other than an event that would constitute a Fundamental Change), (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Holder thereof (except in each case, upon the occurrence of a Fundamental Change), on or prior to 91 days after the final maturity date of the Securities for cash or (ii) is convertible into or exchangeable for debt securities of the Company or its Subsidiaries at any time prior to such maturity.

“Domestic Restricted Subsidiary” means, with respect to any person, a Domestic Subsidiary of such person that is a Restricted Subsidiary of such person.

“Domestic Subsidiary” means, with respect to any person, a Subsidiary of such person that is not a Foreign Subsidiary of such person.

“Event of Default” is defined in Section 6.01 of the Indenture.

“Exchange Offer Registration Statement” is defined in Section 4.22 of the Indenture.

“Fundamental Change” is defined in Section 3.08 of the Indenture.

“Global Security” is defined in Section 2.01 of the Indenture.

“Guarantors” means each of (1) the Domestic Restricted Subsidiaries of the Company as of the Issue Date (other than MECW); (2) any other Subsidiary of the Company that becomes a Guarantor pursuant to this Indenture; and (3) the respective successors and assigns of the foregoing; provided, however, that upon the release and discharge of any person from its Subsidiary Guarantee in accordance with this Indenture, such person shall cease to be a Guarantor.

“Holder” or “Securityholder” means a person in whose name a Security is registered on the Registrar’s books.

“Indebtedness” of a person means the principal of, premium, if any, and interest on, and all other obligations in respect of (a) all indebtedness of such person for borrowed money (including all indebtedness evidenced by notes, bonds, debentures or other securities), (b) all obligations (other than trade payables) incurred by such person in the acquisition (whether by way of purchase, merger, consolidation or otherwise and whether by such person or another person) of any business, real property or other assets to the extent such obligations would appear as a liability of such person on its financial statements prepared in accordance with GAAP (but not to the extent that such person has the right to settle any such obligation by issuing Capital Stock rather than making payments in cash), (c) all reimbursement obligations of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person, (d) all Capitalized Lease Obligations of such person, (e) all net obligations of such person under interest rate swap, currency exchange or similar agreements, (f) all obligations and other liabilities, contingent or otherwise, under any capital lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such capital lease) which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed-upon residual value of the leased property, including such person’s obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed-upon residual value of the leased property to the lessor, (g) guarantees by such person of indebtedness described in clauses (a) through (f) of another person, and (h) all renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any indebtedness, obligation, guarantee or liability of the kind described in clauses (a) through (g).

“Intellectual Property Security Agreements” has the meaning defined in the Pledge and Security Agreement.

“Interest Reserve Account Control Agreement” means that account control agreement, dated as of the Issue Date, between the Company, the Collateral Agent, and Wilmington Trust FSB, as securities intermediary, providing for the Collateral Agent’s Control (as defined in the Pledge and Security Agreement) over the Interest Reserve Account.

“Legal Defeasance” is defined in section 10.01 of the Indenture.

“Makena™ Agreement” means that certain asset purchase agreement, dated as of January 16, 2008, between the Company and Hologic, Inc., providing for the Company’s acquisition of Makena™, as amended by the first amendment, dated as of January 8, 2010 and the second amendment, dated of February 4, 2011.

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents granting Liens on real property owned by the Company or any Pledgor, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

“Notice of Default” is defined in Section 6.01 of the Indenture.

“Obligations” means all obligations for principal, premium, interest (including, with respect to the Securities, interest accruing thereon after the commencement of an insolvency, bankruptcy or similar proceeding, whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Paying Agent” is defined in Section 2.03 of the Indenture.

“Pledge and Security Agreement” means the Pledge and Security Agreement in between the Pledgors and the Collateral Agent dated as of the Issue Date, as amended, restated, modified or supplemented from time to time in accordance with this Indenture.

“Post-Exchange Securities” means Securities issued pursuant to Sections 2.20 and 4.22, which Post-Exchange Securities shall (1) be substantially in the form set forth in Exhibit A but which shall (a) not bear the Private Placement Legend and (b) have appropriate changes made to the “Form of Assignment” on the reverse thereof; and (2) bear interest in the same manner as, and at the same rate and on the same dates (and with the same record dates) as that under, the Pre-Exchange Securities, except that, for purposes of determining the amount of the first interest payment on each Post-Exchange Security, and the Person to whom it must be paid, such Post-Exchange Security and the Pre-Exchange Security exchanged for such Post Exchange Security shall be deemed to be one and the same Security.

“Pre-Exchange Securities” means Securities issued on the Issue Date, which Securities shall, as provided in Section 2.01, be substantially in the form set forth in Exhibit A and which shall initially bear the Private Placement Legend, except to the extent otherwise provided herein.

“Registrar” is defined in Section 2.03 of the Indenture.

“Restricted Global Security” is defined in Section 2.18 of the Indenture.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which, at the time of determination, is not an Unrestricted Subsidiary.

“Secured Parties” means each Securityholder, the Trustee and the Collateral Agent.

“Significant Subsidiary” with respect to any person means any subsidiary of such person that constitutes a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act, as such regulation is in effect on the Issue Date.

“Subsidiary” means, with respect to a reference person, (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such reference person, by one or more subsidiaries of such reference person or by such reference person and one or more of its subsidiaries or (ii) any other person (other than a corporation) in which such reference person, one or more of its subsidiaries, or such reference person and one or more of its subsidiaries, directly or indirectly, at the date of determination thereof, own at least a majority ownership interest.

“Subsidiary Guarantee” is defined in Section 8.01 of the Indenture.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§77aaa-77bbbb) as amended and in effect from time to time.

“Trust Funds” as defined in Section 10.01 of the Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions hereof and thereafter means the successor.

“Unrestricted Subsidiary” of any Person means (1) any Subsidiary of such person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the board of directors of such Person in the manner provided below, (2) any Subsidiary of an Unrestricted Subsidiary, and (3) Ethex Corporation. The Board of Directors may designate any Subsidiary (including any Restricted Subsidiary or newly acquired or newly formed Subsidiary) of the Company to be an Unrestricted Subsidiary, unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Company shall not be permitted to make any such designation unless (i) the Company provides the Trustee with a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with this sentence and with Section 4.11 of the Indenture; (ii) none of the Subsidiaries to be so designated or any of their respective Subsidiaries has, at the time of designation, and none will thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender of such Indebtedness has recourse to any of the assets of the Company or any of its Restricted Subsidiaries; (iii) immediately after giving effect to such designation, the Company is able to incur at least one dollar of additional Indebtedness (other than Permitted Indebtedness) in compliance with the proviso to Section 4.13(A) of the Indenture; and (iv) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing (including as a result of the Company’s deemed Investment in such Unrestricted Subsidiary in accordance with the definition of “Investment”).

THE EXCHANGE OFFER

For the purposes of this section, “The Exchange Offer,” and unless the context otherwise indicates, when we use the words “we,” “our,” “us,” “Company” or “KV,” we are referring to K-V Pharmaceutical Company and not to any of its subsidiaries.

Issuance of the Pre-Exchange Securities

On the Issuance Date, the Company issued an aggregate principal amount of $225,000,000 of its 12% Senior Secured Notes due 2015 to the Initial Purchasers. Because such issuance of the Pre-Exchange Securities was not a transaction registered under the Securities Act, the Pre-Exchange Securities were offered only (1) in the United States, to qualified institutional buyers, as that term is defined in Rule 144A under the Securities Act, in a private transaction in reliance upon an exemption from the registration requirements of the Securities Act, and (2) outside the United States, to persons other than U.S. persons in offshore transactions in reliance upon Regulation S under the Securities Act.

Purpose and Effect of the Exchange Offer

Pursuant to the terms of the Indenture, we agreed, at our expense, to use commercially reasonable efforts to: (1) file the Exchange Offer Registration Statement under the Securities Act to register the exchange offer of the Pre-Exchange Securities for the Post-Exchange Securities by June 30, 2011; and (2) cause the exchange offer to be consummated by September 30, 2011.

If the Company is unable to consummate the exchange offer (including, without limitation, because of any change in law or the interpretation thereof), then the Company will: (1) give prompt notice to the Holders of the Pre-Exchange Securities and to the Trustee under the Indenture; (2) at its expense, prepare and file a shelf registration statement under the Securities Act covering resales of the Pre-Exchange Securities; (3) use its commercially reasonable efforts to cause the registration statement to become effective as soon as reasonably practicable; and (4) keep the registration statement effective until the earlier of (x) the date all Pre-Exchange Securities are able to be sold by non-affiliates of the Company under the securities laws and (y) the date all Pre-Exchange Securities are resold pursuant to the registration statement.

If (1) the Exchange Offer Registration Statement was not filed on or prior to June 30, 2011, or (2) the exchange offer has not been consummated by September 30, 2011 (each such event referred to in clauses (1) and (2), a “Registration Default”), then the Company and the Guarantors will jointly and severally agree to pay to each Holder affected thereby special interest (“Special Interest”) in the same manner and at the same times as other interest payments in an amount equal to 0.25% per annum for the first 90-day period immediately following the occurrence of such Registration Default. The amount of the Special Interest will increase to 0.50% per annum for the second 90-day period following the occurrence of such Registration Default, 0.75% per annum for the third 90-day period following the occurrence of such Registration Default and 1.00% per annum thereafter for the remaining portion of the Registration Default; provided that the Company and the Guarantors will not be required to pay Special Interest for more than one Registration Default at any given time. Upon filing of the Exchange Offer Registration Statement, the consummation of the exchange offer, the effectiveness of a shelf registration statement covering resales of the Pre-Exchange Securities, or upon the Pre-Exchange Securities becoming saleable without restriction pursuant to Rule 144, the Special Interest payable with respect to the Pre-Exchange Securities as a result of such clause (1) and (2), as applicable, will cease. Because we did not file the Exchange Offer Registration Statement by June 30, 2011, Special Interest equal to an additional 0.25% per annum on the outstanding principal amount of the notes (for a 12.25% total applicable rate of interest) accrued from July 1, 2011 until this Exchange Offer Registration Statement was filed with the SEC. The filing stopped the accrual of the Special Interest. Thereafter, the interest rate per annum on our outstanding notes was once again 12.0%.

Each Pre-Exchange Security tendered pursuant to the exchange offer will be exchanged for a Post-Exchange Security with a principal amount equal to the principal amount of such tendered Pre-Exchange Security. The terms of the Post-Exchange Securities are identical in all material respects to the terms of the Pre-Exchange Securities, except that the Post-Exchange Securities are registered under the Securities Act and the transfer restrictions and registration rights relating to the Pre-Exchange Securities will not apply to the Post-Exchange Securities. Interest on each Post-Exchange Security will accrue from the most recent date on which interest has been paid on the Pre-Exchange Security, or if no interest has been paid on such note, from the Issue Date. The Post-Exchange Securities will be issued pursuant to terms of the same Indenture as the Pre-Exchange Securities. For a description of the Indenture, see “Description of the Post-Exchange Securities.”

If you wish to exchange your Pre-Exchange Securities for Post-Exchange Securities in the exchange offer, you will be required to make the following written representations:

•	you are acquiring the Post-Exchange Securities in the ordinary course of your business;

•

you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Post-Exchange Securities in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the Post-Exchange Securities; and

•	you are not our affiliate or an affiliate of any Guarantor within the meaning of Rule 405 of the Securities Act.

In addition, each broker-dealer that is to receive Post-Exchange Securities for its own account in exchange for Pre-Exchange Securities must represent that such Pre-Exchange Securities were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Post-Exchange Securities. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

Resale of Post-Exchange Securities

Based on interpretations by the SEC set forth in no–action letters issued to third parties, we believe that you may resell or otherwise transfer Post-Exchange Securities issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are acquiring the Post-Exchange Securities in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the Post-Exchange Securities;

•	you are not engaged in, and do not intend to engage in, a distribution of the Post-Exchange Securities; and

•	you are not our affiliate or an affiliate of any Guarantor within the meaning of Rule 405 under the Securities Act.

If you are our affiliate or an affiliate of any Guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the Post-Exchange Securities, or are not acquiring the Post-Exchange Securities in the ordinary course of your business:

•

You cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no–action letters; and

•

in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Post-Exchange Securities.

This prospectus may be used for an offer to resell, resale or other transfer of Post-Exchange Securities only as specifically set forth in this prospectus. With regard to broker–dealers, only broker–dealers that acquired the Pre-Exchange Securities as a result of market–making activities or other trading activities may participate in the exchange offer. Each broker–dealer that receives Post-Exchange Securities for its own account in exchange for Pre-Exchange Securities, where such Pre-Exchange Securities were acquired by such broker–dealer as a result of market–making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Post-Exchange Securities. Please read “Plan of Distribution” for more details regarding the transfer of Post-Exchange Securities.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, The Company will accept for exchange in the exchange offer any Pre-Exchange Securities that are validly tendered and not validly withdrawn prior to the Expiration Date. Pre-Exchange Securities may only be tendered in multiples of $1,000. The Company will issue $1,000 principal amount of Post-Exchange Securities in exchange for each $1,000 principal amount of Pre-Exchange Securities surrendered in the exchange offer.

Each Pre-Exchange Security tendered pursuant to the exchange offer will be exchanged for a Post-Exchange Security with a principal amount equal to the principal amount of such tendered Pre-Exchange Security. The terms of the Post-Exchange Securities are identical in all material respects to the terms of the Pre-Exchange Securities, except that the Post-Exchange Securities are registered under the Securities Act and the transfer restrictions and registration rights relating to the Pre-Exchange Securities will not apply to the Post-Exchange Securities. Interest on each Post-Exchange Security will accrue from the most recent date on which interest has been paid on the Pre-Exchange Security, or if no interest has been paid on such note, from the Issue Date. The Post-Exchange Securities will be issued pursuant to terms of the same Indenture as the Pre-Exchange Securities. For a description of the Indenture, see “Description of the Post-Exchange Securities.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of Pre-Exchange Securities being tendered for exchange.

As of the date of this prospectus, $225 million aggregate principal amount of the Pre-Exchange Securities are outstanding. This prospectus and the letter of transmittal are being sent to all registered Holders of Pre-Exchange Securities. There will be no fixed record date for determining registered Holders of Pre-Exchange Securities entitled to participate in the exchange offer. The Company intends to conduct the exchange offer in accordance with the provisions of the Indenture, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Pre-Exchange Securities that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such Holders have under the Indenture relating to such Holders’ Pre-Exchange Securities except we will not have any further obligation to you to provide for the registration of the Pre-Exchange Securities.

The Company will be deemed to have accepted for exchange properly tendered Pre-Exchange Securities when it has given oral or written notice of the acceptance to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purposes of receiving the Post-Exchange Securities from us and delivering Post-Exchange Securities to Holders. Subject to the terms of the Indenture, the Company expressly reserves the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

If you tender your Pre-Exchange Securities in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Pre-Exchange Securities. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions, Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on ,              2011 (the “Expiration Date”), unless we extend it, in which case Expiration Date will be the latest date and time to which the exchange offer is extended. We, in our sole discretion, may extend the period of time for which the exchange offer is open, in which case, the Expiration Date will be the latest time and date to which we have extended the expiration of the exchange offer.

To extend the period of time during which an exchange offer is open, we will notify the Exchange Agent of any extension by oral or written notice, followed by notification by press release or other public announcement to the registered Holders of the Pre-Exchange Securities no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

The Company reserves the right, in its sole discretion:

•	to delay accepting for exchange any Pre-Exchange Securities (if we amend or extend the exchange offer);

•	to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions to the Exchange” occur; and

•	subject to the terms of the Indenture, to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered Holders of the Pre-Exchange Securities. If the Company amends the exchange offer in a manner that we determine to constitute a material change, it will promptly disclose the amendment in a manner reasonably calculated to inform the Holders of Pre-Exchange Securities of that amendment.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, the Company will not be required to accept for exchange, or to issue Post-Exchange Securities in exchange for, any Pre-Exchange Securities and it may terminate or amend the exchange offer as provided in this prospectus prior to the Expiration Date if in its reasonable judgment:

•	the exchange offer or the making of any exchange by a Holder violates any applicable law or interpretation of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, the Company will not be obligated to accept for exchange the Pre-Exchange Securities of any Holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering Pre-Exchange Securities” and “Plan of Distribution;” or

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the Post-Exchange Securities under the Securities Act.

The Company expressly reserves the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, the Company may delay acceptance of any Pre-Exchange Securities by giving notice of such extension to their Holders as described above under “—Expiration Date; Extensions, Amendments.” The Company will return any Pre-Exchange Securities that it does not accept for exchange for any reason without expense to their tendering Holder promptly after the expiration or termination of the exchange offer.

The Company expressly reserves the right to amend or terminate the exchange offer and to reject for exchange any Pre-Exchange Securities not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. The Company will give notice of any extension, amendment, non–acceptance or termination to the Holders of the Pre-Exchange Securities as described above under “—Expiration Date; Extensions, Amendments.”

These conditions are for our sole benefit and the Company may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the Expiration Date in our sole discretion. If the Company fails at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that it may assert at any time or at various times prior to the Expiration Date.

In addition, the Company will not accept for exchange any Pre-Exchange Securities tendered, and will not issue Post-Exchange Securities in exchange for any such Pre-Exchange Securities, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the TIA.

Procedures for Tendering Pre-Exchange Securities

To tender your Pre-Exchange Securities in the exchange offer, you must comply with either of the following:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the Exchange Agent at the address set forth below under “—Exchange Agent—Notes” prior to the Expiration Date; or

•	comply with DTC Automated Tender Offer Program procedures described below.

In addition, either:

•	the Exchange Agent must receive certificates for Pre-Exchange Securities along with the letter of transmittal prior to the Expiration Date;

•

the Exchange Agent must receive a timely confirmation of book-entry transfer of Pre-Exchange Securities into the Exchange Agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the Expiration Date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the Expiration Date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of Pre-Exchange Securities, letters of transmittal, and all other required documents to the Exchange Agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the Exchange Agent before the Expiration Date. You should not send letters of transmittal or certificates representing Pre-Exchange Securities to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose Pre-Exchange Securities are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your Pre-Exchange Securities, you should promptly contact the registered Holder and instruct the registered Holder to tender on your behalf. If you wish to tender the Pre-Exchange Securities yourself, you must, prior to completing and executing the letter of transmittal and delivering your Pre-Exchange Securities, either:

•	make appropriate arrangements to register ownership of the Pre-Exchange Securities in your name; or

•	obtain a properly completed bond power from the registered Holder of Pre-Exchange Securities.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)–15 under the Exchange Act unless the Pre-Exchange Securities surrendered for exchange are tendered:

•	by a registered Holder of the Pre-Exchange Securities who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered Holder of any Pre-Exchange Securities listed on the Pre-Exchange Securities, such Pre-Exchange Securities must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered Holder as the registered Holder’s name appears on the Pre-Exchange Securities and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing Pre-Exchange Securities, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

Any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the Exchange Agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the Pre-Exchange Securities to the Exchange Agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the Exchange Agent. The term “agent’s message” means a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering Pre-Exchange Securities that are the subject of the book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of Pre-Exchange Securities; Delivery of Post-Exchange Securities

In all cases, the Company will promptly issue Post-Exchange Securities for Pre-Exchange Securities that it has accepted for exchange under the exchange offer only after the Exchange Agent timely receives:

•	Pre-Exchange Securities or a timely book-entry confirmation of such Pre-Exchange Securities into the Exchange Agent’s account at the book-entry transfer facility; and

•	properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering Pre-Exchange Securities pursuant to the exchange offer, you will represent to us, among other things, that:

•	you are acquiring the Post-Exchange Securities in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the Post-Exchange Securities;

•	you are not engaged in, and do not intend to engage in, a distribution of the Post-Exchange Securities; and

•	you are not our affiliate or an affiliate of any Guarantor within the meaning of Rule 405 under the Securities Act.

In addition, each broker-dealer that is to receive Post-Exchange Securities for its own account in exchange for Pre-Exchange Securities must represent that such Pre-Exchange Securities were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Post-Exchange Securities. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

The Company will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of Pre-Exchange Securities tendered for exchange. Our determinations in this regard will be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders of any particular Pre-Exchange Securities not properly tendered or to not accept any particular Pre-Exchange Securities if the acceptance might, in its or its counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular Pre-Exchange Securities prior to the Expiration Date.

Unless waived, any defects or irregularities in connection with tenders of Pre-Exchange Securities for exchange must be cured within such reasonable period of time as we determine. None of the Company, the Exchange Agent, or any other person, will be under any duty to give notification of any defect or irregularity with respect to any tender of Pre-Exchange Securities for exchange, nor will any of them incur any liability for any failure to give notification. Any Pre-Exchange Securities received by the Exchange Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holder, unless otherwise provided in the letter of transmittal, promptly after the Expiration Date.

Delivery of Pre-Exchange Securities

Promptly after the date of this prospectus, the Exchange Agent will establish an account with respect to the Pre-Exchange Securities at DTC and, as book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the Pre-Exchange Securities by causing the book-entry transfer facility to transfer those Pre-Exchange Securities into the Exchange Agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of Pre-Exchange Securities requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the Expiration Date. In addition, although delivery of Pre-Exchange Securities may be effected through book-entry transfer into the Exchange Agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined above, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the Exchange Agent at its address set forth on the cover page of the letter of transmittal prior to the Expiration Date to receive Post-Exchange Securities for tendered Pre-Exchange Securities, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the Exchange Agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the Exchange Agent.

Holders of Pre-Exchange Securities who are unable to deliver confirmation of the book-entry tender of their Pre-Exchange Securities into the Exchange Agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the Exchange Agent on or prior to the Expiration Date must tender their Pre-Exchange Securities according to the guaranteed delivery procedures described below.

If you wish to tender your Pre-Exchange Securities but your Pre-Exchange Securities are not immediately available or you cannot deliver your Pre-Exchange Securities, the letter of transmittal or any other required documents to the Exchange Agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of Pre-Exchange Securities, prior to the Expiration Date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•

prior to the Expiration Date, the Exchange Agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that: (1) sets forth your name and address, the certificate number(s) of such Pre-Exchange Securities and the principal amount of Pre-Exchange Securities tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the Expiration Date, the letter of transmittal, or facsimile thereof, together with the Pre-Exchange Securities or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the Exchange Agent; and

•

the Exchange Agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered Pre-Exchange Securities in proper form for transfer or a book-entry confirmation of transfer of the Pre-Exchange Securities into the Exchange Agent’s account at DTC all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the Expiration Date.

Upon request, the Exchange Agent will send to you a notice of guaranteed delivery if you wish to tender your Pre-Exchange Securities according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of Pre-Exchange Securities at any time prior to 5:00 a.m., New York City time, on the Expiration Date.

For a withdrawal to be effective:

•	the Exchange Agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent;” or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the Pre-Exchange Securities to be withdrawn;

•	identify the Pre-Exchange Securities to be withdrawn, including the certificate numbers and principal amount of the Pre-Exchange Securities; and

•	where certificates for Pre-Exchange Securities have been transmitted, specify the name in which such Pre-Exchange Securities were registered, if different from that of the withdrawing Holder.

If certificates for Pre-Exchange Securities have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If Pre-Exchange Securities have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Pre-Exchange Securities and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any Pre-Exchange Securities so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Pre-Exchange Securities that have been tendered for exchange but that are not exchanged for any reason will be returned to their Holder, without cost to the Holder, or, in the case of book-entry transfer, the Pre-Exchange Securities will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Pre-Exchange Securities may be retendered by following the procedures described under “—Procedures for Tendering Pre-Exchange Securities” above at any time on or prior to the Expiration Date.

Exchange Agent

Wilmington Trust FSB has been appointed as the Exchange Agent for the exchange offer. Wilmington Trust FSB also acts as trustee under the Indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the Exchange Agent addressed as follows:

Notes

By Registered or Certified Mail: Wilmington Trust FSB c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626 Attention: Sam Hamed	By Facsimile Transmission: (302) 636-4139 To Confirm by Telephone or for Information Call: (302) 636-6181	By Hand Delivery or Overnight Delivery: Wilmington Trust FSB c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626 Attention: Sam Hamed

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The Company will bear the expenses of soliciting tenders of the Pre-Exchange Securities. The principal solicitation is being made by mail; additional solicitations may, however, be made by telegraph, facsimile transmission, telephone or in person by the Company’s officers and other employees and those of its affiliates.

We have not retained any broker-dealer in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We may, however, pay the Exchange Agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer.

Accounting Treatment

We will record the Post-Exchange Securities in our accounting records at the same carrying value as the Pre-Exchange Securities, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Pre-Exchange Securities under the exchange offer. The tendering Holder, however, will be required to pay any transfer taxes, whether imposed on the registered Holder or any other person, if:

•

certificates representing Pre-Exchange Securities for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of Pre-Exchange Securities tendered;

•	tendered Pre-Exchange Securities are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Pre-Exchange Securities under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering Holder.

Holders who tender their Pre-Exchange Securities for exchange will not be required to pay any transfer taxes. However, Holders who instruct us to register Post-Exchange Securities in the name of, or request that Pre-Exchange Securities not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering Holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Any Pre-Exchange Securities that are not tendered or that are tendered but not accepted will remain subject to restrictions on transfer. Since the Pre-Exchange Securities have not been registered under the Securities Act, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to read the Risk Factors set forth in this registration statement and consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Pre-Exchange Securities in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Pre-Exchange Securities that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Pre-Exchange Securities.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax consequences relating to the exchange of the Pre-Exchange Securities for Post-Exchange Securities in the exchange offer. This summary is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all of as of the date hereof, and all of which are subject to change, possibly on a retroactive basis. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following summary, and accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below.

This summary only applies to Holders that are original beneficial owners of the Pre-Exchange Securities, who purchased Pre-Exchange Securities at their original issue price for cash and that hold such Pre-Exchange Securities as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax consequences to subsequent purchasers of the Pre-Exchange Securities or the Post-Exchange Securities. It also does not purport to discuss all U.S. federal income tax consequences that may be relevant to a particular Holder in light of the Holder’s particular circumstances, nor does it address considerations that may be relevant to a Holder that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment; a person that will hold Pre-Exchange Securities as a position in a “straddle,” conversion or other integrated transaction, tax-exempt organization, S-corporation, partnership or other pass-thru entity, or an investor in an S-corporation, partnership or other pass-thru entity; certain former citizens and residents; a person who is liable for the alternative minimum tax; or a person whose “functional currency” is not the U.S. dollar. If an entity that is treated as partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you own an interest in such an entity, you should consult your tax advisor. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any possible applicability of U.S. federal gift or estate tax.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY. YOU ARE ADVISED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE, GIFT OR ALTERNATIVE MINIMUM TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

The Exchange Offer

The exchange of the Pre-Exchange Securities for the Post-Exchange Securities in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss upon the receipt of the Post-Exchange Securities in the exchange offer, your basis in the Post-Exchange Securities received in the exchange offer will be the same as your basis in the Pre-Exchange Securities immediately before the exchange, and your holding period in the Post-Exchange Securities received in the exchange offer will include your holding period in the Pre-Exchange Securities.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Post-Exchange Securities for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Post-Exchange Securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Post-Exchange Securities received in exchange for Pre-Exchange Securities where such Pre-Exchange Securities were acquired as a result of market-making activities or other trading activities. We have agreed that we will use commercially reasonable efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 180 days after the Expiration Date.

We will not receive any proceeds from any sale of Post-Exchange Securities. Post-Exchange Securities received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Post-Exchange Securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any Post-Exchange Securities. Any broker-dealer that resells Post-Exchange Securities that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such Post-Exchange Securities may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Post-Exchange Securities and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the Expiration Date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Pursuant to the registration rights agreement, we have agreed to pay all expenses incident to this exchange offer and will indemnify the Holders of the 2015 Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the Post-Exchange Securities and guarantees offered hereby will be passed upon for us by Thompson Coburn LLP.

EXPERTS

The financial statements as of March 31, 2011 and 2010 and for the fiscal years then ended, the 2011 and 2010 information in the related financial statement Schedule II, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2011, incorporated by reference in this Prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern and the report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of March 31, 2011) incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated statements of operations, comprehensive loss, shareholders’ equity (deficit) and cash flows and the related financial statement Schedule II of K-V Pharmaceutical Company and subsidiaries for the fiscal year ended March 31, 2009, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the March 31, 2009 consolidated financial statements contains an explanatory paragraph that states that the Company has suspended the shipment of all products manufactured by the Company and must comply with a consent decree with the FDA before approved products can be reintroduced to the market. Significant negative impacts on operating results and cash flows from these actions including the potential inability of the Company to raise capital; suspension of manufacturing; significant uncertainties related to litigation and governmental inquiries; and debt covenant violations raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and this registration statement, over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also access the documents referenced in this prospectus through our website www.kvpharmaceutical.com. No information available on or through our website will be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

This prospectus constitutes part of the registration statement and does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement. Each statement concerning these documents is qualified in its entirety by such reference.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information that we file with them. This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus.

This prospectus incorporates by reference the documents listed below, excluding any disclosures therein that are furnished and not filed, which we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, which was filed on June 13, 2011; and

•	our Current Reports on Form 8-K filed June 17, 2011, June 24, 2011 and July 11, 2011.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

Upon your written or oral request, we will provide at no cost to you, a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

KV Pharmaceutical Company

One Corporate Woods Drive

Bridgeton, MO 63044

Telephone: 314-645-6600

Attn: Investor Relations Department

You may also access the documents incorporated by reference in this prospectus through our website www.kvpharmaceutical.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

K-V PHARMACEUTICAL COMPANY

$225,000,000 Registered 12% Senior Secured Notes due 2015

PROSPECTUS

                    , 2011

Part II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts except for the SEC registration fee are estimates.

SEC registration fee	$26,123
Legal fees and expenses	75,000
Accounting fees and expenses	40,000
Miscellaneous	10,000

Total	$151,123

Item 14.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“Section 145”) permits indemnification by a corporation of certain officers, directors, employees and agents. Consistent therewith, Article IX of the Company’s By-Laws (“Article IX”) requires that the Company indemnify all persons whom it may indemnify pursuant thereto to the fullest extent permitted by Section 145. Article IX also provides that expenses incurred by an officer or director of the Company, in defending a civil or criminal action, suit or proceeding, may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount even if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized. Such expenses incurred by other employees and agents of the Company may also be paid upon such terms and conditions, if any, as the board of directors, legal counsel or the Company’s stockholders deem appropriate.

In addition, Article 12 of the Company’s Amended Certificate of Incorporation provides that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of (i) a breach of the director’s duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of Delaware General Corporation Law; and (iv) transactions from which the director derived an improper personal benefit.

Further, the Company has entered into indemnification agreements with certain directors and officers which requires the Company to indemnify them against certain liabilities which may arise by reason of his or her status or service as a director.

The Company maintains a policy of insurance under which the directors and officers of the Company are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers.

Item 15.	Recent Sales of Unregistered Securities.

The Company has sold within the past three years, the following securities which were not registered under the Securities Act:

Issuance of Warrants

In connection with the bridge loan issued by U.S. Healthcare I, L.L.C. and U.S. Healthcare II L.L.C. (collectively, “U.S. Healthcare”) to the Company, which loan has been repaid in full, the Company issued stock warrants to U.S. Healthcare granting them rights to purchase up to 12,587,511 shares of the Company’s Class A Common Stock (the “Initial Warrants”). The Initial Warrants have an exercise price of $1.62 per share, subject to possible standard anti-dilutive adjustment. The Company and U.S. Healthcare amended the financing arrangements on January 6, 2011 and again on March 2, 2011. In connection with the amendments and certain waivers granted by U.S. Healthcare, the Company issued additional warrants to U.S. Healthcare to purchase up to 7,450,899 shares of the Company’s Class A Common Stock, at an exercise price of $1.62 per share, and amended and restated the Initial Warrants. On February 7, 2011, the Company repaid a portion of the bridge loan with proceeds from the private placement of Class A Common Stock described below and on March 17, 2011, the Company repaid in full the remaining obligations under the bridge loan (including the payment of related premiums) with a portion of the proceeds of the offering of the Pre-Exchange Securities (and terminated the related future loan commitments). The warrants were issued in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Private Placement of Class A Common Stock

On February 17, 2011, the Company completed a private placement with a group of institutional investors of 9,950,000 shares of its Class A Common Stock at $3.25 per share to raise approximately $32.3 million of gross proceeds. The Company paid fees of approximately $1.9 million to Jefferies & Company, Inc. in connection with the private placement for services as placement agent. The shares were issued in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Private Placement of 12% Senior Secured Notes Due 2015

On March 17, 2011, the Company completed a private placement with a group of institutional investors of $225 million aggregate principal amount of 12% Senior Secured Notes due 2015, the Pre-Exchange Securities. After an original issue discount of 3%, the Company received proceeds of $218.3 million which were used to fund a first-year interest reserve totaling $27 million, repay all existing obligations to U.S. Healthcare and pay fees and expenses associated with the notes offering of approximately $10 million. The remaining proceeds, totaling approximately $120 million, are being used for general corporate purposes, including the continuing commercial launch of Makena™. The Company paid fees of approximately $8 million to Jefferies & Company, Inc. in connection with the notes offering for services as placement agent. The Pre-Exchange Securities were issued in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. This registration statement is filed in accordance with the Indenture dated March 17, 2011, signed in connection with the private placement.

Item 16.	Exhibits and Financial Statement Schedules

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference herein.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.	To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis and State of Missouri on the 8th day of July, 2011.

K-V PHARMACEUTICAL COMPANY
(Registrant)

By:	/s/ GREGORY J. DIVIS, JR.
Gregory J. Divis, Jr., President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of K-V Pharmaceutical Company, hereby severally and individually constitute and appoint Gregory J. Divis, Jr. and Thomas S. McHugh and each of them (with full power to act alone), the lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-1 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, the said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory J. Divis, Jr. Gregory J. Divis, Jr.	President and Chief Executive Officer (Principal Executive Officer)	July 8, 2011

/s/ THOMAS S. MCHUGH Thomas S. McHugh	Chief Financial Officer (Principal Financial and Accounting Officer)	July 8, 2011

/s/ GREGORY S. BENTLEY Gregory S. Bentley	Director	July 8, 2011

/s/ MARK A. DOW Mark A. Dow	Director	July 8, 2011

/s/ JOSEPH D. LEHRER Joseph D. Lehrer	Director	July 8, 2011

/s/ DAVID S. HERMELIN David S. Hermelin	Director	July 8, 2011

/s/ ANA I. STANCIC Ana I. Stancic	Director	July 8, 2011

/s/ ROBERT E. BALDINI Robert E. Baldini	Director	July 8, 2011

/s/ DAVID SIDRANSKY, M.D. David Sidransky, M.D.	Director	July 8, 2011

Exhibit Index

Exhibit No.	Description

3.1	Certificate of Incorporation of the Company, as amended through September 5, 2008, filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, is incorporated herein by reference.

3.2	By-Laws of the Company, as amended through December 29, 2009, which was filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed January 4, 2010, are incorporated herein by reference.

4.1	Certificate of Designation of Rights and Preferences of 7% Cumulative Convertible preferred stock of the Company, effective June 9, 1987, and related Certificate of Correction, dated June 17, 1987, which was filed as Exhibit 4(f) to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1987, are incorporated herein by reference.

4.2	Indenture dated as of May 16, 2003, by and between the Company and Deutsche Bank Trust Company Americas, which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed May 21, 2003, is incorporated herein by reference.

4.3	Registration Rights Agreement dated as of May 16, 2003, by and between the Company and Deutsche Bank Securities, Inc., as representative of the several Purchasers, which was filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed May 21, 2003, is incorporated herein by reference.

4.4	Promissory Note, dated March 23, 2006 between MECW, LLC and LaSalle National Bank Association, which was filed as Exhibit 99 to the Company’s Current Report on Form 8-K filed March 29, 2006, is incorporated herein by reference.

4.5	Credit Agreement, dated as of June 9, 2006, among the Company and its subsidiaries, LaSalle Bank National Association, Citibank, F.S.B. and the other lenders thereto, which was filed as Exhibit 4(g) to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, is incorporated herein by reference.

4.6	Credit and Guaranty Agreement, dated November 17, 2010, among the Company, Certain Subsidiaries of K-V Pharmaceutical Company, Various Lenders, and U.S. Healthcare I, L.L.C., filed as Exhibit 4.6 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, is incorporated herein by reference.

4.7	Pledge and Security Agreement, dated November 17, 2010, among the Company, Each of the Grantors, and U.S. Healthcare I, L.L.C., which was filed as Exhibit 4.7 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, is incorporated herein by reference.

4.8	Waiver to Credit Agreement, dated as of February 9, 2011, among the Company, U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., which was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, is incorporated herein by reference.

4.9	Amendment No. 2 to Credit Agreement, dated as of March 2, 2011, among the Company, U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., which was filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, is incorporated herein by reference.

4.10	Promissory Note (Tranche B-1 Term Loan Note N-1), dated November 17, 2010, among the Company and U.S. Healthcare I, L.L.C., which was filed as Exhibit 4.8 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, is incorporated herein by reference.

4.11	Promissory Note (Tranche B-1 Term Loan Note N-2), dated November 17, 2010, among the Company and U.S. Healthcare II, L.L.C., which was filed as Exhibit 4.9 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, is incorporated herein by reference.

4.12	Stock Warrant Purchase Agreement, dated as of February 10, 2011, by and among the Company, U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., which was filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, is incorporated herein by reference.

4.13	Restated Stock Purchase Warrant Certificate No. W-1, dated November 17, 2010, issued by the Company to U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., which was filed as Exhibit 4.10 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, is incorporated herein by reference.

Exhibit No.	Description

4.14	Restated Stock Purchase Warrant Certificate No. W-2, dated November 30, 2010, issued by the Company to U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., which was filed as Exhibit 4.11 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, is incorporated herein by reference.

4.15	Stock Purchase Warrant Certificate No. W-3 dated March 2, 2011, issued by the Company to U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., which was filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, is incorporated herein by reference.

4.16	Registration Rights Agreement, dated November 17, 2010, among the Company, U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., which was filed as Exhibit 4.12 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, is incorporated herein by reference.

4.17	Second Amended and Restated Registration Rights Agreement, dated as of March 2, 2011, by and among the Company, U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., which was filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, is incorporated herein by reference.

4.18	Securities Purchase Agreement, dated as of February 14, 2011, by and among the Company and the buyers, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 16, 2011, is incorporated herein by reference.

4.19	Registration Rights Agreement, dated February 14, 2011, by and among the Company and the Investors, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed February 16, 2011, is incorporated herein by reference.

4.20	Indenture, dated as of March 17, 2011, between the Company and Wilmington Trust FSB, as trustee, which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed March 23, 2011, is incorporated herein by reference.

4.21	Form of 12% Senior Secured Note due 2015, which was filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed March 23, 2011, is incorporated herein by reference.

4.22	Form of Purchase Agreement for the 12% Senior Secured Notes due 2015, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 23, 2011, is incorporated herein by reference.

4.23	Pledge and Security Agreement, dated as of March 17, 2011, by and among the Company, the Grantors and Wilmington Trust FSB, as collateral agent, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed March 23, 2011, is incorporated herein by reference.

5.1	Opinion of Thompson Coburn LLP regarding validity of the 12% Senior Secured Notes is filed herewith.

10.1	Lease of the Company’s facility at 2503 South Hanley Road, St. Louis, Missouri, and amendment thereto, between the Company as Lessee and Marc S. Hermelin as Lessor, which was filed as Exhibit 10(n) to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1983, is incorporated herein by reference.

10.2	Amendment to the Lease for the facility located at 2503 South Hanley Road, St. Louis, Missouri, between the Company as Lessee and Marc S. Hermelin as Lessor, which was filed as Exhibit 10(p) to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1992, is incorporated herein by reference.

10.3	Amendment to Lease dated February 17, 1997, for the facility located at 2503 South Hanley Road, St. Louis, Missouri, between the Company as Lessee and Marc S. Hermelin as Lessor, which was filed as Exhibit 10(aa) to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1997, is incorporated herein by reference.

10.4*	KV Pharmaceutical Company Fifth Restated Profit Sharing Plan and Trust Agreement dated May 31, 2010, filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, is incorporated herein by reference.

10.5*	Fourth Amendment to and Restatement, dated as of January 2, 1997, of the KV Pharmaceutical Company 1991 Incentive Stock Option Plan, which was filed as Exhibit 10(y) to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1997, is incorporated herein by reference.

10.6*	K-V Pharmaceutical Company 2001 Incentive Stock Option Plan, as amended, which was filed as Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed July 29, 2008, is incorporated herein by reference.

Exhibit No.	Description

10.7*	Form of 2001 Incentive Stock Option Plan Award Agreement for Employees, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed November 22, 2005, is incorporated herein by reference.

10.8*	Form of 2001 Incentive Stock Option Plan Award Agreement for Directors, which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed November 22, 2005, is incorporated herein by reference.

10.9*	Form of Incentive Stock Option Agreement for grants to employees pursuant to the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 6, 2009, is incorporated herein by reference.

10.10*	Form of Nonqualified Stock Option Agreement for grants to employees pursuant to the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed February 6, 2009, is incorporated herein by reference.

10.11*	Form of Nonqualified Stock Option Agreement for grants to directors pursuant to the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan, which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed February 6, 2009, is incorporated herein by reference.

10.12*	Form of Incentive Stock Option Agreement for grants to employees pursuant to the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan, which was filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, is incorporated herein by reference.

10.13*	Form of Nonqualified Stock Option Agreement for grants to employees pursuant to the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan, which was filed as Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, is incorporated herein by reference.

10.14*	Form of Nonqualified Stock Option Agreement for grants to directors pursuant to the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan, which was filed as Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, is incorporated herein by reference.

10.15*	Agreement between the Company and Marc S. Hermelin, dated December 16, 1996, with supplemental letter attached, which was filed as Exhibit 10(z) to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1997, is incorporated herein by reference.

10.16*	Amendment, dated as of October 30, 1998, to Employment Agreement between the Company and Marc S. Hermelin, which was filed as Exhibit 10(ee) to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1999, is incorporated herein by reference.

10.17*	Amendment, dated December 2, 1999, to Employment Agreement between the Company and Marc S. Hermelin, which was filed as Exhibit 10(ii) to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2000, is incorporated herein by reference.

10.18*	Amendment, dated November 5, 2004, to Employment Agreement between the Company and Marc S. Hermelin, which was filed as Exhibit 10(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, is incorporated herein by reference.

10.19*	Stock Option Agreement dated as of July 26, 2002, granting a stock option to Marc S. Hermelin, which was filed as Exhibit 10(rr) to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003, is incorporated herein by reference.

10.20*	Stock Option Agreement dated as of May 30, 2003, granting a stock option to Marc S. Hermelin, which was filed as Exhibit 10(yy) to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004, is incorporated herein by reference.

10.21*	Separation Agreement and General Release between the Company and Ronald J. Kanterman, dated as of September 2, 2009, which was filed as Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, is incorporated herein by reference.

10.22*	Consulting and Confidentiality Agreement between the Company and Ronald J. Kanterman, dated as of September 2, 2009, which was filed as Exhibit 10.31 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, is incorporated herein by reference.

Exhibit No.	Description

10.23*	Employment Agreement between the Company and David A. Van Vliet, Interim President and Interim Chief Executive Officer, dated November 23, 2009, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 25, 2009, is incorporated herein by reference.

10.24*	Employment Agreement between the Company and Gregory J. Divis, Jr., President of Ther-Rx Corporation, dated November 19, 2009, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed November 25, 2009, is incorporated herein by reference.

10.25*	Employment Agreement between the Company and Thomas S. McHugh, Chief Financial Officer, Treasurer, Chief Accounting Officer, dated July 15, 2010, which was filed as Exhibit 10.31 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, is incorporated herein by reference.

10.26**	Asset Purchase Agreement by and between the Company and VIVUS, Inc., dated as of March 30, 2007, which was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, is incorporated herein by reference.

10.27	Asset Purchase Agreement by and among the Company, Cytyc Prenatal Products Corp. and Hologic, Inc., dated as of January 16, 2008, which was filed as Exhibit 10(ii) to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, is incorporated herein by reference.

10.28	Amendment, dated January 8, 2010, to the Asset Purchase Agreement by and among the Company, Cytyc Prenatal Products Corp. and Hologic, Inc., dated as of January 16, 2008, which was filed as Exhibit 10.48 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, is incorporated herein by reference.

10.29	Form of Indemnification Agreement for directors, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed October 29, 2008, is incorporated herein by reference.

10.30*	Form of Indemnification Agreement for Interim Chief Executive Officer, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 31, 2009, is incorporated herein by reference.

10.31*	Form of Indemnification Agreement for Certain Executive Officers, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed December 31, 2009, is incorporated herein by reference.

10.32*	Form of Retention Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 5, 2009, is incorporated herein by reference.

10.33	Consent Decree of Permanent Injunction as filed in the United States District Court, Eastern District of Missouri, Eastern Division on March 2, 2009, which was filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed March 3, 2009, is incorporated herein by reference.

10.34	Plea Agreement, Guidelines Recommendations and Stipulations as filed in the United States District Court, Eastern District of Missouri, Eastern Division on March 2, 2010, which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed March 3, 2010, is incorporated herein by reference.

10.35	Settlement Agreement, dated as of June 9, 2009, among Purdue Pharma L.P., The P.F. Laboratories, Inc., Purdue Pharmaceuticals L.P. and the Company, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 10, 2009, is incorporated herein by reference.

10.36**	Patent License Agreement, dated as of June 9, 2009, among Purdue Pharma L.P., The P.F. Laboratories, Inc., Purdue Pharmaceuticals L.P. and the Company, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed June 10, 2009, is incorporated herein by reference.

10.37**	Distribution and Supply Agreement, dated as of June 9, 2009, between Purdue Pharma L.P. and the Company, which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed June 10, 2009, is incorporated herein by reference.

10.38	Asset Purchase Agreement dated as of June 2, 2010 by and among Particle Dynamics International, LLC, Particle Dynamics, Inc., Drug Tech Corporation and KV Pharmaceutical Company, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed June 8, 2010, is incorporated herein by reference.

10.39	Amendment No. 2, dated February 3, 2011, to the Asset Purchase Agreement by and among the Company, Cytyc Prenatal Products Corp. and Hologic, Inc., dated as of January 16, 2008, which was filed as Exhibit 10.1 to the Company’s Current Report filed February 8, 2011, is incorporated herein by reference.

Exhibit No.	Description

10.40	Asset Purchase Agreement dated as of June 17, 2011 by and among K-V Pharmaceutical Company, Nesher Pharmaceuticals Inc., Drug Tech Corporation, Zydus Pharmaceuticals (USA), Inc., and Zynesher Pharmaceuticals (USA) LLC, filed herewith.

12.1	Statement re Computation of Ratio of Earnings to Fixed Charges, filed herewith.

23.1	Consent of Thompson Coburn LLP is filed herewith (included in Exhibit 5.1).

23.2	Consent of BDO USA, LLP, filed herewith.

23.3	Consent of KPMG LLP, filed herewith.

24.1	Powers of Attorney - set forth on signature page hereto.

25.1	Form T-1 Statement of Eligibility of Trustee, filed herewith.

99.1	Form of Letter of Transmittal, filed herewith.

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, filed herewith.

99.3	Form of Letter to Clients, filed herewith.

99.4	Form of Notice of Guaranteed Delivery, filed herewith.

99.5	Form of Instructions from Beneficial Owner, filed herewith.

*	Management contract or compensation plan.
**	Confidential portions of this exhibit have been redacted and filed separately with the SEC pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.